                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-3665

                        7,197,066 SHARES OF COMMON STOCK
                             HALSEY DRUG CO., INC.

     This Prospectus relates to 2,590,397 shares of common stock, $.01 par value per share (the "Common Stock"), of Halsey Drug Co., Inc. (the "Company") which are held by certain shareholders (the "Selling Shareholders") of the Company. This Prospectus also relates to the issuance and sale by the Company of up to 4,606,669 shares of Common Stock (the "Underlying Shares") issuable to holders upon: (i) conversion of outstanding 10% Convertible Subordinated Debentures due in July 2000 (the "July Debentures"); (ii) conversion of outstanding 10% Convertible Subordinated Debentures due in November 2000 (the "November Debentures"); (iii) conversion of outstanding 10% Convertible Subordinated Debentures due in August 2001 (the "August Debentures" and, collectively with the July Debentures and the November Debentures, the "Debentures"); (iv) payments of interest on the August Debentures; (v) exercise of outstanding redeemable Common Stock Purchase Warrants expiring in November 2000 (the "November Redeemable Warrants"); (vi) exercise of outstanding Redeemable Common Stock Purchase Warrants expiring in August 2001 (the "August Redeemable Warrants" and, collectively with the November Redeemable Warrants, the "Redeemable Warrants"); (vii) conversion of an outstanding Convertible Promissory Note (the "Zatpack Note"); (viii) exercise of outstanding Common Stock Purchase Warrants (the "Bank Warrants"); and (ix) exercise of outstanding Common Stock Purchase Options (the "Options") (the Debentures, Redeemable Warrants, Zatpack Note, Bank Warrants and Options are sometimes referred to collectively as the "Convertible Securities"). The July Debentures were issued by the Company in connection with a July 1995 private offering, and are convertible into Common Stock for $2.00 per share, subject to adjustment, through July 17, 2000. Pursuant to their terms, the July Debentures automatically converted in Common Stock effective August 19, 1996. See "Description of Securities--Debentures". The November Debentures and November Redeemable Warrants were issued by the Company in connection with a November 1995 private offering, and are convertible and exercisable, respectively, into Common Stock for $2.50 per share, subject to adjustment, through November 29, 2000. The August Debentures and August Redeemable Warrants were issued by the Company in connection with an August 1996 private offering, and are convertible and exercisable, respectively, into Common Stock for $3.25 per share subject to adjustments, through August 6, 2001. The Zatpack Note was issued by the Company to a creditor of the Company in March 1995, and is convertible into Common Stock for $2.39 per share, subject to adjustment, through December 1, 1997. The Bank Warrants were issued by the Company from time to time to its institutional lenders, and are exercisable into Common Stock for prices ranging from $1.98 to $2.07 per share, subject to adjustment, through July 17, 2005. The Options were issued by the Company to a former director, and are exercisable into Common Stock for prices ranging from $1.94 to $4.375 per share, subject to adjustment, through various expiration dates. The holders of the Convertible Securities, together with the Selling Shareholders, are sometimes hereinafter referred to collectively as the "Selling Securityholders." See "USE OF PROCEEDS," "SELLING SECURITYHOLDERS" and "PLAN OF DISTRIBUTION".

     The Common Stock and the Underlying Shares offered (the "Offering") by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the American Stock Exchange, Inc. (the "Exchange"), including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

     The Selling Securityholders and intermediaries through whom the securities offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to such securities.

     The Company will receive all the proceeds from the issuance of shares of Common Stock upon the exercise of the Convertible Securities. No proceeds will be derived from the conversion of the Debentures and the Zatpack Note. Moreover, the Company will not receive any of the proceeds from the sale of shares of Common Stock (including the Underlying Shares) by the Selling Securityholders. Expenses of this offering, other than fees and expenses of counsel to the Selling Securityholders and selling commissions, if any, will be paid by the Company. See "Plan of Distribution."

     The Common Stock is listed on the Exchange under the symbol "HDG." On October 4, 1996, the closing sale price of the Common Stock on the Exchange was $4.25.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              ]The date of this Prospectus is October 16, 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act, for the registration under the Securities Act of the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1300, Seven World Trade Center, 14th floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.

     The Common Stock is listed on the Exchange. Reports, proxy statements and other information filed by the Company can be inspected at the Exchange.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in the Prospectus Summary and under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: changes in general economic and business conditions; loss of market share through competition; introduction of competing services by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; regulatory changes in the generic pharmaceutical manufacturing industry; regulatory obstacles to the introduction of new services that are important to the Company's growth; availability of qualified personnel; the loss of any significant customers; and other factors both referenced and not referenced in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references to the Company include Halsey Drug Co., Inc. and its subsidiaries.

     Unless otherwise indicated, the information included in this Prospectus does not give effect to the exercise of options granted or to be granted by the Company, or to the exercise or conversion of the Convertible Securities.

     Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such Statements.

                                  THE COMPANY

     Halsey Drug Co., Inc. ("Halsey"), a New York corporation established in 1935, and its subsidiaries (collectively, the "Company"), are engaged in the manufacture, sale and distribution of generic drugs. A generic drug is the chemical and therapeutic equivalent of a brand-name drug for which patent protection has expired. A generic drug may only be manufactured and sold if patents (and any additional government-granted exclusivity periods) relating to the brand-name equivalent of the generic drug have expired. A generic drug is usually marketed under its generic chemical name or under a brand name developed by the generic manufacturer. The Company sells its generic drug products under its Halsey label and under private-label arrangements with drugstore chains and drug wholesalers. While subject to the same governmental standards for safety and efficacy as its brand-name equivalent, a generic drug is usually sold at a price substantially below that of its brand-name equivalent.

     During the past several years, the Company's business has been adversely affected by the discovery of various manufacturing and record keeping problems identified with certain products manufactured at its Brooklyn, New York plant. These problems caused the Company to halt production and sale of a number of products and to establish a $2,000,000 reserve as of December 31, 1992, and a reserve of $3,875,000 in 1993 to cover estimated costs associated with inventory write-offs, recalls of the affected products and estimated additional legal expenses.

     On June 21, 1993, the Company entered into a plea agreement (the "Plea Agreement") with the United States Department of Justice (the "DOJ") to resolve the DOJ's investigation into the manufacturing and recordkeeping practices at the Company's Brooklyn plant. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of a single drug product shipped in interstate commerce and related recordkeeping violations. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000 commencing in September 1993. The Company has not remained current on such payments. Although the entire fine is currently due and payable, the Company does not have the financial resources available to pay the outstanding balance of the fine. The Company intends to pay installments of the fine to the extent funds become available for such purpose, from operations or otherwise. The Company intends to use any proceeds from the exercise of the Bank Warrants, Redeemable Warrants and Options to reduce amounts outstanding under its Credit Agreement with its banks, and not to pay the fine. See "Legal Proceedings--Government Consent Decrees." There can be no assurance that the DOJ will not move to seize the Company's assets as a result of the Company's failure to pay the fine on a timely basis. If the DOJ took such action, investors purchasing the shares offered hereby likely would lose their entire investment in the Company. See "Risk Factors."

     On June 29, 1993, the Company entered into a consent decree with the United States Attorney for the Eastern District of New York on behalf of the Food & Drug Administration (the "FDA") that resulted from the FDA's investigation into the Brooklyn plant's compliance with the FDA's Current Good Manufacturing Practice ("CGMP") regulations. Under the terms of the consent decree, the Company was enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Brooklyn plant until the Company established, to the satisfaction of the FDA, that the methods used in, and the facilities and controls to be used for, manufacturing, processing, packing, labeling and holding any drug, are established, operated, and administered in conformity with the Federal Food, Drug, and Cosmetic Act and all CGMP regulations. The Company, however, was permitted under the terms of the consent decree to manufacture and ship from the Brooklyn plant certain identified solid dosage drug products ("the "Brooklyn Solid Dosage Products") provided that it meet certain conditions set forth in the consent decree. The Company has complied with these conditions and is currently manufacturing and shipping Brooklyn Solid Dosage of Products. See "Legal Proceedings--Government Consent Decrees."

     The Company conducts research and development activities at its Brooklyn and Indiana facilities. The Company's research and development activities consist primarily of new generic drug product development efforts and manufacturing process improvements, as well as the development for sale of new chemical products. There can be no assurance that the FDA will grant the requisite approvals for any such product introductions. Moreover, as a result of the FDA investigation and consent decree and the concommitant reduction of the Company's operations, the Company's research and development activities have been significantly reduced from prior levels. Although the Company currently is increasing its research and development efforts, and utilized a portion of the proceeds from the sale of the Debentures and the Redeemable Warrants in connection therewith (see "The Private Offerings"), there can be no assurance that the Company will continue to have the resources available to fund its research and development program. See "Risk Factors."

     The Company's principal executive offices are located at 1827 Pacific Street, Brooklyn, New York 11233, and its telephone number is 718/467-7500.

                                  THE OFFERING

Securities Offered Hereby...........  7,197,066 shares of Common Stock. As of the date of this Prospectus, the
                                      Selling Securityholders own 2,590,397 of such shares, while 4,606,669 shares are issuable to the Selling Securityholders upon the conversion or exercise of the outstanding Convertible Securities. See "Description of
                                      Securities."
Common Stock to be Outstanding after
  the Offering......................  15,735,022 shares(1)(2)
Use of Proceeds.....................  The Company will receive all of the proceeds from the exercise, of which there can be no assurance, of the Bank Warrants, the Redeemable Warrants and the Options, or approximately $1,936,000. Such proceeds will be used by the Company for repayments of amounts outstanding under the Company's
                                      Credit Agreement with its banks. None of the proceeds from the sale of shares of Common Stock offered hereby by the Selling Securityholders
                                      (including the Underlying Shares) will go to the Company. See "Use of
                                      Proceeds."
Risk Factors........................  The securities offered hereby involve a high degree of risk. See "Risk
                                      Factors."
American Stock Exchange Symbol
Common Stock........................  HDG

---------------
(1) Excludes shares of Common Stock issuable upon the exercise of currently exercisable options granted under the Company's 1984 Stock Option Plan and the 1995 Stock Option and Restricted Stock Purchase Plan (the "1995 Stock Option Plan" and together with the 1984 Stock Option Plan, the "Option Plans") and 474,603 treasury shares. Excludes shares of Common Stock issued upon exercise of options under the Option Plans after August 12, 1996.

(2) Includes 4,606,669 shares of Common Stock issuable upon conversion or exercise of outstanding Convertible Securities, 525,000 shares of Common Stock issued in April, May and June 1996 upon exercise of Redeemable Warrants (including certain Redeemable Warrants issued in June 1995) and 1,540,000 shares of Common Stock issued upon conversion of July Debentures in September 1996.

                         SUMMARY FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

     The following table sets forth summary financial information concerning the Company derived from the Consolidated Financial Statements of the Company as of
(i) December 31, 1995 and 1994 and as of and for each of the three years ended December 31, 1995, 1994 and 1993 and (ii) as of June 30, 1996 and 1995 and as of and for each of the six month periods ended June 30, 1996 and 1995, appearing elsewhere in this Prospectus. The Consolidated Financial Statements as and for the six month periods ended June 30, 1996 and 1995 are unaudited. The summary financial information as of and for the years ended December 31, 1992 and 1991 are derived from the audited Consolidated Financial Statements of the Company not presented herein. This information should be read in conjunction with such Consolidated Financial Statements, including the Notes thereto. See "Financial Statements."

                                 SIX MONTHS ENDED
                                     JUNE 30,                                 YEAR ENDED DECEMBER 31,
                            --------------------------  --------------------------------------------------------------------
                                1996        1995(1)       1995(1)         1994          1993          1992          1991
                            ------------  ------------  ------------  ------------  ------------  ------------  ------------
SELECTED OPERATING DATA:
Net Sales.................  $      7,643  $     11,756  $     20,225  $     24,182  $     36,024  $     49,868  $     37,462
Income (loss) before
  taxes, minority interest
  and cumulative effect of
accounting change.........  $     (4,749) $      1,504  $     (3,807) $     (5,767) $    (13,326) $      2,019  $      3,104
Net Income (Loss).........  $     (4,749) $      1,208  $     (4,103) $     (5,767) $    (10,903) $        928  $      1,727
Income (loss) per common
share.....................  $       (.47) $        .15  $       (.52) $       (.80) $      (1.57) $        .13  $        .26
Weighted average common
  and common share
  equivalents
outstanding...............    10,179,172     7,884,986     7,886,101     7,173,908     6,954,713     7,157,871     6,579,061

                                                                                              JUNE 30, 1996
                                                                                         ------------------------
                                                                                                         AS
                                                                                         ACTUAL(1)   ADJUSTED(2)
                                                                                         ---------  -------------
BALANCE SHEET DATA:
Working capital (deficiency)...........................................................  $ (10,378)  $     1,026
Total Assets...........................................................................  $  17,842   $    19,820
Total Liabilities......................................................................  $  22,575   $    12,304
Stockholders' equity...................................................................  $  (4,733)  $     7,516

---------------

(1) The financial statements for the year ended December 31, 1995 and the six months ended June 30, 1995 have been restated with respect to the gain recognized on the sale of assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--and Note I of Notes to Consolidated Financial Statements.

(2) Adjusted to give effect to the issuance of 6,146,669 shares of Common Stock at June 30, 1996 upon the conversion and/or exercise of the Convertible Securities, of which 525,000 were exercised in April, May and June 1996. Also includes 25,397 KCI Shares and the conversion of the Zatpack Note into approximately 682,000 shares. See "Business--Other Transactions" and "Certain Transactions."

                                  RISK FACTORS

     Prospective purchasers of the securities offered hereby should carefully consider the following factors, as well as the information contained elsewhere in this Prospectus.

NEED FOR ADDITIONAL FINANCING AND CAPITAL RESOURCES

     The Company believes that the net proceeds derived by it from a private offering of its securities in August 1996 (see "The Private Offerings"), together with funds from operations, will be sufficient to satisfy the Company's contemplated cash requirements through December 31, 1996. The Company currently has insufficient resources to satisfy all of its contemplated cash requirements for the 12 month period following December 31, 1996. For example, the Company's Credit Agreement with its banks matures on December 31, 1996, at which time the Company will be required to repay all outstanding principal plus any accrued interest, or approximately $3,195,000 of principal plus unpaid interest. If all of the Bank Warrants, Redeemable Warrants and Options are exercised, of which there can be no assurance, the Company intends to use the entire proceeds thereof (a maximum of approximately $1,936,000) to reduce amounts outstanding under the Credit Agreement. Accordingly, any such proceeds would not be available for other purposes. In addition, pursuant to the Plea Agreement with the DOJ, the Company is required to satisfy a $2,500,000 fine by making quarterly payments of $125,000. As of the date of this Prospectus, $2,160,000 of the fine remains outstanding. Two installments of $125,000 each and additional amounts totaling $100,000 have been paid to date. Pursuant to the terms of the Plea Agreement the entire fine is currently due and payable. Accordingly, the entire amount of the settlement has been classified as current. As of the date of this Prospectus no action has been initiated to require the Company to pay the entire outstanding amount of the fine, although the DOJ could take such action (including, but not limited to, an action to seize the Company's assets) at any time. If amounts outstanding under the Credit Agreement are not repaid on the maturity thereof, the banks whose debt is secured by assets of the Company could foreclose on substantially all Company assets. If the DOJ or the banks seized the Company's assets for non-payments of the obligations due them, investors purchasing the shares offered hereby could lose their entire investment in the Company.

     The Company will require additional funding to meet its obligations under the Credit Agreement on the maturity date thereof (approximately $3,195,000, plus unpaid interest), the Plea Agreement (approximately $2,100,000) and its other operating expenses. Although the Company is seeking additional debt and/or equity financing, the Company has not entered into any arrangements to obtain such financing, and there can be no assurance that the Company will be able to obtain such financing on commercially acceptable terms. The unavailability of additional funding could prevent or delay the continued development and marketing of the Company's products and could require the Company to curtail its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT WITH DISCLOSURE OF GOING CONCERN ISSUE

     The report of the Company's independent certified public accountants, which is included herein, contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern are, the loss incurred by the Company of approximately $4,103,000 during the year ended December 31, 1995; the Company's working capital deficiency of approximately $7,393,000 at that date; the expiration of the Credit Agreement on March 31, 1996 (the term of which was subsequently extended to December 31, 1996); and the uncertainties concerning the FDA consent decree and the ongoing inquiry by the Commission. See Note A of Notes to Consolidated Financial Statements. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" for management's discussion of the Company's financial condition at December 31, 1995 and June 30, 1996.

DEPENDENCY ON PRODUCT DEVELOPMENT

     The Company historically has manufactured and sold a broad range of prescription and over-the-counter drug products. The Company's future success will be largely dependent on its ability to develop, manufacture and market commercially viable generic pharmaceutical products.

     In October 1991, the FDA suspended review of all of the parent company's (i.e., Halsey's) applications for new drug approvals. It is unlikely that Halsey will receive any new approvals to market any generic drugs from the FDA in 1996, and the Company is unable to predict with reasonable certainty when the FDA suspension will be lifted. See "Legal Proceedings."

     The Company's wholly-owned Houba subsidiary is not subject to the FDA suspension, and is preparing ANDAs for submission to the FDA for its review. Houba does not anticipate receiving approvals to market new products from the FDA during 1996.

     Development activities for each new generic drug product begin several years in advance of the patent expiration date of the brand-name drug equivalent. This is because the profitability of a new generic drug usually depends on the ability of the Company to obtain FDA approval to market that drug product upon or immediately after the patent expiration date of the equivalent brand-name drug so that the Company will be among the first to market the new generic drug product. As other off-patent drug manufacturers receive FDA approvals on competing products, prices and revenues typically decline. Accordingly, the Company's ability to attain profitable operations depends on the Company's ability to develop and introduce new products, the resumption of FDA review of the Company's application for new drug approvals at its Brooklyn plant, the timing of FDA approval of such products and the number and timing of FDA approvals for competing products.

GOVERNMENTAL REGULATION

     The development, manufacture and sale of pharmaceutical products are subject to strict regulation and approval by the federal government, principally the FDA, and, to a lesser extent, by state and local governments. The process of obtaining regulatory approval is rigorous, time consuming and costly. There can be no assurance that the Company will obtain necessary approvals on a timely basis, if at all. Delays in receiving regulatory approvals would adversely affect the Company's ability to market products commercially. Product approvals by the FDA may be withdrawn if compliance with regulatory standards is not maintained or if problems relating to the products are experienced after the initial approval.

HEALTHCARE REFORM

     Several legislative proposals to address the rising costs of healthcare have been introduced in Congress and several state legislatures. Many of such proposals include various insurance market reforms, the requirement that businesses provide health insurance coverage for all their employees, significant reductions in the growth of future Medicare and Medicaid expenditures, and stringent government cost controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other healthcare providers. Such proposals could adversely affect the Company's business by, among other things, reducing the demand, and the prices paid, for pharmaceutical products such as those produced and marketed by the Company. Additionally, other developments, such as (i) the adoption of a nationalized health insurance system or a single payor system, (ii) changes in needs-based medical assistance programs, or (iii) greater prevalence of capitated reimbursement of healthcare providers, could adversely affect the demand for the Company's products.

COMPETITION

     The Company competes in varying degrees with numerous companies in the healthcare industry, including other manufacturers of generic drugs (among which are several major pharmaceutical companies) and manufacturers of brand-name drugs. Many of the Company's competitors have substantially greater financial and other resources and are able to expend more money and effort than the Company in areas such as marketing and product development. Although a company with greater resources will not necessarily receive FDA approval for a particular generic drug before its smaller competitors, relatively large research and development expenditures enable a company to support many FDA applications simultaneously, thereby improving the likelihood of being among the first to obtain approval of at least some generic drugs.

     One of the principal competitive factors in the generic pharmaceutical market is the ability to introduce generic versions of brand-name drugs promptly after a patent expires. The Company believes that it will be at a competitive disadvantage until the FDA resumes review of Abbreviated New Drug Applications ("ANDAs") submitted by the Company's Brooklyn plant. See "Legal Proceedings-Government Consent Decrees." Other competitive factors in the generic pharmaceutical market are price, quality and customer service (including maintenance of sufficient inventories for timely deliveries).

ALTERNATE SOURCES OF RAW MATERIALS; POSSIBLE SHORTAGES

     The raw materials essential to the Company's business are bulk pharmaceutical chemicals purchased from numerous sources. Raw materials are generally available from several sources. During 1995, the Company purchased a substantial amount of its raw materials from Mallinckrodt Chemical, Inc. (Mallinckrodt Chemical, Inc. and/or its affiliates are hereafter referred to as "Mallinckrodt"). If the Company became unable to continue to purchase raw materials from this supplier, there can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms from alternate suppliers, which could have a material adverse effect on the Company. In addition, the federal drug application process requires specification of raw materials suppliers. If raw materials from a supplier specified in a drug application were to become unavailable on commercially acceptable credit terms, FDA supplemental approval of any new supplier would be required. In 1994, one of the Company's suppliers filed a Chapter 11 petition under the United States Bankruptcy Code. The supplier continues to supply the Company but there can be no assurance it will continue to do so. See "Business--Products and Product Developments--Acquisitions." In view of the FDA consent decree and the suspension of review of the Company's ANDAs by the FDA, the Company would be unable to obtain FDA supplemental approval at the Brooklyn plant for a new supplier.

     The United States Drug Enforcement Administration (the "DEA") limits the quantity of the Company's inventories of certain raw materials used in the production of controlled substances based on historical sales data. These limitations could increase the likelihood of raw material shortages and of manufacturing delays in the event the Company was required to find new suppliers of these raw materials.

HISTORICAL LOSSES AND ACCUMULATED DEFICIT

     The Company has had net losses in each of the last three years of its operation and in the six months ended June 30, 1996. For the years ended December 31, 1995, 1994 and 1993, the Company had net losses of $4,103,000, $5,767,457 and $10,902,760, respectively. For the six months ended June 30, 1996, the Company had a net loss of $4,749,000. At December 31, 1995, the Company had an accumulated retained earnings deficit of $14,989,000, and at June 30, 1996, the Company had an accumulated retained earnings deficit of $19,738,000.

LIMITED PROCEEDS

     The Company will not receive any proceeds from this Offering except in connection with the exercise of the Bank Warrants, the Redeemable Warrants and the Options, and there can be no assurance that any of such securities will be exercised by the holders thereof. The Company currently intends to utilize a significant portion of any such proceeds to reduce amounts outstanding under the Company's Credit Agreement with its banks. Accordingly, such proceeds, if any, will not be available for other purposes. None of the proceeds from the sale of shares of Common Stock offered hereby by the

Selling Securityholders (including the Underlying Shares) will go to the Company. See "Use of Proceeds."

NO DIVIDENDS

     The Company has not declared and paid cash dividends on its Common Stock in the past, and the Company does not anticipate paying any cash dividends in the foreseeable future. Certain of the Company's debt instruments prohibit the payment of cash dividends. Earnings, if any, will be retained to finance the Company's operations and to expand its business. See "Dividend Policy."

CONTINUED EXCHANGE LISTING

     In April 1995, the Exchange halted trading in the Common Stock because (i) the Company was late in filing its Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K") and (ii) the Company had not fully satisfied the Exchange's financial guidelines for continued listing of the Common Stock in that it had shareholders' equity of less than $2,000,000 and had sustained net losses in two of its three most recent fiscal years. Although trading resumed on May 16, 1995, there is no assurance that such listing will continue. While the Company has timely filed its various periodic reports with the Commission for over the last 12 months, the Company still does not meet the Exchange's financial guidelines since it has shareholders' equity of less than $4,000,000 and has sustained net losses in three of its four most recent fiscal years. If the Common Stock should become delisted from the Exchange, trading, if any, in the Common Stock would then continue to be conducted in the over-the-counter market on the Nasdaq Small-Cap market (if the Common Stock qualifies for inclusion therein), on the OTC Bulletin Board, an NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock ceases to be quoted on the Exchange or is not qualified for inclusion on the Nasdaq Small-Cap market and the Company fails to meet certain other criteria, the Common Stock would be subject to a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, if the Company's securities were no longer listed on the Exchange or were not quoted on Nasdaq, the rule may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell the Underlying Shares in the secondary market.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO ISSUE UNDERLYING SHARES

     The Company will be able to issue Underlying Shares upon conversion or exercise of the Convertible Securities only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states or an exemption from any such qualification is available. Although the Company has undertaken to maintain such a current prospectus and intends to seek to qualify the Underlying Shares for sale in applicable jurisdictions, there is no assurance that it will be able to do so. See "Description of Securities."

DEPENDENCE ON CERTAIN CUSTOMERS AND PRODUCTS

     The Company sells its products to a large number of customers who are primarily drug store chains and wholesalers. These customers are not concentrated in any particular region. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. During 1995, the Company had net sales to two customers in excess of 10% of total sales. Such customers accounted for 25% and 11% of total sales, respectively. During 1994, the Company had net sales to three customers in excess of 10% of total sales, each aggregating 12% of total sales. During 1993, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 12% of total sales. Balances due from these customers were approximately 25%, 7% and 14% of total accounts receivable at December 31, 1995, 1994 and 1993, respectively. The Company believes that the loss of any of these customers could have a material adverse effect on the Company.

     In March 1995, the Company sold its Oxycodone with Acetaminophen Tablet business ("Tablets ANDA") to Mallinckrodt. In connection with the sale of the Tablets ANDA the Company has granted to Mallinckrodt an option to purchase the Company's ANDA for Oxycodone with Acetaminophen Capsules ("Capsule ANDA") business.

     In connection with the sale of the Tablets ANDA business the Company continues to manufacture certain tablets on behalf of Mallinckrodt. Revenues from such manufacturing comprised 7.7% of the Company's revenues in 1995. Mallinckrodt may terminate the manufacturing arrangement in March 1997. In any event the manufacturing arrangement terminates by its terms in March 1998, after which date Mallinckrodt may conduct the Tablets ANDA business without the Company's involvement. See "Business--Dispositions." Moreover, if Mallinckrodt exercises the option associated with the Capsule ANDA, the Company may lose all revenues associated from that business, after an initial period in which it manufactures Capsules for Mallinckrodt. See "Business--Dispositions."

     In connection with its purchase of the Tablets ANDA, Mallinckrodt agreed to pay $1,000,000 of the purchase price when the Company receives general clearance from the FDA for unrestricted operations at its Brooklyn facility and written notice from the FDA that the Company is in compliance with certain provisions of the consent decree. If the Company does not receive such general clearance and written notification from the FDA, of which there can be no assurance, the Company will not realize the full value of the sale of its Tablets ANDA business to Mallinckrodt. See "Business-- Products and Product Development--Dispositions" for a description of the Company's transaction with Mallinckrodt.

COMMISSION INVESTIGATION; POSSIBLE ADMINISTRATIVE PROCEEDING

     In November 1993, the staff (the "Staff") of the Commission requested that the Company provide to the Commission, on a voluntary basis, information and documents regarding the ingredients and filings relating to several drugs manufactured and sold by the Company. The Staff advised the Company that the inquiry related to public information disseminated by the Company and trading in the Company's securities during the period August 1987 through July 1993. The Company is cooperating with the Staff and has made available various documents. In addition, officers and directors of the Company have testified before the Staff. On October 24, 1995, the Staff informed the Company that it would recommend that the Commission authorize the institution of an administrative proceeding pursuant to Section 21C of the Exchange Act against the Company. The proposed action would allege that the Company's December 31, 1990 and December 31, 1991 Annual Reports on Form 10-K and March 31, 1991, June 30, 1991, September 30, 1991, March 31, 1992, June 30, 1992, and September 30, 1992
quarterly reports on Form 10-Q were materially false and misleading. On August 14, 1996, the Staff forwarded to counsel for the Company an Offer of Settlement relating to the administrative proceeding. The Offer of Settlement requires Halsey to "cease and desist from committing or causing any violation and any future violation of Section 17(a) of the Securities Act, Sections 10(b) and 13(a) of the Exchange Act, and Rules 10b-5, 12b-20, 13a-1, and 13a-13 thereunder." If the Offer of Settlement is approved by the Commission, the Company will not be required to pay any additional fines. See "Legal Proceedings--Other Governmental Proceedings."

MARKET OVERHANG FROM OPTIONS, WARRANTS AND CONVERTIBLE NOTES

     Immediately after the Offering, the Company will have outstanding a number of options, warrants and convertible promissory notes, including the Convertible Securities described herein. To the extent that such stock options, warrants or convertible promissory notes are exercised or converted, as the case may be, the equity interests of the Company's current stockholders will be diluted. Moreover, the terms upon which the Company may be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options, warrants and convertible promissory notes can be expected to exercise or convert them, as the case may be, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options, warrants and convertible promissory notes. Further, the sale of Common Stock or other securities held by or issuable to the holders of such options, warrants and convertible promissory notes, including the Underlying Shares offered hereby, or merely the potential of such sales, could have an adverse effect on the market price of the Company's Common Stock.

LIMITATION ON FUTURE INDEBTEDNESS

     Pursuant to the terms of the Debentures, the Company is limited as to the type of future indebtedness it may incur. Other than trade indebtedness and purchase money indebtedness, the Company may only borrow from banks and other financial institutions. To the extent such borrowing is senior to the Debentures, the Company is limited in the amount of such indebtedness it may incur. See "The Private Offerings--General."

RIGHT OF FIRST REFUSAL

     The Company has granted the purchasers of the November Debentures and the August Debentures, collectively, a right of first refusal with respect to future equity sales by the Company. As a result, the Company may in the future have difficuly attracting new investors because investors' offers to purchase equity securities will be subject to such right of first refusal. See "The Private Offerings."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market for the Company's Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions (which may be unrelated to the Company's operation and/or performance). See "Stock Price and Dividend Policy."

CONTROL OF THE COMPANY

     Several persons beneficially own over 5% of the Common Stock of the Company. One person controls 26.2% of the Common Stock. Some of such persons acting alone or together could control or strongly affect the votes of shareholders for directors of the Company. In addition, holders of the November and August Debentures are entitled to nominate a total of four persons to the Board of Directors of the Company, which Board shall consist of no more than seven members. See "Principal Shareholders" and "The Private Offerings."

                             THE PRIVATE OFFERINGS

THE JULY PRIVATE OFFERING

     The Company consummated a private offering (the "July Private Offering") of 408 units of securities on July 18, 1995 for an aggregate purchase price of $4,080,000. Each unit consisted of (i) a July Debenture in the principal amount of $10,000 issued at par and (ii) 750 redeemable Common Stock purchase warrants ("July Redeemable Warrants").

     The July Debentures were to become due and payable as to principal five years from the date of issuance. Interest, at the rate of 10% per annum, was payable on a quarterly basis. The July Debentures were convertible at any time after issuance into Underlying Shares at a conversion price (the "Conversion Price") of $2.00 per share, subject to adjustment.

     The July Debentures automatically converted into Common Stock, pursuant to their terms, effective August 19, 1996, and interest ceased to accrue thereon after such date. In September 1996 $3,080,000 principal amount of July Debentures were physically presented to the Company for conversion, and 1,540,000 shares of Common Stock were issued upon the conversion thereof. See "Description of Securities--Debentures--Conversion."

     Each July Redeemable Warrant entitled the holder to purchase one Underlying Share for $2.00 during the five year period commencing on the date of issuance. The July Redeemable Warrants were redeemable by the Company at a price of $.01 per Warrant at any time commencing one year after issuance, upon not less than 30 days prior written notice, if the last sale price of the Common Stock on the Exchange following such one year anniversary equals or exceeds $2.00 per share, subject to adjustment, for the 20 consecutive trading days ending on the third day prior to the notice of redemption to holders. All July Redeemable Warrants were exercised during April, May and June 1996.

THE NOVEMBER PRIVATE OFFERING

     The Company consummated a private offering (the "November Private Offering") of 366 units on November 29, 1995 for an aggregate purchase price of $3,660,000. Each unit consisted of (i) a November Debenture in the principal amount of $10,000 issued at par and (ii) 600 November Redeemable Warrants.

     The November Debentures will become due and payable as to principal five years from the date of issuance. Interest, at the rate of 10% per annum, is payable on a quarterly basis. The November Debentures are convertible at any time after issuance into Underlying Shares at a Conversion Price of $2.50 per share, subject to adjustment.

     Each November Redeemable Warrant entitles the holder to purchase one Underlying Share for $2.50 during the five year period commencing on the date of issuance. The November Redeemable Warrants are redeemable by the Company at a price of $.01 per Warrant at any time commencing one year after issuance, upon not less than 30 days prior written notice, if the last sale price of the Common Stock on the Exchange following such one year anniversary equals or exceeds $2.50 per share, subject to adjustment, for the 20 consecutive trading days ending on the third day prior to the notice of redemption to holders.

THE AUGUST PRIVATE OFFERING

     As of August 6, 1996, the Company consummated an additional private offering (the "August Private Offering" and, collectively with the July and November Private Offerings, the "Private Offerings") of 250 units for an aggregate purchase price of $2,500,000. Each unit consisted of (i) an August Debenture in the principal amount of $10,000 issued at par and (ii) 461 August Redeemable Warrants.

     The August Debentures will become due and payable as to principal five years from the date of issuance. Interest, at the rate of 10% per annum, is payable on a quarterly basis. Holders of August Debentures may elect to have interest paid in Common Stock, at an issuance price of $3.25 per share. The August Debentures are convertible at any time after issuance into shares of Common Stock at a Conversion Price of $3.25 per share, subject to adjustment.

     Each August Redeemable Warrant entitles the holder to purchase one Underlying Share for $3.25 during the five year period commencing on the date of issuance. The August Redeemable Warrants are redeemable by the Company at a price of $.01 per Warrant at any time commencing one year after issuance, upon not less than 30 days prior written notice, if the last sale price of the Common Stock on the Exchange following such one year anniversary equals or exceeds $3.25 per share, subject to adjustment, for the 20 consecutive trading days prior to the notice of redemption to holders.

GENERAL

     Pursuant to the terms of Debentures, other than trade indebtedness and purchase money indebtedness, the Company may only borrow from banks and other financial institutions. Pursuant to the terms of the July Debentures only up to $5,522,000 over a base amount of bank indebtedness of $3,278,000 in debt which is senior to the July Debentures may be incurred from banks or other financial institutions. Pursuant to the terms of the November Debentures up to $6,722,000 over a base amount of bank indebtedness of $3,278,000 in debt which is senior to the November Debentures may be incurred from banks or other financial institutions. Pursuant to the terms of the August Debentures up to $5,405,000 over a base amount of bank indebtedness of $4,595,000 in debt which is senior to the August Debentures may be incurred from banks or other financial institutions. This amount includes an existing $1,200,000 secured note issued to Mallinckrodt.

     The holders of the Debentures and the Redeemable Warrants and the shares underlying such instruments are entitled to demand that the Company register the shares underlying their securities and also may participate in a registration by the Company of its securities.

     Holders of the November and August Debentures and any shares into which such Debentures are converted have a right of first refusal while the November and August Debentures remain outstanding to participate in any offering of securities by the Company to the extent the gross proceeds from such offering, or series of offerings in a twelve month period, exceed $200,000.

     Subscriptions for units were solicited by management of the Company on a 'best efforts' basis. HKS & Co., Inc. ("HKS") assisted the Company in the Private Offerings. For its services, the Company paid HKS consideration valued at $517,000, and reimbursed HKS in the amount of approximately $65,000 for its expenses. HKS is a Selling Securityholder in connection with the Offering described herein. See "Selling Securityholders." HKS may receive a fee in connection with the exercise of Redeemable Warrants.

     The net proceeds of the Private Offerings were approximately $9,143,000. The Company utilized $1,100,000 of such proceeds to repurchase 500,000 shares of Common Stock (the "RPI Shares") from a former stockholder of the Company. See "Certain Transactions." The Company used approximately an additional $1,000,000 of such net proceeds to repay a portion of its bank debt, and expenses associated therewith. The Company utilized the balance of the net proceeds of the Private Offerings for the following purposes: for working capital; for the purchase of equipment; for research and development expenses; and for registration of the Underlying Shares pursuant to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

     The only proceeds to be received by the Company from this Offering will be derived from the exercise of the Bank Warrants, the Redeemable Warrants and the Options. There can be no assurance that any of such securities will be exercised. If all of the outstanding Bank Warrants, Redeemable Warrants and Options are exercised, the net proceeds to the Company will be approximately $1,936,000. The proceeds from the exercise of the outstanding Bank Warrants, Redeemable Warrants and Options, if any, will be used to repay amounts outstanding under the Company's Credit Agreement with its banks.

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered hereby (including the Underlying Shares) by the Selling Securityholders.

                                    DILUTION

     At June 30, 1996, the Company's net tangible book value (deficiency) per share was $(.58). "Net tangible book value (deficiency) per share" represents total tangible assets minus total liabilities divided by the total number of shares outstanding. The table below sets forth dilution to shareholders purchasing shares of Common Stock being offered hereby (including Underlying Shares) from the Selling Securityholders at $4.50, the closing sale price of the Common Stock on the Exchange on September 6, 1996.

Assumed offering price per share                                                                              $    4.50
  Net Tangible Book Value (deficiency) per Share before the Offering and before conversion of the  $    (.58)
Convertible Securities...........................................................................
  Increase in Net Tangible Book Value per share attributable to issuance of 6,146,669 Underlying   $    1.04
     Shares upon exercise or conversion of Convertible Securities................................
Pro forma net tangible book value per share after the Offering...................................                   .46
Dilution of net tangible book value per share to new shareholders................................                  4.04

                                 CAPITALIZATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth the capitalization of the Company at June 30, 1996 and as adjusted to give effect to the issuance of the KCI Shares and the conversion or exercise of the Convertible Securities as of such date, the application of the estimated net proceeds derived therefrom as described under "Use of Proceeds" and the payment of the expenses of this Offering (which are estimated to be approximately $200,000). This table should be read in conjunction with the Company's Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                                                                               JUNE 30, 1996
                                                                                          -----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                          ----------  -----------
Current liabilities.....................................................................  $   19,928      11,104
Long term debt, less current portion....................................................       2,647       1,200
Stockholders' equity (deficiency):
Common stock, $.01 par value, 20,000,000 shares authorized; 9,582,354(1) shares issued
and outstanding; 15,735,022 shares as adjusted(2)(3)....................................          95         153
Additional paid in capital..............................................................      15,954      28,145
Retained earnings (deficit).............................................................     (19,738)    (19,738)
                                                                                          ----------  -----------
                                                                                              (3,689)      8,560
Less: Treasury Stock--at cost (474,603 shares)..........................................      (1,044)     (1,044)
                                                                                          ----------  -----------
Total stockholders' equity (deficit)....................................................      (4,733)      7,516
                                                                                          ----------  -----------
Total capitalization....................................................................  $   (2,086)      8,716
                                                                                          ----------  -----------
                                                                                          ----------  -----------

(1) Includes 474,603 treasury shares.

(2) Includes 30,000 shares of Common Stock issuable upon exercise of an Option held by a former director, 681,737 shares issuable upon conversion of the Zatpack Note at December 31, 1995, 699,696 shares of Common Stock issuable upon exercise of the Bank Warrants, 4,273,232 shares of Common Stock issuable upon conversion of Debentures, 346,154 shares of Common Stock issuable in payments of interest on August Debentures and 640,850 shares of Common Stock issuable upon exercise of the Redeemable Warrants.

(3) Excludes shares issuable upon the exercise currently exercisable options under the Company's Option Plans.

                        STOCK PRICE AND DIVIDEND POLICY


     The Company's Common Stock is listed on the Exchange under the symbol "HDG". Set forth below for the periods indicated are the high and low sales prices for the Common Stock as reported on the Exchange. The last reported sale price of the Common Stock on October 4, 1996 was $4.25 per share.

     AMERICAN STOCK EXCHANGE                                                                              HIGH             LOW
------------------------------------------------------------------------------------------------  --------------------  ---------
1996 FISCAL YEAR
First Quarter...................................................................................          7  3/4                3
Second Quarter..................................................................................          7  1/4                4
Third Quarter...................................................................................          5  7/8                4
Fourth Quarter (through October 4, 1996)........................................................          4  3/8                4

1995 FISCAL YEAR
First Quarter...................................................................................          2  1/2                1
Second Quarter..................................................................................          3  1/16               1
Third Quarter...................................................................................          4  1/4                1
Fourth Quarter..................................................................................          4  1/4                3

1994 FISCAL YEAR
First Quarter...................................................................................          5  3/8                3
Second Quarter..................................................................................          4  1/2                2
Third Quarter...................................................................................          4                     2
Fourth Quarter..................................................................................          3  13/16              1

     AMERICAN STOCK EXCHANGE
1996 FISCAL YEAR
First Quarter...................................................................................  5/8
Second Quarter..................................................................................  7/8
Third Quarter...................................................................................
Fourth Quarter (through October 4, 1996)........................................................  1/4
1995 FISCAL YEAR
First Quarter...................................................................................  7/8
Second Quarter..................................................................................  1/4
Third Quarter...................................................................................  3/4
Fourth Quarter..................................................................................  5/16
1994 FISCAL YEAR
First Quarter...................................................................................  1/8
Second Quarter..................................................................................  11/16
Third Quarter...................................................................................  1/8
Fourth Quarter..................................................................................  9/16

------------------------------------------------------------------------------------------------

     There were approximately 1,021 holders of record of the Common Stock as of September 6, 1996. This number, however, does not reflect the ultimate number of beneficial holders of the Company's Common Stock.

     In April 1995, the Exchange halted trading in the Common Stock because the Company (i) was late in filing the 1994 Form 10-K and (ii) had not fully satisfied the Exchange's financial guidelines for continued listing of the Common Stock in that it had shareholders' equity of less than $2,000,000 and had sustained net losses in two of its three most recent fiscal years. Although trading resumed on May 16, 1995, there is no assurance that such listing will continue. The Company currently does not meet the Exchange's financial guidelines for continued listing, since it has shareholders' equity of less than $4,000,000 and has sustained net losses in three of its four most recent fiscal years. See "Risk Factors."

     The Company does not expect to declare or pay any cash or stock dividends in the foreseeable future. Certain of the Company's debt instruments prohibit the payment of cash dividends. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition, the agreement of holders of the aforementioned debt instruments, and other relevant factors.

                            SELECTED FINANCIAL DATA
                  (in thousands, except per share information)

     The selected consolidated financial data presented on the following pages for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 are derived from the Company's audited Consolidated Financial Statements. The Selected Financial Data for the six months ended June 30, 1996 are derived from the Company's Unaudited Consolidated Financial Statements. The Unaudited Consolidated Financial Statements include all adjustments, consisting of normal, recurring accruals, which management considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. The Consolidated Financial Statements as of December 31, 1995 and December 31, 1994, and for each of the years in the three year period ended December 31, 1995, and the report thereon, are included elsewhere herein. The selected financial information as of and for the years ended December 31, 1992 and 1991 are derived from the audited Consolidated Financial Statements of the Company not presented herein.

     The information set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        SIX MONTHS ENDED JUNE 30,
                                                                                   YEAR ENDED DECEMBER 31,
                                        --------------------------  ------------------------------------------------------
                                            1996        1995(1)       1995(1)         1994          1993          1992
                                        ------------  ------------  ------------  ------------  ------------  ------------
OPERATING DATA:
Net sales.............................  $      7,643  $     11,756  $     20,225  $     24,182  $     36,024  $     49,868
Costs and expenses:
  Cost of sales.......................         7,740         8,819        17,774        21,372        28,848        35,769
  Research and development............           629           307           818           491         2,140         1,090
  Selling, general and
administrative........................         3,144         2,981         5,806         6,924         8,796         8,616
Temporary closing costs of facility...       --            --                615           427       --            --
  Provision for regulatory
settlement............................       --            --            --            --              5,935         2,000
  Interest expense....................           879           433         1,307           735           631           372
  Gain on sale of assets..............       --             (2,288)       (2,288)      --            --            --
  Provision for stockholders'
litigation settlement.................       --            --            --            --              3,000       --
Income (loss) before provision for
  income taxes, minority interest and
  cumulative effect of accounting
change................................        (4,749)        1,504        (3,807)       (5,767)      (13,326)        2,019
Provision (benefit) for income taxes..       --                296           296       --             (2,540)        1,128
Minority interest in net loss
(benefit) of subsidiaries.............       --            --            --            --                150            37
Cumulative effect of accounting
change................................       --            --            --            --               (267)      --
Net income (loss):....................  $     (4,749) $      1,208  $      4,103  $     (5,767) $    (10,903) $        928
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                        ------------  ------------  ------------  ------------  ------------  ------------
Net income (loss) per share...........  $       (.47) $        .15  $       (.52) $       (.80) $      (1.57) $        .13
                                        ------------  ------------  ------------  ------------  ------------  ------------
                                        ------------  ------------  ------------  ------------  ------------  ------------
Weighted average common and common
  share equivalents outstanding.......    10,179,172     7,884,986     7,886,101     7,173,908     6,954,713     7,157,871


                                            1991
                                        ------------
OPERATING DATA:
Net sales.............................  $     37,462
Costs and expenses:
  Cost of sales.......................        27,343
  Research and development............           783
  Selling, general and
administrative........................         5,722
Temporary closing costs of facility...       --
  Provision for regulatory
settlement............................       --
  Interest expense....................           509
  Gain on sale of assets..............       --
  Provision for stockholders'
litigation settlement.................       --
Income (loss) before provision for
  income taxes, minority interest and
  cumulative effect of accounting
change................................         3,104
Provision (benefit) for income taxes..         1,340
Minority interest in net loss
(benefit) of subsidiaries.............           (37)
Cumulative effect of accounting
change................................       --
Net income (loss):....................  $      1,727
                                        ------------
                                        ------------
Net income (loss) per share...........  $        .26
                                        ------------
                                        ------------
Weighted average common and common
  share equivalents outstanding.......     6,579,061



                                                       JUNE 30,                            DECEMBER 31,
                                                  -------------------  -----------------------------------------------------
                                                        1996(1)         1995(1)     1994       1993       1992       1991
                                                  -------------------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital.................................      $   (10,378)     $  (7,393) $  (4,451) $  (2,801) $   3,461  $   2,350
Total assets....................................           17,842         18,862     19,276     24,674     33,385     26,561
Total liabilities...............................           22,575         20,402     19,924     20,755     19,347     15,407
Retained earnings/(accumulated deficit).........          (19,738)        14,989    (10,886)    (5,118)     5,785      4,856
Stockholders equity (deficit)...................           (4,733)        (1,540)      (648)     3,920     14,038     11,117

---------------
(1) The financial statements for the year ended December 31, 1995 and the six months ended June 30, 1995 have been restated with respect to the gain recognized on the sale of assets. See "Management Discussion and Analysis of Financial Condition and Results of Operations--and Note I of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such Statements.

GENERAL

     The Company's net sales for the six months ended June 30, 1996 of $7,643,000 represents a decrease of $4,113,000 (35.0%) as compared to net sales for the six months ended June 30, 1995 of $11,756,000. The six month period sales for 1995 included sales of Oxycodone HCL and Acetaminophen Tablets of approximately $1,100,000 sold prior to the sale of the Tablets ANDA to Mallinckrodt. Also included in the first six month period of 1995 were sales of inventory of approximately $800,000 to Mallinckrodt. In addition the decrease is attributable to price reductions effected during the first six month period of 1996 in an effort to meet increased competition.

     Sales for the year ended December 31, 1995 were approximately $20,000,000 as compared to sales of approximately $24,000,000 for 1994. The net loss for the year ended December 31, 1995 was $4,100,000 or $.52 per share, compared with the net loss of $5,700,000 or $.80 per share for 1994.

     For the year ended December 31, 1995, the reduction in sales from the approximately $36,000,00 in sales for the year ended December 31, 1993 was primarily attributable to the reduction in shipments of tablet products due to the sale at the end of the first quarter by the Company of the Tablets ANDA to Mallinckrodt which is partially offset by manufacturing revenue that the Company is receiving as part of its agreement with Mallinckrodt. In addition, the decrease is attributable to price reductions effected during the year in order to meet increased competition in the market. Depreciation and amortization was approximately $1,956,000 in 1995 as compared to $2,350,000 for 1994.

     For the year ended December 31, 1994, the reduction in sales was primarily attributable to the FDA consent decree of June 29, 1993, which resulted in lower sales from July 1993 to December 31, 1994. The net credits issued for recalled products in excess of previous estimated reserves for returns was approximately $740,000. Cost of Goods Sold includes inventory write-offs in excess of estimated reserves for inventory of recalled products (approximately $440,000). Depreciation and amortization was approximately $2,350,000 in 1994 as compared to $2,104,000 for 1993. The year ended December 31, 1994 had no benefit available for carryback to prior years as a result of the prior year 1993 carryback utilizing the available tax benefit of $2,500,000.

     On June 21, 1993, the Company entered into a plea agreement with the DOJ pursuant to which the Company agreed to plead guilty to five counts of adulteration of a single drug product and related record keeping violations. The Company also agreed to pay a fine in the amount of $2,500,000, payable in quarterly installments of $125,000 over five years commencing on September 15, 1993.

     On June 29, 1993, the Company entered into a consent decree with the U. S. Attorney for the Eastern District of New York on behalf of the FDA as a result of the FDA's investigation into the manufacturing and record keeping practices at the Company's Brooklyn plant.

     See "Legal Proceedings" for additional information regarding the plea agreements with the DOJ and the consent decree on behalf of the FDA.

     During 1994, the Company completed the validation of the five solid dosage products required by the FDA consent decree in 1994. The Company also completed validation of certain liquid products at the Brooklyn plant. The Company is currently in the process of completing validity assessment studies and preparing validation protocols for products with plans to re-introduce the products in the near future.

OUTLOOK

     During 1996, the Company intends to focus its research and development program primarily on the reintroduction of certain previously discontinued products as well as the development of new generic pharmaceuticals. Research and development expenses increased by 79.5% as compared to the six months of 1995. The Company is continuing its effort to obtain FDA clearance for the Brooklyn facility. At the same time it has engaged in a research and development program which include submissions to the FDA of several new products as soon as permitted. See "Business--Research and Development." Moreover, as a result of the consent decree, the Company is conforming the operations of its Brooklyn plant to the FDA's CGMP regulations and to satisfy the conditions for the resumption of shipments of the five products permitted under the consent decree. For the fiscal years ended December 31, 1995, 1994 and 1993, these five solid dosage products accounted for approximately $12,400,000, $15,275,000 and $17,729,000 of sales or 61%, 63% and 49.2% of the total net sales for the Company, respectively.

     For the fiscal year ended December 31, 1993, Hydrocodone Bitartrate and Acetaminophen Tablets ("HBA") (shipments of which have not been resumed as a result of the validation process) accounted for approximately $2,922,000 or 8.1% of the total sales of the Company. There were no shipments of this product after June 29, 1993. The Company wrote off inventory of HBA of approximately $1,000,000 during 1993. There can be no assurance that the Company will be able to achieve prior levels of sales of this products in future periods, or that the Company's current product mix will enable the Company to return to profitability. As a result of the substantial reduction in the number of products manufactured at the Brooklyn plant, however, and as part of the Company's continuing efforts to reduce operating costs at the Brooklyn plant, the Company has achieved substantial workforce reductions. As a result of the foregoing, the historical results of operations reflected in the condensed consolidated financial statements may not be indicative of future operating results.

     As a result of problems identified at H.R. Cenci Laboratories, Inc. ("Cenci"), a 51%-owned subsidiary of the Company, new management conducted an internal review of its operations. This review led Cenci to discover irregularities which prompted it to cease all manufacturing operations and to replace certain key personnel. Cenci has had ongoing discussions with officials of the FDA. Cenci has cooperated with requests from the U.S. Department of Justice/U.S. Attorney for the District of Maryland ("USDOJ/USADM") in its investigation into the practices of certain of Cenci's former employees while they were acting on behalf of Cenci. In addition, several current employees have appeared before the grand jury and or spoken with representatives of the USDOJ/USADM. In October 1995 the former regulatory affairs director for Cenci pleaded guilty to making false statements to the FDA. In December 1995 this individual was sentenced. At this time, the Company is unable to predict what other consequences, if any, will result from the USDOJ/USADM's investigation.

RESULTS OF OPERATIONS

     The following chart reflects the listed items expressed as a percentage of net sales.

                                                                                  PERCENTAGE OF NET SALES
                                                                   -----------------------------------------------------
                                                                                                         SIX MONTHS
                                                                                                           ENDED
                                                                       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                   -------------------------------  --------------------
                                                                     1995       1994       1993       1996       1995
                                                                   ---------  ---------  ---------  ---------  ---------
Net sales........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods....................................................       89.5       89.2       80.1      101.3       75.0
                                                                   ---------  ---------  ---------  ---------  ---------
Gross profit.....................................................       10.5       10.8       19.9       (1.3)      25.0
Research and development.........................................        4.0        2.0        5.9        8.2        2.6
Selling, general and administrative expenses.....................       30.2       29.6       24.4       41.1       25.4
Provision for regulatory settlement..............................     --         --           16.5     --         --
(Loss) earnings from operations..................................      (23.7)     (20.8)     (26.9)     (50.6)      (3.0)
Provision for stockholders litigation settlement.................     --         --            8.3     --         --
Gain on the sale of assets.......................................       11.3     --         --         --           19.5
Interest expense.................................................        6.5        3.0        1.8       11.5        3.6
                                                                   ---------  ---------  ---------  ---------  ---------
(Loss) earnings before income taxes, minority interest and
cumulative effect of accounting change...........................      (18.9)     (23.8)     (37.0)     (62.2)      12.9
(Benefit) provision for income taxes.............................        1.5     --           (7.0)    --            2.6
                                                                   ---------  ---------  ---------  ---------  ---------
(Loss) earnings before minority interest and cumulative effect of
accounting change................................................      (20.4)     (23.8)     (29.9)     (62.2)      10.3
Minority interest in net earnings (loss) of subsidiaries.........     --         --             .4     --         --
                                                                   ---------  ---------  ---------  ---------  ---------
Loss (earnings) before cumulative effect of accounting change....      (20.4)     (23.8)     (29.5)     (62.2)      10.3
Cumulative effect of accounting change...........................     --         --            (.7)    --         --
                                                                   ---------  ---------  ---------  ---------  ---------
Net (loss) earnings..............................................      (20.4)     (23.8)     (30.2)     (62.2)      10.3
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

---------------

(1) The financial statements for the year ended December 31, 1995 and the six months ended June 30, 1995 have been restated with respect to the gain recognized on the sale of assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note I of Notes to Consolidated Financial Statements.

NET SALES

     The Company's net sales for the six months ended June 30, 1996 of $7,643,000 represents a decrease of $4,113,000 (35.0%) as compared to net sales for the six months ended June 30, 1995 of $11,756,000. The decrease in 1996 is attributable to the reduction in shipments of tablet products due to the sale at the end of the first quarter of 1995 by the Company of the Tablets ANDA to Mallinckrodt which is partially offset by manufacturing revenue that the Company is receiving as part of its manufacturing agreement with Mallinckrodt. In addition, the decrease is the result of price reductions due to increased competition during the current year.

     The Company's net sales for the fiscal year ended December 31, 1995 of $20,225,000 represents a decrease by $3,957,000 as compared to net sales for the fiscal year ended December 31, 1994. The decrease in 1995 is primarily attributable to the sale of the Tablets ANDA to Mallinckrodt. Also, in 1995 the decrease in sales is attributable to price reductions implemented in order to meet increased market competition. In 1994, the Company's net sales decreased by $11,842,000 as compared to 1993. The decrease in 1994 is primarily attributable to the discontinuance of certain solid dosage products as a result of the June 1993 consent decree on behalf of the FDA. In addition, the Company decided to suspend shipments of liquid products of Cenci for the last six months of 1994 and in 1995. This suspension of shipments contributed to the decline in net sales during 1994. Also impacting 1994 sales are credits issued for recalled products which exceeded the estimated reserves established at December 31, 1993 by approximately $740,000.

COST OF GOODS SOLD

     For the six months ended June 30, 1996, cost of goods sold decreased by approximately $1,079,000 as compared to the six months ended June 30, 1995. The decrease for 1996 is attributable to the reduction in shipments of tablet products due to the sale at the end of the first quarter of 1995 by the Company of the Tablets ANDA. In addition price reductions were effected during the six month period as a result of increased market competition. In an effort to reduce manufacturing costs, the Company has decreased operating costs through significant reductions in personnel and other expenses. The Company's gross margin as a percentage of sales for the six months ended June 30, 1996 was (1.3)% as compared to 25.0% for the six months ended June 30, 1995.

     For 1995, cost of goods sold decreased by approximately $3,487,000 as compared to 1994, and in 1994 by approximately $7,264,000 as compared to 1993. The decrease for 1995 is primarily attributable to the reduction in shipments of tablet products due to the sale by the Company of the Tablets ANDA combined with significant reductions in manufacturing costs of personnel and other expenses. However, these reductions were partially offset by increased raw material costs during the year. The decrease for 1994 is primarily attributable to the reduction in units produced and the suspension of shipments of certain solid dosage products. In addition, in 1994, the suspension of shipments of certain liquid products of Cenci as a result of the Company's review of operations at this location and at the Brooklyn plant, resulted in the write-off of inventory for recalled products in excess of the reserve in the amount of approximately $440,000. Management effected certain cost saving measures such as reducing personnel and other expenditures during 1995. The Company's gross margin as a percentage of sales for the fiscal years ended December 31, 1995, 1994 and 1993 was 12.1%, 11.6% and 20.0%, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses as a percentage of sales for the six months ended June 30, 1996 and 1995 were 41.1% and 25.4%, respectively. These expenses increased by $163,000 or 5.5% as compared to the prior year as a result of the Company's effort to reduce expenses through implementing cost saving measures combined with a reduction in freight cost associated with a reduced sales volume at the Company's various locations.

     Selling, general and administrative expenses as a percentage of sales for the fiscal years 1995, 1994 and 1993 were 30.2%, 29.5% and 30.1%, respectively. These expenses decreased by approximately $1,118,000 or 16.0% in fiscal year 1995 as compared to 1994. The decrease in both years was attributable to cost saving measures effected by management during each year, coupled with a decrease in net sales.

PROVISION FOR STOCKHOLDERS LITIGATION

     In June 1994, the Company and the plaintiffs in certain class actions and shareholder derivative lawsuits agreed to settle the litigations. In June 1994, the Company agreed to a settlement of these lawsuits. In November 1994, both the Federal and State Courts approved the terms of the settlement, under which the Company agreed to pay $1,000,000 in cash and, at the Company's option, either
(i) to issue shares of Common Stock having an aggregate market value, as of the date of distribution, of $3,000,000, or (ii) to pay $3,000,000 in cash, or (iii) to distribute any combination of shares or cash having a combined value as of the date of distribution of $3,000,000. The initial payment of $1,000,000 was paid by the Company's insurers. In November 1995 the Company paid the remainder of the settlement fund by the issuance of 824,742 shares of Common Stock at a per share price of $3.6375, or an aggregate value of $3,000,000. The Company had previously recorded an estimated provision of $3,000,000 in the fourth quarter of 1993 as the estimated cost to settle the above shareholder actions.

INTEREST EXPENSE

     Interest expense for 1995 increased by $572,000 as compared to 1994 as a result of fees payable to the Company's banks, an increase in the level of borrowings due to the issuance of convertible subordinated debentures and an increase in the interest rate after the second quarter of 1994 (see "Liquidity and Capital Resources" below). Interest expense for 1994 increased by $104,000 as compared to 1993 as a result of an increase in the prime rate in 1994 and an increase in the margin rate in mid-1993 applicable to the Company's borrowings.

(BENEFIT) PROVISION FOR INCOME TAXES

     The Company had no tax (benefit) provision for 1995 and 1994 since the available loss carryback to prior years was utilized by the net operating loss for 1993 carryback to the prior three years. In 1993 the Company's effective tax benefit rate was approximately 19.2% as compared to an effective income tax rate of 55.8% in fiscal year 1992. The benefit rate in 1993 arose as a result of a net operating loss carryback to the preceding three years and is attributable to the lack of tax benefit of subsidiary losses combined with the nondeductibility of the DOJ settlement.

NET LOSS

     For the six months ended June 30, 1996, the Company had a net loss of $4,749,000 as compared to net earnings of $1,208,000 for the six months ended June 30, 1995. This increase in loss is attributable to the reduction in shipments of tablet products due to the sale at the end of the first quarter of 1995 by the Company of the Tablets ANDA combined with price reductions during the first six months of 1996 to compete with increased market competion.

     For 1995, the Company had a net loss of $4,103,000 as compared to a net loss of $5,767,000 for 1994. The decrease in net loss is attributable to the gain on the sale of assets of $2,288,000 net of the tax provision of $296,000, or $1,992,000. The net loss for 1994 of $5,767,000 represents a decrease in the amount of loss of $5,136,000 as compared to the net loss for 1993 of $10,903,000. The loss in 1994 is primarily attributable to the suspension of shipments of certain solid dosage products as part of the aforementioned consent decree in June 1993 combined with the suspension of shipments of liquid products at the subsidiary for the second half of the year.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1996, the Company had cash and cash equivalents of $111,000 as compared to $353,000 at December 31, 1995. The Company had a working capital deficiency at June 30, 1996 of $(10,378,000) and $7,393,000 at December 31,
1995.

     The Company consummated the Private Offerings in July 1995, November 1995 and August 1996.

     The net proceeds of the Private Offerings were approximately $9,173,000. The Company utilized $1,100,000 of such proceeds to repurchase 500,000 shares of Common Stock (the "RPI Shares") from a former stockholder of the Company. The Company used approximately an additional $1,000,000 of such net proceeds to repay a portion of its bank debt. The Company intends to utilize the balance of the net proceeds of the Private Offerings for the following purposes: for working capital; for the purchase of equipment; for research and development expenses; and for the registration of the Underlying Shares under the Securities Act. See "The Private Offerings."

     As a result of the decline in shipments of solid dosage products from the Company's Brooklyn plant following the entry of the consent decree, and as a result of the lack of available borrowings under the Company's credit agreement, the Company's liquidity position has been materially adversely affected since June 30, 1993 and the Company's capital resources have been severely limited. The Company has actively sought to reduce its operating costs at the Brooklyn plant, where it has made significant reductions in personnel. In addition, the Company's liquidity position has been affected during the second half of 1994 by the discontinuance of shipments of liquid products from its Cenci subsidiary as a result of review completed by the Company of this liquid operation. In an effort to reduce the loss from lower revenues at this subsidiary, the Company has reduced its operating costs at Cenci through significant reductions of personnel and other expenses.

     Under the terms of the plea agreement with the DOJ, the Company agreed to pay a $2,500,000 fine, payable in quarterly installments of $125,000 over five years. Two installments have been paid to date. From April 1995 through July 1996, the Company made additional partial payments to the DOJ aggregating $100,000. The agreement with the DOJ stipulates if any payments are not made in a timely fashion, the entire amount of the fine shall become due and payable immediately. As a result, the entire outstanding amount of the settlement has been classified as current as of December 31, 1994. As of the current date, no action has been initiated to require immediate payment of the entire amount; however, the Company has recently made several partial payments.


     In March 1995, the Company and its banks restructured the Company's amended credit agreement to include an extension of the due date to August 31, 1995, modification of the financial covenants, reduction of the exercise prices of all warrants granted to the banks in excess of $2.375 per share to $2.375 per share and extension of the expiration date of the warrants to December 1999. As consideration for these modifications, the banks received $1,500,000 of the proceeds received from the transaction with Mallinckrodt. Funds have been applied to reduce outstanding principal by approximately $1,105,000 to approximately $3,777,000, to pay accrued interest (approximately $162,000) and fees and expenses (approximately $233,000). In addition, if the outstanding borrowings were not repaid by August 31, 1995, the Company has been required to pay an additional 3% ($102,000) of the then outstanding principal due to the banks. $100,000 of such amount was paid in January 1996 and the balance has been deferred until December 31, 1996.


     In July 1995, the Company and its banks (the "Banks") amended the Credit Agreement as a result of the consummation of the July Private Offering. As consideration for waiving any breach or default under the Credit Agreement as a result of the July Private Offering, the Banks received $500,000 of the proceeds as payment for interest, fees, expenses and principal and an extension of the warrant exercise period to July 17, 2005, subsequently extended to June 30, 2006. The Banks now hold warrants to purchase 699,696 shares of the Company's Common Stock at prices ranging from $1.98 to $2.07, with an average weighted exercise price of $2.05.

     The Credit Agreement with the Banks expired in March 1996, at which time the Company was required to repay all outstanding principal plus any accrued interest, or approximately $3,395,000 of principal and $31,000 of accrued interest, which interest was in an escrow account, plus accrued fees and expenses. In August 1996 the Company and the Bank further amended the Credit Agreement in connection with the consummation of the August Private Offering. As consideration for waiving any breach or default of the Credit Agreement through the date of such amendment, including breaches or defaults resulting from the August Private Offering, and extending the due date of the Credit Agreement to December 31, 1996, the Banks received $391,614 of the proceeds of the August Private Offering as payment for interest, fees, expenses and principal. When the Credit Agreement, as extended, expires on December 31, 1996, the Company will be required to repay all outstanding principal plus any accrued interest, or an aggregate of approximately $3,281,000 of such principal and interest. The Company currently does not have available sufficient funds to repay this indebtedness.

     On March 21, 1995, the Company sold its Tablets ANDA for 5mg Oxycodone HCl/325mg Acetaminophen tablets and certain pieces of equipment utilized in connection with the production activities under the Tablets ANDA for up to $5.4 million to Mallinckrodt. Mallinckrodt paid the Company $2 million of the purchase price on the closing date, having previously paid $500,000 in July 1994. The balance of the purchase price is payable as follows: Mallinckrodt will pay $1 million when the Company receives general clearance from the FDA for unrestricted operations at it facility in Brooklyn, New York and written notice from the FDA that it is in compliance with certain provisions of the consent order dated July 9, 1993. Mallinckrodt will pay the Company $1.9 million balance of the Deferred Payment when Mallinckrodt receives certain authorizations from the FDA, but in no event later than September 21, 1997. See "Business-Dispositions" for additional information regarding this transaction.

     On March 30, 1995, the Company signed the Zatpack Agreement with Zatpack which provides for the purchase of 500,000 shares of Common Stock of the Company by Zatpack in consideration of $1,000,000. See "Business-Other
Transactions--Agreements with Zatpack, Inc." for additional information regarding the Zatpack Agreement.

     The DOJ could move at any time to seize the Company's assets for non-payment of the obligations due to it. If the DOJ took such action, investors who purchase the shares offered hereby might lose their entire investment in the Company.

     The Company has insufficient resources to meet both its current obligations at June 30, 1996 and its long-term obligations. The maximum proceeds to be derived from this offering (approximately $1,936,000 if all outstanding Bank Warrants, Redeemable Warrants and Options are exercised) will not be sufficient to satisfy these obligations. To meet such obligations and to pursue the development of new generic drug products the Company must find alternative sources of funding. As previously indicated, the Company has continued to actively pursue financing. At the current time, the Company is discussing with several parties obtaining financing which will replace the Company's banks and provide additional working capital. There can be no assurance that the Company will be able to obtain any such financing on commercially acceptable terms. In addition, the report of the Company's independent certified public accountants contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern are: the loss incurred by the Company of approximately $2,203,000 during the year ended December 31, 1995; the Company's working capital deficiency of approximately $7,393,000 at that date; the expiration of the Credit Agreement on March 31, 1996 (which subsequently was extended to December 31, 1996, as described above); and the uncertainties concerning the FDA consent decree and the ongoing inquiry by the Commission. See Note A of Notes to Consolidated Financial Statements.

CAPITAL EXPENDITURES

     The Company's capital expenditures during 1995, 1994 and 1993 were $536,000, $216,000 and $1,688,000, respectively. The decrease in capital expenditures in 1995 and 1994 as compared to 1993 is attributable to the Company's cash conservation measures.

                                    BUSINESS

     Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such Statements.

GENERAL

     Halsey, a New York corporation established in 1935, and its subsidiaries, are engaged in the manufacture, sale and distribution of generic drugs. A generic drug is the chemical and therapeutic equivalent of a brand-name drug for which patent protection has expired. A generic drug may only be manufactured and sold if patents (and any additional government-granted exclusivity periods) relating to the brand-name equivalent of the generic drug have expired. A generic drug is usually marketed under its generic chemical name or under a brand name developed by the generic manufacturer. The Company sells its generic drug products under its Halsey label and under private-label arrangements with drugstore chains and drug wholesalers. While subject to the same governmental standards for safety and efficacy as its brand-name equivalent, a generic drug is usually sold at a price substantially below that of its brand-name equivalent.

     Halsey's wholly-owned subsidiaries include Blue Cross Products, Inc., a New York corporation (currently inactive), Houba, Inc. ("Houba"), an Indiana corporation, Halsey Pharmaceutical, Inc. ("Halsey Pharmaceutical"), a Delaware corporation, The Medi-Gum Corporation, a Delaware corporation (currently inactive), and Indiana Fine Chemicals Corporation ("Indiana Chemicals"), a Delaware corporation. Halsey has two additional subsidiaries: Cenci, a California corporation (51% owned), and Cenci Powder Products, Inc. ("Cenci Powder"), a Delaware corporation (51% owned).

     The Company manufactures its products at facilities in New York, Indiana and California. During 1995, in connection with the sale of its Oxycodone with Acetaminophen Tablet business, the Company began manufacturing Oxycodone with Acetaminophen Tablets for a third party. See "Business-- Dispositions," below. During the last several years, the Company has sought to diversify its businesses through strategic acquisitions and through the development, manufacture and sale of bulk chemical products used by others as raw materials in the manufacture of finished drug forms. The Company's ability to develop and manufacture bulk chemical products was enhanced by the acquisition in 1990 of 100% of the capital stock of Houba and the completion by Houba in late 1991 of a new 15,000-square-foot manufacturing facility. Houba currently produces and markets raw materials intended for pharmaceutical and food supplements, as well as solid dosage forms of generic drug products. In October and December 1991, the Company acquired majority interests in Cenci and Cenci Powder, respectively. These acquisitions gave the Company a greater presence on the West Coast of the United States, and added new products. Cenci and Cenci Powder manufacture liquid and powder preparations, respectively, of pharmaceutical products in various dosage forms. The Company's Indiana Chemicals subsidiary is engaged in the manufacture of the specialty vitamin Biotin. Halsey Pharmaceutical is a trading company engaged exclusively in sales operations.

     During the past several years, the Company's business has been adversely affected by the discovery of various manufacturing and record keeping problems identified with certain products manufactured at its Brooklyn, New York plant. These problems caused the Company to halt production and sale of a number of products and to establish a $2,000,000 reserve as of December 31, 1992, and a reserve of $3,875,000 in 1993 to cover estimated costs associated with inventory write-offs, recalls of the affected products and estimated additional legal expenses. The affected products accounted for approximately 28% of the Company's total revenues in each of 1992 and 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

     On June 21, 1993, the Company entered into a plea agreement with the DOJ to resolve the DOJ's investigation into the manufacturing and recordkeeping practices at the Company's Brooklyn plant. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of a single drug product shipped in interstate commerce and related recordkeeping violations. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000 commencing in September 1993. Two installments have been paid to date. From April 1995 through July 1996, the Company made additional partial payments to the DOJ aggregating $100,000. The agreement with the DOJ stipulates that if any payments are not made in a timely fashion the entire amount of the fine shall become due and payable immediately. Such nonpayment also constituted a default under the Company's Credit Agreement with its banks (which has expired). As a result, the entire amount of the settlement has been classified as current. As of the date of this Prospectus, no action has been initiated to require payment of the entire outstanding amount of the fine.

     On June 29, 1993, the Company entered into a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA that resulted from the FDA's investigation into the Brooklyn plant's compliance with the FDA's CGMP regulations. Under the terms of the consent decree, the Company was enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Brooklyn plant until the Company established, to the satisfaction of the FDA, that the methods used in, and the facilities and controls to be used for, manufacturing, processing, packing, labeling and holding any drug, are established, operated, and administered in conformity with the Federal Food, Drug, and Cosmetic Act and all CGMP regulations. As part of satisfying these requirements, the Company is required to validate the manufacturing processes for each solid dosage drug product prior to manufacturing and shipping the drug product. The Company, however, was permitted under the terms of the consent decree to manufacture and ship from the Brooklyn plant six identified solid dosage drug products, the Brooklyn Solid Dosage Products, at its own risk provided that: (i) at least twice per month, the Company's independent expert certifies that each batch of drug product upon validation will have been manufactured in accordance with the CGMP Regulations and the formulation described in the drug product's approved New Drug Application ("NDA") or ANDA, until such time as validation is completed for these products; and (ii) for any batches of these products that have already been manufactured, such certification will include a certification by a Company representative with personal knowledge of the records relating to such drug that such records are accurate and complete and a certification signed by an independent expert that he has personally reviewed the records, and that in his professional opinion the foregoing requirement concerning validation has been met.

     At the beginning of August 1993, the Brooklyn plant resumed shipments of two drug products (Class II narcotics), Oxycodone with Acetaminophen Capsules 5mg/500mg and Oxycodone with Acetaminophen Tablets 5mg/325mg, and thereafter resumed shipments of a third solid dosage drug product, Acetaminophen, Butalbital and Caffeine Tablets 325mg, 50mg, 40mg. During 1995, the Company sold its Oxycodone with Acetaminophen Tablet business to Mallinckrodt. Under a tolling arrangement with Mallinckrodt, the Company will continue to manufacture such tablets for Mallinckrodt for at least two years. See "Business--Dispositions," below. In September 1993, the Company resumed shipments of two other solid dosage drug products, Isoniazid 300mg and Tetracycline 250mg and 500mg capsules, from the Brooklyn plant. After review by the Company of one of the Brooklyn Solid Dosage Products which the Company was permitted to continue to manufacture and ship under the terms of the consent decree, Hydrocodone Bitartrate 5mg and Acetaminophen 500mg Tablets, discrepancies were discovered with some of the data in the Company's ANDA. This resulted in a voluntary recall of this product in November 1993 and the withdrawal of the ANDA. As a result of such recall and the transaction with Mallinckrodt the Company manufactures and ships four solid dosage products from its Brooklyn plant on its own behalf and manufactures one solid dosage product on behalf of Mallinckrodt.

PRODUCTS AND PRODUCT DEVELOPMENT

  Generic Drug Products

     The Company historically has manufactured and sold a broad range of prescription and over-the-counter drug products. The Company's pharmaceutical product list currently includes a total of approximately 31 products, consisting of 20 dosage forms and strengths of prescription drugs and 11 dosage forms and strengths of over-the-counter drugs. Each dosage form and strength of a particular drug is considered in the industry to be a separate drug product. The Company's drug products are sold in various forms, including liquid and powder preparations, compressed tablets and two-piece, hard-shelled capsules.

     Most of the generic drug products manufactured by the Company can be classified within one of the following categories:

        1. Antibiotics,

          2. Anti-infective and anti-tubercular drugs,

          3. Neuropharmacological drugs,

          4. Antihistamines and antihistaminic decongestants, or

          5. Antitussives.

     In October 1991, the FDA suspended review of all of the parent company's (i.e., Halsey's) applications for new drug approvals. It is unlikely that Halsey will receive any new approvals to market any generic drugs from the FDA in 1996, and the Company is unable to predict with reasonable certainty when the FDA suspension will be lifted. See "Government Regulation" below. The Company's Houba subsidiary is not subject to the FDA suspension and is preparing to submit ANDAs to the FDA for its review. Houba does anticipate receiving approvals from the FDA to market any new products during 1996.

     The Company's development strategy for new drug products has been to focus on the development of a broad range of generic form drugs, each of which (i) has developed a solid market acceptance with a wide base of customers, (ii) can be sold on a profitable basis notwithstanding intense competition from other drug manufacturers, and (iii) is no longer under patent protection. The Company has also diversified its current product line to include some less widely prescribed drugs as to which limited competition might be expected. As a result of the FDA consent decree, the Company's strategy at the Brooklyn plant has been to concentrate on conforming the operations of the plant to the FDA's CGMP regulations and to satisfy the conditions for the resumption of shipments of the remaining four Brooklyn Solid Dosage Products described above. However, during 1996, the Company, through its Houba subsidiary, may continue to apply for ANDA approvals. In addition, the Company will continue to pursue the development of its existing pharmaceutical business as well as the development of Houba's chemical products business.

     Development activities for each new generic drug product begin several years in advance of the patent expiration date of the brand-name drug equivalent. This is because the profitability of a new generic drug usually depends on the ability of the Company to obtain FDA approval to market that drug product upon or immediately after the patent expiration date of the equivalent brand-name drug so that the Company will be among the first to market the new generic drug product. As other off-patent drug manufacturers receive FDA approvals on competing products, prices and revenues typically decline. Accordingly, the Company's ability to attain its previous levels of profitability depends on the Company's ability to develop and introduce new products, the resumption of FDA review of Halsey's application for new drug approvals at its Brooklyn plant, the timing of FDA approval of such products and the number and timing of FDA approvals for competing products.

  Bulk Chemical Products

     In the last few years, the Company has sought to develop, manufacture and market bulk chemical products. The development and sale of bulk chemicals is generally not subject to the same level of regulation as is the development and sale of drug products; accordingly, chemicals may be brought to market substantially sooner than drug products.

  Dispositions

     On March 21, 1995 (the "Closing Date"), the Company sold its Tablets ANDA for 5 mg Oxycodone HCl/325 mg Acetaminophen tablets ("Tablets"), and certain pieces of equipment utilized in connection with its production activities under the Tablets ANDA for up to $5.4 million (the "Purchase Price") to Mallinckrodt. Mallinckrodt paid the Company $2 million of the Purchase Price on the Closing Date, having previously paid $500,000 in July 1994. The balance (the "Deferred Payment") of the Purchase Price is payable as follows. Mallinckrodt will pay $1 million when the Company receives general clearance from the FDA for unrestricted operations at its Brooklyn facility and written notice from the FDA that the Company is in compliance with certain provisions of the consent order dated July 2, 1993. Mallinckrodt will pay the Company the $1.9 million balance of the Deferred Payment when Mallinckrodt receives certain authorizations (the "Mallinckrodt Authorizations") from the FDA, but in no event later than September 21, 1997.

     In connection with the transaction, Mallinckrodt agreed to defer $1.2 million of the Company's trade debt due to an affiliate of Mallinckrodt. The deferred indebtedness is evidenced by a promissory note (the "Note") with interest accruing at a rate of 8% per annum. The Note, which may be prepaid at any time, is due and payable on the earlier of the date of the Mallinckrodt Authorization or September 21, 1997. Mallinckrodt may offset its Deferred Payment obligations against the amount due on the Note, provided certain conditions are met. The Company may also offset the amount due to Mallinckrodt on the Note against the Deferred Payment obligations when such obligations mature. However, the Company has agreed with its banks (See "Management's Discussion and Analysis of Financial Condition and Results of Operation") not to exercise its right of offset until the Company has repaid in full the amounts due to its banks. The Note, which is subordinate to future bank indebtedness of up to $8,000,000, is secured by substantially all of the Company's and Houba's assets.

     In connection with the sale of the Tablets ANDA, the Company agreed to manufacture Tablets for Mallinckrodt for a period of three years and Mallinckrodt agreed to order a minimum number of Tablets from the Company for the two year period following the Closing Date. Mallinckrodt may terminate the manufacturing agreement after two years. The Company and Mallinckrodt also entered into a non-competition agreement pursuant to which the Company agreed not to compete with Mallinckrodt and its affiliates in the United States with respect to the Tablets ANDA until March 21, 2000. If, prior to the time it is possible for Mallinckrodt to commence production under the Tablets ANDA or any new Tablets ANDA at its own facility, the Company ceases or is forced to cease or substantially curtail production under the Tablets ANDA, as a consequence of
(i) any action or communication by the FDA or any other regulatory or governmental authority or (ii) any financial or other business difficulty, then Mallinckrodt has the right to cancel payment of any yet unpaid portion of the Deferred Payment ($1.9 million) and shall further have the right to a full refund of any portion of the Deferred Payment already made to the Company.

     During the fiscal years ended December 31, 1994, 1993 and 1992, the Company derived net revenues from Tablets of approximately $6,600,000, $5,600,000 and $4,200,000, respectively. Management anticipated that Tablet sales would decline during 1995 as a result of increasing competition. Management's determination that an integrated supplier such as Mallinckrodt would be better suited to increasingly competitive market conditions than the Company was an important factor in the decision to proceed with the sale of the Tablets ANDA.

     In connection with the sale of the Tablets ANDA, the Company issued to Mallinckrodt an option exercisable at any time until March 21, 1998, to purchase the ANDA for acetaminophen/oxycodone capsules at an exercise price (the "Option Price") equal to 75% of Net Capsule Revenue, subject to downward adjustment in the event of a decline in pricing levels. Net Capsule Revenue is defined to mean all revenue (net of rebates, adjustments, discounts, allowances, expenses incurred in product recalls and similar items) derived from sales of acetaminophen/oxycodone capsules during the twelve month period immediately prior to the date the option is exercised. The Option Price is payable as follows: $200,000 on the later of (i) exercise and (ii) the date when Mallinckrodt or an affiliate qualifies as the new source for certain raw materials, with the remainder of the Option Price due when

Mallinckrodt obtains certain authorizations from the FDA or such earlier date as the parties agree. Upon exercise Mallinckrodt will purchase from the Company equipment used to manufacture the capsules for the greater of $250,000 or the appraised value of the equipment. At such time the Company and Mallinckrodt will enter into agreements pursuant to which the Company will (a) manufacture acetaminophen/oxycodone capsules for Mallinckrodt for a period of time and (b) be prohibited from competing with Mallinckrodt and its affiliates with respect to the production of capsules.

  Acquisitions

     The Company has engaged Penick Corporation ("Penick") to process certain of the raw materials utilized in the production of acetaminophen/oxycodone capsules. In order to ensure the continued viability of Penick, the Company's Houba subsidiary purchased a 25% equity interest in Penick in mid-1993. In addition, in September 1995, Houba purchased an 8.3% equity interest in Penick Pharmaceutical, Inc., which owns the other 75% of Penick. In June 1994 both Penick Corporation and Penick Pharmaceutical, Inc, filed petitions under Chapter 11 of the United States Bankruptcy Code. If Penick were to cease operations, there can be no assurance that the Company would be able to enter into a relationship with another entity licensed by the FDA to process such raw materials on commercially acceptable terms.

OTHER TRANSACTIONS

  Agreements with Zatpack, Inc.

     On March 30, 1995, the Company signed an agreement (the "Zatpack Agreement") with Zatpack, Inc. ("Zatpack"), an affiliate of Zuellig Group N.A., Inc. ("Zuellig"). The Zatpack Agreement provides for the purchase of 500,000 shares of Common Stock (the "Zatpack Shares") by Zatpack, a British Virgin Islands Company, in consideration of $1,000,000. The $1,000,000 purchase price was comprised of a combination of cancellation of indebtedness (primarily incurred by subsidiaries of Halsey for the purchase of raw materials previously delivered and in the process of being delivered from affiliates of Zuellig), purchase of inventory, and surrender of shares of Indiana Chemicals. The Zatpack Shares are included in the Registration Statement of which this Prospectus is a part. As a result of this transaction, the Company owns 100% of Indiana Chemicals.

     Pursuant to the Zatpack Agreement, the Company issued the Zatpack Note to Zatpack as consideration for cancellation of additional indebtedness. This indebtedness resulted from trade payables and advances to the Company by Zuellig and certain of its subsidiaries. The Zatpack Note is in the original principal amount of $1,292,242, with interest accruing at a rate of 8%, compounded annually. The Zatpack Note is convertible into Common Stock (the "Note Shares") at an adjusted conversion price of $2.39 per share, subject to further adjustment. The Zatpack Note is subordinate to all bank and institutional indebtedness of the Company, and may be prepaid by the Company, in whole but not in part, upon 30 days notice to the holders thereof without penalty. The Note Shares are included in the Underlying Shares registered hereby.

     In connection with the transactions contemplated by the Zatpack Agreement, a subsidiary of Zuellig agreed to supply a subsidiary of the Company with Methacycline HCl for a three year period.

  Sale of Stock to Ranbaxy

     On October 27, 1994, the Company signed a Letter of Intent ("LOI") with Ranbaxy Pharmaceuticals, Inc. ("RPI"), a wholly owned United States subsidiary of Ranbaxy Laboratories Ltd. of New Delhi, India. The Company received $1 million from RPI in payment for 500,000 shares of Common Stock in accordance with the terms of the LOI. The LOI provided for completion of due diligence by RPI within a period of 30 days, after which the parties would negotiate and finalize a definitive agreement. After execution of a definitive agreement, RPI was to have purchased an additional 5,000,000 newly issued shares of Common Stock for $10 million. On November 29, 1994, the Company announced that RPI had decided not to proceed with its second purchase of the Company's Common Stock. In August 1995, the Company repurchased the RPI Shares from RPI for an aggregate purchase price of $1,100,000, which funds were derived from the proceeds of the July Private Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

GOVERNMENT REGULATION

  General

     All pharmaceutical manufacturers, including the Company, are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by state and local governments. The Company cannot predict the extent to which it may be affected by legislative and other regulatory developments concerning its products and the healthcare industry generally. The Federal Food, Drug, and Cosmetic Act, the Generic Drug Enforcement Act of 1992, the Controlled Substance Act and other federal statutes and regulations govern or influence the testing, manufacture, safe labeling, storage, recordkeeping, approval, pricing, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements can result in fines, recall or seizure of products, criminal proceedings, total or partial suspension of production, and refusal of the government to enter into supply contracts or to approve new drug applications. The FDA also has the authority to revoke approvals of new drug applications. Recent changes in FDA procedures have increased the time and expense involved in obtaining ANDA approvals and in complying with the FDA's CGMP standards. The ANDA drug development and approval process now averages approximately two to five years. The approval procedures are generally costly and time consuming.

     FDA approval is required before any "new drug," prescription or over-the-counter, can be marketed. A "new drug" is one not generally recognized by qualified experts as safe and effective for its intended use. Such general recognition must be based on published adequate and well controlled clinical investigations. Generally, a drug which is the generic equivalent of a previously approved prescription drug will be treated as a new drug requiring FDA approval. Furthermore, each dosage form of a specific generic drug product requires separate approvals by the FDA. However, as discussed below, less costly and time consuming approval procedures may be used for generic equivalents.

     Among the requirements for drug approval is that the prospective manufacturer's methods must conform to the CGMPs. CGMPs apply to the manufacture, receiving, holding and shipping of all drugs, whether or not approved by the FDA. CGMPs must be followed at all times during which the drug is manufactured. To ensure full compliance with the standards, some of which are set forth in regulations, the Company must continue to expend time, money and effort in the areas of production and quality control. Failure to so comply risks delays in approval of drugs, disqualification from eligibility to sell to the government, and possible FDA enforcement action such as an injunction against shipment of the Company's products or the seizure of noncomplying drug products, and/or, in serious cases, criminal prosecution. See also "Government Regulation--FDA Investigations" below and "Legal Proceedings."

     In addition, products marketed outside the United States, but which are manufactured inside the United States, are subject to certain FDA regulations, as well as regulation by the country in which the products are to be sold.

     The Company also is governed by federal, state and local laws of general applicability, such as those regulating working conditions. In addition, the Company is subject, as are manufacturers generally, to various federal, state and local environmental protection laws and regulations, including those governing the discharge of materials into the environment. Compliance with these laws is not expected to have any material effect upon the Company's capital expenditures, earnings or competitive position.

  Drug Approvals

     There are currently three ways to obtain FDA approval of a new drug.

     1. New Drug Applications ("NDA"). Unless one of the procedures discussed in paragraph 2 or 3 below is available, a prospective manufacturer must conduct and submit to the FDA complete clinical studies to prove a drug's safety and efficacy, in addition to the bioavailability and/or bioequivalence studies discussed below, and must also submit to the FDA information about manufacturing practices, the chemical make-up of the drug and labeling.

     2. Abbreviated New Drug Applications ("ANDA"). The Drug Price Competition and Patent Term Restoration Act of 1984 (the "1984 Act") established the ANDA procedure for obtaining FDA approval for those drugs that are off-patent or whose exclusivity has expired and that are bioequivalent to brand-name drugs. An ANDA is similar to an NDA, except that the FDA waives the requirement of conducting complete clinical studies of safety and efficacy, although it may require expanded clinical bioavailability and/or bioequivalence studies. "Bioavailability" means the rate of absorption and levels of concentration of a drug in the blood stream needed to produce a therapeutic effect. "Bioequivalence" means equivalence in bioavailability between two drug products. In general, an ANDA will be approved only upon a showing that the generic drug covered by the ANDA is bioequivalent to the previously approved version of the drug, i.e., that the rate of absorption and the levels of concentration of a generic drug in the body are substantially equivalent to those of a previously approved equivalent drug. The principal advantage of this approval mechanism is that an ANDA applicant is not required to conduct the same preclinical and clinical studies to demonstrate that the product is safe and effective for its intended use.

     The 1984 Act, in addition to establishing the ANDA procedure, created new statutory protections for approved brand-name drugs. In general, under the 1984 Act, approval of an ANDA for a generic drug may not be made effective until all relevant product and use patents for the equivalent brand name drug have expired or have been determined to be invalid. The only exceptions are situations in which the ANDA applicant challenges the validity or applicability of the patent and either the patentholder does not file suit or litigation extends more than 30 months after notice of the challenge was received by the patent holder. Prior to enactment of the 1984 Act, the FDA gave no consideration to the patent status of a previously approved drug. Additionally, under the 1984 Act, if specific criteria are met, the term of a product or use patent covering a drug may be extended up to five years to compensate the patent holder for the reduction of the effective market life of that patent due to federal regulatory review. With respect to certain drugs not covered by patents, the 1984 Act sets specified time periods of two to ten years during which approvals of ANDAs for generic drugs cannot become effective or, under certain circumstances, ANDAs cannot be filed if the equivalent brand-name drug was approved after December 31, 1981.

     3. Alternative New Drug Applications. An alternative NDA procedure is provided by the 1984 Act whereby the applicant may rely on published literature and more limited testing requirements. That alternative seldom provides advantages over the ANDA procedure, however, and is accordingly rarely used.

  Generic Drug Enforcement Act

     As a result of hearings and investigations concerning the activities of the generic drug industry and the FDA's generic drug approval process, Congress enacted the Generic Drug Enforcement Act of 1992 (the "Generic Drug Act"). The Generic Drug Act confers significant new authority upon the FDA to impose debarment and civil penalties for individuals and companies who commit certain illegal acts relating to the generic drug approval process.

     The Generic Drug Act requires the mandatory debarment of companies or individuals convicted of a federal felony for conduct relating to the development or approval of any ANDA, and gives the FDA discretion to debar corporations or individuals for similar conduct resulting in a federal misdemeanor or state felony conviction. The FDA may not accept or review during the period of debarment (one to ten years in the case of mandatory, or up to five years in the case of permissive, debarment of a corporation) any ANDA submitted by or with the assistance of the debarred corporation or individual. The Generic Drug Act also provides for temporary denial of approval of generic drug applications during the investigation of crimes that could lead to debarment. In addition, in more limited circumstances, the

Generic Drug Act provides for suspension of the marketing of drugs under approved generic drug applications sponsored by affected companies. The Generic Drug Act also provides for fines and confers authority on the FDA to withdraw, under certain circumstances, approval of a previously granted ANDA if the FDA finds that the ANDA was obtained through false or misleading statements. The Company has not been debarred as a result of the FDA investigation and settlement and the consent decree with the FDA makes no provision therefor. The Company does not know when the FDA will resume review of the Company's new drug applications, but such review can begin after the FDA finds that the Company is in compliance with CGMP regulations. To date, the FDA has not made such a finding. See "Legal Proceedings--Government Consent Decrees."

  Healthcare Reform

     Several legislative proposals to address the rising costs of healthcare have been introduced in Congress and several state legislatures. Many of such proposals include various insurance market reforms, the requirement that businesses provide health insurance coverage for all their employees, significant reductions in the growth of future Medicare and Medicaid expenditures, and stringent government cost controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other healthcare providers. Such proposals could adversely affect the Company's business by, among other things, reducing the demand, and the prices paid, for pharmaceutical products such as those produced and marketed by the Company. Additionally, other developments, such as (i) the adoption of a nationalized health insurance system or a single payor system, (ii) changes in needs-based medical assistance programs, or (iii) greater prevalence of capitated reimbursement of healthcare providers, could adversely affect the demand for the Company's products.

  FDA Investigations

     In April and May of 1990, the FDA conducted a pre-approval inspection of the Company's Brooklyn plant, certain pending ANDAs relating to one drug product (in four dosages) and the Company's compliance with the CGMPs. The FDA issued Inspectional Observations concerning, and made further investigation of, the Company's recordkeeping practices and the accuracy of certain research and development stage batch records maintained by the Company for one drug product. As a result, the Company voluntarily withdrew the pending ANDAs relating to this product, and shortly thereafter for one other product, which have never been marketed by the Company. At that time, the FDA also inspected ten then currently marketed drug products (23 dosages) and issued no Inspectional Observations with respect to such products.

     In late 1991, the Company was notified that the FDA had undertaken a validity assessment, pursuant to which the FDA suspended review of all of Halsey's new drug applications, including four pending ANDAs. At the FDA's suggestion, the Company voluntarily undertook an internal audit and retained an outside consultant to review pending and various filed and approved ANDAs, the results of which were provided to the FDA. Based on this initial review, the Company voluntarily withdrew in 1991 three ANDAs for the drug fenoprofen calcium.

PRODUCT RECALLS

     In March 1993, the Company stopped production and sale of five products previously manufactured at the Company's Brooklyn plant as a result of various problems identified with these products, which related primarily to the addition of unapproved inactive ingredients, processing deviations and recordkeeping discrepancies. The disclosures regarding the affected products, Quinidine Gluconate, Propylthiouracil, Acetaminophen with Codeine, Propoxyphene Napsalate with Acetaminophen and Metronidazole, resulted from investigations by the Company, the FDA and DOJ into the Company's existing and pending ANDA drug approvals and recordkeeping practices.

     In response to these problems, the Board of Directors adopted, and informed the FDA that the Board would enact, a series of measures designed to address the specific problems identified with the affected products and to avoid the recurrence of similar problems. The Company notified the FDA that the Company had indefinitely suspended the manufacture and sale of the affected products, and that it had initiated a recall of those products from distributors and retail sellers. In addition, the Company agreed to withdraw its ANDAs for Propoxyphene Napsalate with Acetaminophen. A number of personnel and related changes at the Brooklyn plant were instituted as part of the plan proposed to the FDA directed at the Company's oversight of regulatory affairs. The plan proposed to the FDA called for, among other things, the hiring of new supervisors in the production department at the Brooklyn plant, including a new head of production. The Company also extended its internal audit of the Company's products at the Brooklyn plant to determine if any other problems existed and to determine the causes of the identified problems. The Company retained an additional qualified outside consultant to assist the Company's then current outside consultant.

     In June 1993, the Company entered into a plea agreement with the DOJ and a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA with respect to the DOJ and FDA investigations of the Company. As a direct result of the consent decree and a subsequent product recall, the Company is limited to manufacturing and shipping five identified solid dosage drug products from its Brooklyn plant (the consent decree does not affect the Company's ability to manufacture and ship liquid dosage drug products or affect the Company's operations in its Indiana or California facilities), one of which is being manufactured on behalf of Mallinckrodt. The Company has charged an aggregate of approximately $5,935,000 to operations with respect to the plea agreement and the consent decree. This amount was comprised of inventory write-offs, product recalls and fines. See "Legal Proceedings--Government Consent Decrees" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESEARCH AND DEVELOPMENT

     The Company conducts research and development activities at each of its Brooklyn and Indiana facilities. The Company's research and development activities consist primarily of new generic drug product development efforts and manufacturing process improvements, as well as the development for sale of new chemical products. New drug product development activities are primarily directed at conducting research studies to develop generic drug formulations, reviewing and testing such formulations for therapeutic equivalence to brand name products and additional testing in areas such as bioavailability, bioequivalence and shelf-life. For fiscal years 1995, 1994 and 1993, total research and development expenditures were $818,000, $491,000 and $2,140,000, respectively. During 1996 the Company intends to concentrate its research and development efforts in the following areas:

          1. Reintroduction of products suspended as a result of the consent decree which require prior FDA validation;

          2. Reintroduction of products which will require changes in formulation and submission for prior approval from the FDA;

          3. Reintroduction of the products withdrawn in 1993 and resubmission of the related ANDAs to the FDA; and

          4. Development of new products.

     There can be no assurance that the FDA will grant the requisite approvals for any such product introductions.

     The Company currently maintains a full-time staff of eight in its Research and Development Departments.

MARKETING AND CUSTOMERS

     A key element of the Company's marketing strategy is to maintain sufficient raw material and finished good inventories to enable the Company to fill customer orders promptly. This strategy requires a substantial amount of working capital to maintain inventories at a level sufficient to meet anticipated demand.

     The Company sells its products primarily through three salaried employees and to a lesser extent through two independent sales representatives, each of whom are compensated on a commission basis. Sales of drugs in dosage form are made primarily to drug wholesalers, drugstore chains, distributors and other manufacturers and are not concentrated in any specific region.

     During 1995, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 25% and 11% of total sales, respectively. During 1994, the Company had net sales to three customers in excess of 10% of total sales, each aggregating 12% of total sales. During 1993, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 12% of total sales. Balances due from these customers were approximately 25% and 7% of total accounts receivable at December 31, 1995 and 1994, respectively. The Company believes that the loss of either of these customers could have a material adverse effect on the Company.

     The estimated dollar amount of the backlog of orders for future delivery as of June 30, 1996 was approximately $1,121,000 as compared with approximately $1,722,000 as of June 30, 1995. Although these orders are subject to cancellation, management expects to fill substantially all orders as of June 30, 1996 during the third quarter of 1996.

COMPETITION

     The Company competes in varying degrees with numerous companies in the health care industry, including other manufacturers of generic drugs (among which are divisions of several major pharmaceutical companies) and manufacturers of brand-name drugs. Many of the Company's competitors have substantially greater financial and other resources and are able to expend more money and effort than the Company in areas such as marketing and product development. Although a company with greater resources will not necessarily receive FDA approval for a particular generic drug before its smaller competitors, relatively large research and development expenditures enable a company to support many FDA applications simultaneously, thereby improving the likelihood of being among the first to obtain approval of at least some generic drugs.

     One of the principal competitive factors in the generic pharmaceutical market is the ability to introduce generic versions of brand-name drugs promptly after a patent expires. The Company believes that it will be at a competitive disadvantage until the FDA resumes review of ANDAs submitted by the Company's Brooklyn plant. See "Government Regulation--Generic Drug Enforcement Act" above. Other competitive factors in the generic pharmaceutical market are price, quality and customer service (including maintenance of sufficient inventories for timely deliveries).

RAW MATERIALS

     The raw materials essential to the Company's business are bulk pharmaceutical chemicals purchased from numerous sources. Raw materials are generally available from several sources. During 1995, the Company purchased approximately $2,741,000 of its raw materials (constituting 38.4% of its aggregate purchases of raw materials) from Mallinckrodt, and as of December 31, 1995 more than 29.7% of the Company's trade payables was owed to this supplier. If the Company became unable to continue to purchase raw materials from this supplier, there can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial

Condition and Results of Operations--Liquidity and Capital Resources." The federal drug application process requires specification of raw materials suppliers. If raw materials from a supplier specified in a drug application were to become unavailable on commercially acceptable credit terms, FDA supplemental approval of any new supplier would be required. In view of the FDA consent decree and the suspension of review of the Company's ANDAs by the FDA, the Company would be unable to obtain FDA supplemental approval at the Brooklyn plant for a new supplier except in very limited circumstances.

     The DEA limits the quantity of the Company's inventories of certain raw materials used in the production of controlled substances based on historical sales data. These limitations could increase the likelihood of raw material shortages and of manufacturing delays in the event the Company was required to find new suppliers of these raw materials.

     In 1994, one of the Company's suppliers, Penick and its parent, filed a Chapter 11 petition under the United States Bankruptcy Code. Penick continues to supply the Company but there can be no assurance it will continue to do so. See "--Products and Product Developments--Acquisitions."

EMPLOYEES

     As of December 31, 1995, the Company had approximately 247 full-time employees. Approximately 120 are administrative and professional personnel and the balance are in production and shipping. Among the professional personnel, eight are engaged in product development. Approximately 90 employees at the Company's Brooklyn plant are represented by a local collective bargaining unit whose agreement with the Company expires on July 1, 1997. Management believes that its relations with its employees and unions are generally satisfactory; however, the Company has been involved in litigation with respect to certain aspects of its collective bargaining agreement. See "Legal Proceedings--Other Pending Legal Proceedings."

PROPERTIES

     Halsey leases, as sole tenant, a total of approximately 112,300 square feet, in three buildings on Pacific Street and Dean Street in Brooklyn, New York. Each of these leases is between Halsey and unaffiliated lessors. The approximate aggregate minimum rental commitments under these operating leases are as follows: $884,000 for the year 1995, $928,000 for the year 1996 and $975,000 for the year 1997. These leases expire on December 31, 2005. The buildings leased by Halsey in Brooklyn house research and development and manufacturing facilities and corporate offices.

     Houba owns approximately 45,000 square feet of building space on approximately 30 acres of land in Culver, Indiana, which includes a modern 15,000 square foot manufacturing facility. This manufacturing complex houses separate plants for the production of Doxycycline raw materials, Doxycycline capsules and tablets and Biotin raw materials. In 1996, in conjunction with a settlement with two former employees, the Company acquired real property, improved by a residential property, in Culver, Indiana adjacent to the manufacturing facility. The Company became the lessor of the residential property upon closing of the acquisition.

     Cenci and Cenci Powder together own approximately 6,700 square feet of manufacturing and distribution building space on approximately one-half acre of land in Fresno, California. In early 1992, the Company acquired additional land adjoining this property for the purpose of expanding the manufacturing facilities and distribution space located on such property. In addition, Cenci and Cenci Powder lease approximately 18,000 square feet of space in a building located in Fresno, California used for manufacturing and corporate offices. During the years ended December 31, 1995, 1994 and 1993, Cenci and Cenci Powders paid an aggregate of $86,000, $99,000 and $91,000, respectively, to minority shareholders in respect to this lease.

     The Company also leases office space in Westwood, New Jersey for its marketing and sales departments on a year-to-year basis.

                               LEGAL PROCEEDINGS

GOVERNMENT CONSENT DECREES

     On June 21, 1993, the Company entered into a plea agreement with the DOJ to resolve the DOJ's investigation into the manufacturing and recordkeeping practices of the Company's Brooklyn plant. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of drug products shipped in interstate commerce. Each count involved product adulteration and recordkeeping deficiencies relating to a single drug product, Quinidine Gluconate (324mg tablets), manufactured at the Brooklyn plant. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000, commencing on or about September 15, 1993. The Company's plea was entered in and the terms of the plea agreement approved by the United States District Court for the District of Maryland on July 16, 1993. Two installments have been paid to date. Only additional partial payments have been paid in the amount of $100,000. The agreement with the DOJ stipulates that if any payments are not made in a timely fashion the entire amount of the fine shall become due and payable immediately. As a result, the entire amount of the settlement has been classified as current. Such nonpayment also constituted a default under the Company's Credit Agreement with its banks. As of the date of this Prospectus, no action has been initiated to require payment of the entire outstanding amount of the fine.

     On June 29, 1993, the Company entered into a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA that resulted from the FDA's investigation into the Brooklyn plant's compliance with the FDA's CGMP regulations. Under the terms of the consent decree, the Company is enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Brooklyn plant until the Company establishes to the satisfaction of the FDA that the methods used in, and the facilities and controls to be used for manufacturing, processing, packing, labeling and holding any drug, are established, operated, and administered in conformity with the Federal Food, Drug, and Cosmetic Act and all CGMP regulations. As part of satisfying the foregoing requirements, the Company will be required to validate the manufacturing processes for each solid dosage drug product prior to manufacturing and shipping the drug product. The Company, however, is permitted under the terms of the consent decree to manufacture and ship from the Brooklyn plant certain identified drug products at its own risk provided that: (i) at least twice each month, the Company's independent expert certifies that each batch of drug products upon validation will have been manufactured in accordance with the CGMP Regulations and the formulation described in the drug products approved NDA or ANDA, until such time as validation is completed for these products; and (ii) for any batches of these products that have already been manufactured, such certification will include certification by a Company representative with personal knowledge of the records relating to such drug that such records are accurate and complete and a certification signed by an independent expert that he has personally reviewed the records provided and that in his professional opinion the foregoing requirement concerning validation has been met. The Company commenced shipments of five of the six solid dosage products under the foregoing certification process. One of such five products has since been sold to Mallinckrodt, on whose behalf the Company continues to manufacture the product.

SHAREHOLDER AND DERIVATIVE ACTIONS

     On March 31, 1993, and April 1, 1993, five class-action lawsuits were filed in Federal Court by shareholders against the Company and certain of its then directors. Each of the actions alleged that the Company and its directors had made misleading statements and omissions relating to the prospects of the Company's business and products, including products under development, as well as relating to the status of DOJ and FDA investigations. On May 20, 1993 and October 14, 1993, two separate shareholders derivative lawsuits were filed in New York State Court against the Company and certain of its directors. Each of these lawsuits alleged that the Company and its directors concealed certain government investigations by the FDA and the DOJ. These actions also alleged that the directors breached their fiduciary duty in connection with the dispositions by them of shares of Common Stock on the basis of material information which was not publicly known. In June 1994, the Company agreed to a settlement of these lawsuits. In November 1994, both the Federal and State Courts approved the terms of the settlement, under which the Company agreed to pay $1,000,000 in cash and, at the Company's option, either (i) to issue shares of Common Stock having an aggregate market value, as of the date of distribution, of $3,000,000, or (ii) to pay $3,000,000 in cash, or (iii) to distribute any combination of shares or cash having a combined value as of the date of distribution of $3,000,000. The initial payment of $1,000,000 was paid by the Company's insurers. In November 1995 the Company satisfied the remainder of its settlement obligations by issuing to approved class members a total of 824,742 shares of Common Stock at a per share price of $3.6375, or an aggregate value of $3,000,000.

OTHER GOVERNMENTAL PROCEEDINGS

     The Company received a federal grand jury subpoena in 1993 from the U.S. District Court for the Eastern District of Pennsylvania for documents in connection with an investigation of price fixing and bid rigging on government contracts for Prednisone. The Company, which has not been identified as a target of the investigation, has responded to the subpoena by making certain documents available to the Government and, at this time, has received no further request from the Government.

     By letter dated November 12, 1993, the Staff of the Commission requested that the Company provide to the Commission, on a voluntary basis, information and documents regarding the ingredients and filings relating to the following drugs: quinidine gluconate, propylthiourical, acetaminophen and codeine phosphate, metronidazole, quinidine sulfate, and hydralazine hydrochloride. The Staff advised the Company that the inquiry relates to public information disseminated by the Company and trading in the Company's securities during the period August 1987 through July 1993. The Company is cooperating with the Staff and has made available various documents. These documents relate to the testing, formulations and sale of these drugs which were maintained by the Company at a facility in Maryland. In April, 1994, the Staff requested additional documentation regarding these matters. The Company has complied with the additional request. On July 5, 1994, the Company made a formal submission to the Staff and outlined the parameters of a proposed settlement. An additional submission was made on January 31, 1995, to bring additional information to the attention of the Staff. In May 1995, a formal Order of Investigation was issued by the Commission covering the foregoing matters. In June 1995, additional documents were submitted. Officers and directors of the Company have also testified before the SEC. On October 24, 1995, the SEC staff informed the Company that it would recommend that the Commission authorize the institution of an administrative proceeding pursuant to Section 21C of the Exchange Act against the Company. Specifically the staff indicated it would seek an Order after filing a complaint requiring the Company to cease and desist from violating
Section 17(a) of the Securities Act and Sections 10(b) and 13(a) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. The proposed action would allege that the Company's December 31, 1990 and December 31, 1991 Annual Reports on Form 10-K and March 31, 1991, June 30, 1991, September 30, 1991, March 31, 1992, June 30, 1992, and September 30, 1992 quarterly reports on Form 10-Q were materially false and misleading. The SEC staff proposal conforms in large part to the settlement proposal submitted by the Company. On August 14, 1996, the Staff forwarded an Offer of Settlement to the Company's counsel which embodies the terms of the SEC staff proposal, and requires the Company to "cease and desist from committing or causing any violation and any future violation" of the securities laws. If the Offer of Settlement is approved by the Commission, the Company will not be required to pay any additional fines.

     By letter dated October 23, 1995, the Company was notified by the New York State Education Department that the Professional Conduct Officer of the Office of Professional Discipline had determined that there was sufficient evidence of professional misconduct on the Company's part to warrant a disciplinary proceeding pursuant to New York law. Upon contacting the Deputy Director of the Office of Professional Discipline, counsel for the Company was advised that the alleged misconduct related to the same activities that were the subject of the DOJ investigation, indictment and plea. The Company submitted a written response on November 16, 1995. The Company has been informed that the Office of Professional Discipline would recommend to the Education Department a settlement that will allow the Company's license to remain valid, but would require the payment of an unspecified fine.

     On November 9, 1995, the Company received two Notices of Charge of Discrimination from the United States Equal Employment Opportunity Commission relating to two claimed violations of Title VII of the Civil Rights Act of 1964. The first charge of employment discrimination was filed on October 31, 1995 by a female employee of the Company and alleges sexual discrimination and harassment. A second separate charge of discrimination was also filed on October 31, 1995, by another female employee alleging sexual harassment against the same individual. On November 20, 1995, the EEOC terminated its process with respect to the charges and issued Notices of Right to Sue to the claimants. In February 1996 two lawsuits were filed in the Eastern District of New York captioned Golovatskaya v. Halsey Drug Co., 96 CIV 0662 and Petrakova v. Halsey Drug Co., 96 CIV 0660 in connection with the above charges. The lawsuits seek unspecified damages. At this early stage of the proceedings, the Company is unable to predict with reasonable certainty the likely outcome of these claims.

CENCI PROCEEDING

     The Company is a defendant in a lawsuit currently pending in the United States District Court for the Eastern District of California entitled Cenci v. Halsey Drug Co. The claims in this lawsuit relate to a 1991 Stock Purchase Agreement whereby the Company agreed to purchase 51% of the stock of Cenci.

     The plaintiff, both individually and as a shareholder of Cenci and Cenci Powder, has sued the Company, one of the current officers and two former officers of the Company. The complaint alleges that the Company has breached a number of representations made during the course of the negotiations leading to the stock purchase, including the representation that the Company would provide financial assistance to both Cenci and Cenci Powder. The Complaint also alleges misrepresentations relating to the scope of FDA's investigation of the Company.

     The Complaint, which includes several causes of action, seeks unspecified compensatory damages, as well as punitive damages, rescission, specific performance, reformation and a declaration as to what amount, if any, is owed to plaintiff.

     The Company has retained California counsel to represent its interests. Plaintiff filed its Fifth Amended Complaint, and the Company has filed its Answer and Counterclaims in response to this latest amended complaint. The parties have concluded discovery. At this preliminary stage, the Company is unable to determine the outcome of this litigation with any reasonable certainty.

OTHER PENDING LEGAL PROCEEDINGS

     The Company was named as a defendant in an action commenced on August 19, 1995 by the Company's former product liability insurer ("Lexington") captioned Lexington Insurance Company v. Halsey Drug Co., Inc., 95 Civ. 3403, pending in the United States District Court for the Eastern District of New York. The Complaint seeks the recovery of sums paid by Lexington to settle a lawsuit brought by Linda K. Walton relating to the ingestion of quinidine gluconate allegedly manufactured by the Company. The Complaint requests not less than $75,000 in damages and payment by the Company of a $25,000 deductible, and a declaration that the Walton claim, and other similar claims are not covered under their policy. The Company and Lexington have agreed to a settlement pursuant to which the Company is required to pay $25,000 with respect to the Walton claim (not including an undisputed

$25,000 deductible which the Company is also required to pay) over a three month period. Lexington will dismiss the declaratory portion of the Complaint without prejudice.

     The Company was named as a defendant in an action captioned Union Mutual Fund and Vacation Fringe Benefit Fund v. Halsey Drug Company, Inc., 95 Civ. 955, pending in the United States District Court for the Eastern District of New York. The Complaint seeks sums allegedly owed to two of the Company's labor union funds under the Company's collective bargaining agreement. Plaintiffs seek not less than $165,000.

     On or about August 8, 1995, the Company and the plaintiffs agreed to settle the action. The settlement obligated the Company to pay the alleged arrears in monthly installments. The Company has paid in full the settlement amount.

     The Company was named as a defendant in an action captioned Allied Welfare Fund, Vacation Fringe Benefit Fund and Union Mutual Fund v. Halsey Drug Co., 96 Civ 3655, brought in the United States District Court for the Eastern District of New York. The Complaint seeks sums allegedly owed to three of the Company's labor union funds under the Company's collective bargaining agreement. Plaintiffs seek approximately $272,000. On or about April 29, 1996, the Company and the plaintiffs agreed to settle the action. The settlement obligates the Company to remain current on its obligations and to pay portions of the alleged arrearages in installments. The Company has paid the alleged arrearages under the stipulation, but is not current on its obligations as of the date of this filing.

     In March 1985, the Company was named as a defendant in an action instituted in the Court of Common Pleas, Bucks County, Pennsylvania entitled Mellon v. Barre National Drug Co., et al. This suit was brought by a father as administrator of his deceased daughter's estate, individually and on behalf of her children, against 29 drug companies including the Company. The deceased's death allegedly resulted from her use of the drug Ipecac, an expectorant distributed by the Company, which she used in connection with her bulimia. The plaintiff was unable to determine which of the defendants actually produced the Ipecac used by the decedent. The complaint contained 12 counts, nine of which set forth different theories of liability each seeking in excess of $5 million in damages. The remaining three counts included a count to recover damages in excess of $5 million under the Pennsylvania Wrongful Death Act, a count to recover damages in excess of $5 million under the Pennsylvania Survival Act and a count to recover punitive damages in excess of $10 million. The Company's insurance carrier assumed the defense of this action. On November 13, 1987, the court dismissed seven of the nine counts of the complaint which set forth theories of liability. The two counts regarding theories of liability which remain are theories based on claims of negligence and strict product liability. A motion for summary judgment on behalf of all defendants was granted by the trial court. The decision was affirmed on appeal. Plaintiff sought permission to appeal in the Pennsylvania Supreme Court, and the court denied plaintiff's request.

     On March 4, 1992, an action was commenced against the Company and numerous other pharmaceutical manufacturers in the Pennsylvania Court of Common Pleas, Philadelphia Division, entitled captioned Ciavarelli and Ciavarelli v. Abbott Laboratories, Inc., et al. The Complaint contains seven causes of action, including negligence, strict liability and breach of warranty, among others, in connection with the alleged exposure of Debra Ciavarelli in utero to diethylstilbestrol ("DES"). The plaintiff was unable to determine which of the defendants produced the DES used by Ms. Ciavarelli. The Complaint seeks in excess of $25,000 in compensatory and punitive damages. This matter has been referred to the Company's insurance carrier for defense, which has been assumed. Twenty-two additional actions have been commenced and are still pending against the Company along with numerous other pharmaceutical manufacturers in the Pennsylvania Court of Common Pleas, Philadelphia Division, during 1992 and 1993. Each of these actions alleges injury in connection with exposure to the drug diethylstilbestrol (DES) and each seeks in excess of $25,000 in compensatory and punitive damages. In each suit, the plaintiff was unable to determine which of the defendants produced the DES that was used. Nineteen similar actions have already been settled and dismissed.

     Two DES claims referred to the Company's insurance carriers are pending in other jurisdictions.

     Each of the following matters have been referred to the Company's insurance carrier for defense. The Company does not believe any of the actions will have a material impact on the Company's financial condition.

     The Company has been named as a defendant in three additional actions which have been referred to the Company's insurance carrier and have been accepted for defense. The first action, Alonzo v. Halsey Drug Co., Inc. and K-Mart Corp., No. 64DOT-95111-CT-2736 (Indiana Superior Court, Porter County), was commenced on November 7, 1995 and involves a claim for unspecified damages relating to the alleged ingestion of "Doxycycline 100". The second action, Files v. Halsey Drug Co., Index No. 198787/93 (New York Supreme Court, Suffolk County), commenced on September 16, 1993, seeks $10,000,000 in damages for wrongful death allegedly caused by the ingestion of Isoniazid. The action is currently in discovery. The third action, Hunt v. Halsey Drug Co., Inc. Index No. 33723/93 (New York Supreme Court, Kings County), was commenced on October 21, 1993, and seeks the recovery of $8,000,000 for alleged personal injuries suffered by a Wells Fargo security guard who had responded to a triggered alarm and was shot by a perpetrator. The action is currently in discovery.

                                   MANAGEMENT

     Information about the directors and executive officers of the Company is set forth immediately below.

                                                                                                          YEAR FIRST
                                                                                                          ELECTED AS
     NAME                                              BACKGROUND INFORMATION                             A DIRECTOR
---------------------------  ---------------------------------------------------------------------------  -----------

Rosendo Ferran               President and Chief Executive Officer since July 1993. From November 1988          1987
                             to June 1993, Mr. Ferran served as Senior Vice President and Chief
                             Financial Officer of the Company. From March 1987 to November 1988, Mr.
                             Ferran served as a financial consultant to the Company. Age: 56

Leonard H. Weiss             Executive Vice President since 1986. From June 1968 to December 1985, Mr.          1969
                             Weiss served as Vice President of the Company, and from 1954 to May 1968, as general manager in charge of administration. Age: 65

Richard H. Francis           Retired since 1991. Presently serves as director of The Indonesian Fund            1995
                             (BEA Associates) and The Infinity Mutual Funds (BISYS Investment Services).
                             From 1988 until October 1991 Mr. Francis served as Executive Vice
                             President--Office of the Chairman and Chief Financial Officer of Pan Am
                             Corporation and as Executive Vice President--Finance and Chief Financial
                             Officer of Pan American World Airways(1). From 1985 through 1988 Mr.
                             Francis served as Senior Vice President and Chief Financial Officer of
                             American Standard, Inc. Age: 63

Alan J. Smith Ph.D.          Since 1991 Dr. Smith has been a management consultant specializing in              1995
                             pharmaceutical quality management, quality control, quality assurance and auditing, the Food and Drug Administration's Current Good Manufacturing
                             Practice regulations and technology training, documentary systems, and stability programming. From 1985 to 1991 he was Corporate Director of
                             Quality Affairs for Whitehall Laboratories, a division of American Home
                             Products Corporation. Dr. Smith holds B.Sc. and Ph.D. degrees from the
                             University of London. Age: 66

William G. Skelly            Since 1990 Mr. Skelly has served as Chairman, President and Chief Executive        1996
                             Officer of Central Biomedia, Inc. and its subsidiary SERA, Inc., companies involved in the animal health industry including veterinary biologicals and custom manufacturing of animal sera products. From 1985 to 1990, Mr. Skelly served as President of Martec Pharmaceutical, Inc., a distributor and manu-
                             facturer of human generic prescription pharmaceuticals. Age: 45

---------------

(1) Pan Am Corporation and Pan American World Airways, Inc. filed petitions under the United States Bankruptcy Code in January 1991.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during 1995. In addition, there were four actions taken through unanimous written consent. Each director attended or participated in at least 75% of the aggregate of meetings held and actions taken in 1995 by the Board of Directors.

     Compensation Committee. In February 1993, the Board of Directors established a Compensation Committee, composed of Joseph F. Limongelli, Jerome Dubowy and Rosendo Ferran. Following Mr. Dubowy's resignation from the Board in November 1995, and Messrs. Ferran's and Mr. Limongelli's resignations from the Compensation Committee in November 1995, Alan J. Smith and

Richard H. Francis were appointed to the Compensation Committee. The principal functions of the Compensation Committee are to consult with and make recommendations to the Board of Directors about executive compensation arrangements and the compensation of employees, including the grant of options under the Company's 1995 Stock Option and Restricted Stock Plan to individual officers and key employees. The Compensation Committee met once in 1995. Mr. Limongelli resigned from the Board effective August 9, 1996.

     Nominating Committee. In March 1989, the Board of Directors established a Nominating Committee which was composed of Alexander Marcus and Rosendo Ferran. This Committee did not meet during 1995. Mr. Marcus resigned from the Board in April 1996 and has not been replaced on the Nominating Committee. The principal functions of the Nominating Committee are to establish criteria for procedures of the election for directors and others, review the qualifications of and, in appropriate cases, interview candidates proposed for nomination, and perform such other duties in connection with the election or termination of directors and officers as the Board of Directors may request.

     Audit Committee. On April 30, 1993, the Board established an Audit Committee composed of Joseph F. Limongelli, Jerome Dubowy and Rosendo Ferran. Following Mr. Dubowy's resignation from the Board and Mr. Limongelli's and Mr. Ferran's resignations from the Audit Committee in November 1995, Alan J. Smith and Richard H. Francis were appointed to the Audit Committee. The Audit Committee is responsible for nominating the Company's independent auditors, working with the independent auditors and the internal auditing staff of the Company and other corporate officials, reviewing the financial statements of the Company and reporting on the results of the audits to the Board, and submitting to the Board its recommendations relating to the Company's financial reporting, accounting practices and policies, and financial accounting and operation controls. The Audit Committee did not meet during 1995.

INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Rosendo Ferran, who was a member of the Compensation Committee until November 1995, is President and Chief Executive Officer of the Company.

COMPENSATION OF DIRECTORS WHO ARE NOT EMPLOYEES OR OFFICERS

     Directors who are not officers or employees of the Company are compensated by payment of an annual retainer of $25,000 and an additional fee of $500 per meeting attended, and are reimbursed for travel and other expenses incurred in connection with their services to the Company.

     In September 1993, the Company entered into an Independent Consulting Agreement with Joseph F. Limongelli pursuant to which Mr. Limongelli provides financial and business advisory services, including, without limitation, with respect to proposed transactions considered by the Company from time to time. The Company has agreed to pay Mr. Limongelli a consulting fee of $50,000 per year, payable in equal monthly installments, to issue to Mr. Limongelli stock options each year to acquire at least 10,000 shares of the Company's Common Stock and to reimburse him for expenses incurred in connection with his consulting services. The Consulting Agreement is for a term ending September 1, 1997, provided that either party may terminate the Agreement on 60 days' notice. In the event the Company terminates the Agreement, the Company has agreed to pay Mr. Limongelli the consulting fee for an additional 12 months following termination. If the Company terminates the Consulting Agreement within six months after a change in control, as defined, the Company has agreed to pay Mr. Limongelli the consulting fee for the period from the date of termination through September 1, 1997, plus an amount equal to 50% of all amounts paid and payable to him under the Consulting Agreement. Although Mr. Limongelli resigned as a director effective August 9, 1996, the parties have agreed to continue the Consulting Agreement through its termination date.

EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth, for the Company's last three fiscal years, the cash salary, bonus and non-cash salary or bonuses earned or paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's President and Chief Executive Officer and to each of the Company's executive officers whose compensation exceeded $100,000:

                                                                                                       LONG TERM
                                                                     ANNUAL COMPENSATION             COMPENSATION
                                                          -----------------------------------------  -------------
                                                                                                       SHARES OF
                                                                                                     COMMON STOCK
                                                           SALARY                     OTHER ANNUAL    UNDERLYING
    NAME AND PRINCIPAL POSITION                  YEAR        ($)        BONUS ($)     COMPENSATION   STOCK OPTIONS
---------------------------------------------  ---------  ---------  ---------------  -------------  -------------
Rosendo Ferran...............................       1995    263,604             0          16,150        150,000
  President and Chief Executive                     1994    229,029             0          20,742         --
  Officer                                           1993    214,989             0          20,324         --
Alexander Marcus (1).........................       1995    100,000             0          15,321         --
  Chairman of the Board                             1994    100,000             0          26,412         --
  (retired April 1996)                              1993    108,660             0          27,345         --
Seymour Marcus (2)...........................       1995     46,154             0          18,771         --
  Vice Chairman (retired                            1994     89,423             0          21,756         --
  December 1995)                                    1993    108,860             0          22,274         --
Leonard H. Weiss.............................       1995    141,750             0           8,397         75,000
  Executive Vice President                          1994    115,129             0          11,200         --
                                                    1993    125,041             0          10,927         --


                                                   ALL OTHER
    NAME AND PRINCIPAL POSITION                  COMPENSATION
---------------------------------------------  -----------------
Rosendo Ferran...............................         --
  President and Chief Executive                       --
  Officer                                             --
Alexander Marcus (1).........................         --
  Chairman of the Board                               --
  (retired April 1996)                                --
Seymour Marcus (2)...........................         --
  Vice Chairman (retired                              --
  December 1995)                                      --
Leonard H. Weiss.............................         --
  Executive Vice President                            --
                                                      --



---------------

(1) Alexander Marcus is the brother of Seymour Marcus. Alexander Marcus resigned in April, 1996.

(2) Seymour Marcus is the brother of Alexander Marcus. Seymour Marcus resigned in December, 1995.

OTHER COMPENSATORY ARRANGEMENTS

     Benefits. Executive officers and key employees participate in medical and disability insurance plans provided to all non-union employees of the Company. During 1995, the Company maintained term life insurance policies on behalf of Rosendo Ferran and Leonard H. Weiss, the benefits of which are payable to beneficiaries designated by these individuals. Aggregate premiums paid by the Company during 1995 on all such policies amounted to $21,159. The value of these payments to the individual officers are reflected where applicable in the summary compensation chart. The Company also provided automobiles to certain of its executive officers. Although the Company is unable to assign any value to possible personal benefits derived for use of the automobiles, the Company believes that, as to each officer, such personal benefits amount to less than the lesser of $50,000 or 10% of such officer's compensation reported above in the summary compensation table and, with respect to all executive officers as a group, amount to less than $90,000.

STOCK OPTION GRANTS

     The Company maintains a stock option plan, as set forth below, but the Company does not have any plan pursuant to which stock appreciation rights may be granted.

     1984 Stock Option Plan. In March 1984, the shareholders of the Company approved the adoption of a stock option plan (the "1984 Stock Option Plan"). The 1984 Stock Option Plan, as amended provided for the grant of options to purchase up to 1,000,000 shares. The 1984 Stock Option Plan terminated in March 1994.

     Incentive stock options ("ISO's") to purchase 821,666 shares and non-qualified options to purchase 120,363 shares had been granted under the 1984 Stock Option Plan. The average per share exercise price for all such outstanding ISO's, of which there are approximately 138,900, is approximately $3.58 and the per share price of the Company's Common Stock on the grant dates ranged from $2.50 to $6.25 per share. No exercise price of an ISO was set less than 110% of the fair market value of the underlying Common Stock on the date of grant to any person who owns stock possessing more than 10% of the total voting power of the Company and no exercise price of an ISO was set less than 100% of the fair market value of the underlying Common Stock on the date of grant to any other person. There are no other options outstanding under the 1984 Stock Option Plan.

     1995 Stock Option Plan. In September 1995 the Company established the 1995 Halsey Drug Co., Inc. Stock Option and Restricted Stock Purchase Plan (the "1995 Stock Option Plan"). Under the Plan, the Company may grant options to purchase up to 1,000,000 shares. Incentive stock options may be granted to employees of the Company and its subsidiaries, and non-qualified options may be granted to employees, directors and other persons employed by, or performing services for, the Company and its subsidiaries. Subject to the Plan, the Compensation Committee determines the employees to whom grants are made and the vesting, timing, amounts and other terms of such grants. An employee may not receive incentive stock options exercisable in one calendar year for shares with a fair market value on the date of grant in excess of $100,000. No quantity limitations apply to the grant of non-qualified stock options.

     As of December 31, 1995, ISO's to purchase 461,600 shares had been granted under the 1995 Stock Option Plan. The average per share exercise price for all outstanding ISO's under the 1995 Stock Option Plan is approximately $3.19 and the average per share exercise price of the Company's Common Stock on the grant dates ranged from $3.00 to $3.44 per share. No exercise price of an ISO was set less than 110% of the fair market value of the underlying Common Stock on the date of grant to any person who owns stock possessing more than 10% of the total voting power of the Company and no exercise price of an ISO was set less than 100% of the fair market value of the underlying Common Stock on the date of grant to any other person. There are no other options outstanding under the 1995 Stock Option Plan.

     The following table sets forth selected option grant information for the fiscal year ended December 31, 1995 awarded to the Chief Executive Officer and each of the executive officers of the Company whose compensation exceeded $100,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                                                                                   VALUE
                                                                                                          AT ASSUMED ANNUAL RATES
                                                                                                                    OF
                                                                   % OF TOTAL                                   STOCK PRICE
                                                                     OPTIONS      EXERCISE                     APPRECIATION
                                          TYPE OF     NUMBER OF    GRANTED TO       PRICE                     FOR OPTION TERM
                                          OPTION       OPTIONS      EMPLOYEES        PER      EXPIRATION  -----------------------
    NAME                                  GRANTED      GRANTED         (A)          SHARE        DATE         0%         5% (B)
--------------------------------------  -----------  -----------  -------------  -----------  ----------  -----------  ----------
Rosendo Ferran........................         ISO      150,000(c)        32.5    $    3.19     11/24/00           0   $  132,097
Leonard Weiss.........................         ISO       75,000(d)        16.2         3.19     11/24/00           0       66,049


    NAME                                 10% (B)
--------------------------------------  ----------
Rosendo Ferran........................  $  291,900
Leonard Weiss.........................     145,950



---------------

      (a)  Represents individual option grant as a percentage of total options issued in fiscal year 1995. Neither
           Alexander Marcus nor Seymour Marcus, who retired as directors in April 1996 and December 1995, respectively, were granted any options during fiscal year 1995.
      (b)  The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of the
           Company's Common Stock.
      (c)  Options with respect to 30,000 shares were immediately exercisable. Remaining options become exercisable in
           November 1996. Options for 6,000 shares were exercised in the second quarter of 1996.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

      (d)  Options with respect to 15,000 shares were immediately exercisable. Options with respect to an additional
           60,000 shares are exercisable in November 1996.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information related to options exercised during 1995 by the Company's President and Chief Executive Officer and by each of the Company's other three most highly compensated executive officers during 1995 and the number and value of options held at December 31, 1995 by such individuals.

                      AGGREGATED OPTION EXERCISES IN 1995
                     AND OPTION VALUES AT DECEMBER 31, 1995

                                                                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN
                                                                          OPTIONS AT             THE MONEY OPTIONS AT
                                            SHARES                    DECEMBER 31, 1995           DECEMBER 31, 1995
                                           ACQUIRED      VALUE    --------------------------  --------------------------
     NAME (1)                             ON EXERCISE  REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------  -----------  ---------  -----------  -------------  -----------  -------------
Rosendo Ferran..........................      --          --          42,000       120,000     $  11,250     $  45,000
Leonard H. Weiss........................      10,000   $  11,800      20,000        60,000         9,375        18,750

---------------

(1) Neither Alexander Marcus nor Seymour Marcus, who resigned as directors in April 1996 and December 1995, respectively, (i) exercised any options during fiscal year 1995 or (ii) held any options at December 31, 1995.

PENSION ARRANGEMENTS

     The following table shows the estimated annual benefit payable under the Halsey Drug. Co., Inc. Pension Trust (the "Pension Plan") for each of the individuals named in the summary compensation table with payments at the participant's normal retirement date and in the form of 10-year certain and life annuity thereafter. The amounts shown are additionally based upon benefits as of the plan year ending November 30, 1995:

                                                                                ESTIMATED
     NAME                                                                    ANNUAL BENEFIT
--------------------------------------------------------------------------  -----------------
Rosendo Ferran............................................................     $    12,060
Leonard H. Weiss..........................................................          14,184

     The following table shows estimated annual retirement benefits payable under the Pension Plan as a straight life annuity to persons in specified compensation and years-of-service classifications, assuming retirement in 1995 at age 65 (after at least 18 years of service).

            ESTIMATED ANNUAL BENEFIT-YEARS OF SERVICE AT RETIREMENT

     FIVE YEAR AVERAGE BASE SALARY                          18         20         25         30         35
-------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
150,000................................................  $  13,500  $  13,500  $  13,500  $  13,500  $  13,500
125,000................................................  $  11,250  $  11,250  $  11,250  $  11,250  $  11,250
100,000................................................  $   9,000  $   9,000  $   9,000  $   9,000  $   9,000
75,000.................................................  $   6,750  $   6,750  $   6,750  $   6,750  $   6,750
50,000.................................................  $   4,500  $   4,500  $   4,500  $   4,500  $   4,500

     Employees of the Company who are at least 20 1/2 years of age and have completed at least one year of service are eligible to participate in the Pension Plan. This defined benefits pension plan provides monthly benefits at a participant's normal retirement date (the participant's 65th birthday) equal to 9% of the participants' compensation. In order to qualify for a full pension under this formula, the participant must have 18 years of service; the benefit under the formula is reduced pro-rata for each year of service at the normal retirement date less than 18. For purposes of determining the benefit at a participant's normal retirement date, compensation is, in general, determined by averaging the participant's earnings as shown on Federal Tax Form W-2 over the first five years of his last 10 years of participation prior to his normal retirement date. The Pension Plan was amended, effective December 1, 1984, to comply with the provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984, and the Retirement Equity Act of 1984. The Internal Revenue Service issued, by letter dated February 4, 1986, a favorable determination as to the qualification of the Plan under the Internal Revenue Code.

     Messrs. Ferran and Weiss have 7 and 12 years, respectively, of credited service under the Pension Plan.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Rosendo Ferran effective as of January 1, 1993. Mr. Ferran's agreement has a term of five years, subject to earlier termination. Mr. Ferran received a base salary of $242,000 during 1995 (an increase over 10% over his 1994 contract and which will automatically be increased by 10% in each succeeding year). Pursuant to the agreement, Mr. Ferran is entitled to an annual car allowance and to life insurance, in an amount determined by the Board of Directors, the benefits of which are payable to beneficiaries designated by Mr. Ferran and the premiums for which are paid by the Company.

     The employment agreement also provides that Mr. Ferran will be entitled to a cash severance payment equal to his annual base compensation then in effect if, following the expiration of the term of his agreement, his employment with the Company is not continued on the same or substantially similar terms, and within six months of such expiration his employment with the Company is terminated. Mr. Ferran's agreement further provides that in the event of his death during the term of the agreement, his estate shall be entitled to the value of six months' of Mr. Ferran's compensation at the then applicable rates.

     Pursuant to the agreement, if Mr. Ferran is terminated without cause or if there is a change in his responsibilities or a reduction in his base annual salary following a change in control of the Company and, as a result, he terminates his employment with the Company, he shall receive, as severance, a lump sum equal to three times his base annual salary at the highest rate in effect during the 12 months immediately preceding his date of termination and all stock options then held by Mr. Ferran shall automatically become vested.

     The employment agreement of Mr. Ferran also obligates the Company to use its best efforts to cause Mr. Ferran to be nominated as a director at each annual meeting of the Company's shareholders.

     The Company entered into an employment agreement with Leonard H. Weiss effective as of July 1, 1994, pursuant to which the Company agreed to employ Mr. Weiss as the Executive Vice President of the Company. Mr. Weiss's agreement has a term of three years, subject to earlier termination. Mr. Weiss received a base salary of $141,750 during 1995 (an increase of 5% over his 1994 contract and which will automatically be increased by 5% in each succeeding year). Pursuant to the agreement, Mr. Weiss is entitled to an annual car allowance and to life insurance, in an amount determined by the Board of Directors, the benefits of which are payable to beneficiaries designated by Mr. Weiss and the premiums for which are paid by the Company.

     Pursuant to the agreement, if Mr. Weiss is terminated without cause or if there is a change in his responsibilities or a reduction in his base annual salary following a change in control of the Company and, as a result, he terminates his employment with the Company, he shall receive, as severance, a lump sum equal to his base annual salary remaining under the terms of the agreement at the highest rate in effect during the 12 months immediately preceding his date of termination and all stock options then held by Mr. Weiss shall automatically become vested.

ADVANCES

     From time to time the Company has made advances against anticipated bonuses to Rosendo Ferran, the President, Chief Executive Officer and a director of the Company. These advances, which do not bear interest, aggregated $48,500 at December 31, 1992. In April 1993, the Company made an additional advance to Mr. Ferran in the amount of $62,500. Mr. Ferran commenced repaying the advances by means of payroll deductions beginning in April 1993. As a result of such repayments, the amount outstanding under the advances aggregated $54,900 at December 31, 1995.

                              CERTAIN TRANSACTIONS

     On October 27, 1994, the Company signed a Letter of Intent ("LOI") with RPI, a wholly owned United States subsidiary of Ranbaxy Laboratories Ltd. of New Delhi, India. The Company received $1,000,000 from RPI in payment for 500,000 shares of Common Stock in accordance with the terms of the LOI. The LOI provided for completion of due diligence by RPI within a period of 30 days, after which the parties would negotiate and finalize a definitive agreement. After execution of a definitive agreement, RPI was to have purchased an additional 500,000 newly issued shares of Common Stock for $1,000,000. On November 29, 1994, the Company announced that RPI had decided not to proceed with its second purchase of the Company's Common Stock. Pursuant to the LOI, RPI had the right to have the RPI Shares registered under the Securities Act. In August 1995, the Company repurchased the RPI Shares for an aggregate purchase price of $1,100,000, which funds were derived from the proceeds of the July Private Offering. See "The Private Offerings."

     In connection with the November Private Offering, the Company agreed to use its best efforts to appoint two independent directors to its Board of Directors, each of whom are reasonably acceptable to the holders of a majority in interest (the "Majority in Interest") of the principal amount of the November Debentures. The Board of Directors has agreed to nominate and appoint, subject to shareholder approval, such individuals to the Board for so long as the Debentures remain outstanding. In this regard, Seymour Marcus and Dr. Jerome Dubowy resigned from the Board of Directors effective November 28, 1995, and Richard H. Francis was appointed by the Board to serve as a director until the 1996 annual meeting of shareholders at which time he was elected to serve as a director. In addition to Mr. Francis, William G. Skelly was elected at the annual meeting of shareholders to serve as a director.

     In connection with the August Private Offering, the Company agreed to use its best efforts (i) to appoint an additional two independent directors to its Board of Directors, each of whom are reasonably acceptable to the Majority in Interest of the principal amount of the August Debentures and (ii) to maintain the size of the Board of Directors at seven members. The Board of Directors has agreed to nominate and appoint, subject to shareholder approval, such individuals to the Board for so long as the Debentures remain outstanding. Following the closing of the August Private Offering, Joseph F. Limongelli resigned from the Board of Directors effective August 9, 1996.

     As of the date of this Prospectus, the Board of Directors consists of five members. Two directors are members of management of the Company, two directors are designees of the Majority in Interest of the November Debentures and one director is unaffiliated with either management or the holders of the November or August Debentures. In addition, two vacancies exist on the Board. Although the Majority in Interest of the August Debentures is entitled to fill these vacancies, to date the Majority in Interest has not designated any nominees to the Board of Directors. As a result of their contractual right to approve four nominees to the Company's seven member Board of Directors, the Majority in Interest of each of the November and August Debentures (the "Combined Majority in Interest") may be deemed collectively to have acquired control of the Company. Additionally, investors in the November and

August Private Offerings may be deemed to have acquired control of the Company through their beneficial ownership of approximately 36.6% of the Common Stock issued and outstanding at August 16, 1996 (assuming (i) conversion of all Debentures; and (ii) exercise of all Redeemable Warrants).

     In connection with the November and August Private Offerings, the Company agreed to use its best efforts to appoint a Chief Financial Officer reasonably acceptable to the Combined Majority in Interest. For so long as the November and August Debentures remain outstanding, any successor Chief Financial Officer similarly must be reasonably acceptable to the Combined Majority in Interest. As of the date of this Prospectus, the Company has not appointed a Chief Financial Officer.

     Rosendo Ferran, the Chief Executive Officer and a director of the Company, Richard H. Francis, a director of the Company, and Alan J. Smith, a director of the Company, purchased November Units in the November Private Offering on the same terms as all other investors in the November Private Offering. The number of November Units purchased by each such individual, and the purchase price paid, are set forth below.

                                                                   NUMBER OF
     NAME                                                       NOVEMBER UNITS      PURCHASE PRICE
-----------------------------------------------------------  ---------------------  --------------
Rosendo Ferran.............................................                2         $     20,000
Richard H. Francis.........................................                5         $     50,000
Alan J. Smith..............................................                1         $     10,000

     HKS assisted the Company in the July, November and August Private Offerings. For its services, the Company paid HKS a fee equal to 5% of the gross proceeds of the Private Offerings, and reimbursed HKS for its out-of-pocket expenses, or an aggregate of approximately $582,000. In addition, HKS received a fee upon the exercise of the July and November Redeemable Warrants of approximately $26,250.

     In 1996, the Company issued 25,397 shares to Kahn Consultants, Inc., financial consultants, in lieu of $100,000 in compensation. The KCI Shares are included in the Registration Statement of which this Prospectus is a part.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each executive officer and director named in the summary compensation table and
(iii) all the directors and executive officers of the Company as a group. Except as noted all amounts reflect ownership as at the close of business on September 30, 1996, as adjusted to reflect the issuance of 1,540,000 shares of Common Stock upon the conversion of July Debentures in September 1996. Except as otherwise noted, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

                                                                                   AMOUNT
                                                                                BENEFICIALLY       PERCENT OF
 TITLE OF CLASS                   NAME OF BENEFICIAL OWNER                        OWNED(1)            CLASS
-----------------  -------------------------------------------------------  --------------------  -------------
Common Stock       Rosendo Ferran.........................................            65,904(2)             *
Common Stock       Leonard H. Weiss.......................................            85,625(3)             *
Common Stock       Richard H. Francis.....................................            23,000(4)             *
Common Stock       Alan J. Smith..........................................             4,600(5)             *
Common Stock       William G. Skelly......................................                 0(6)             *
Common Stock       Zatpack, Inc. .........................................         1,107,859(7)           9.9
                   c/o Wilkie Farr & Gallagher
                   153 East 53rd Street
                   New York, New York 10022
Common Stock       Harbour Investments, Ltd. .............................         1,720,922(8)          14.7
                   Hemisphere House
                   9 Church Street
                   Hamilton, HM11, Bermuda
Common Stock       Strong Special Investment Limited Partnership..........           575,000(9)           5.0
                   100 Heritage Reserve
                   Menomonee Falls, Wisconsin 53051
Common Stock.....  Strong Capital Management, Inc. .......................         3,375,697(10)         24.6
                   100 Heritage Reserve
                   Menomonee Falls, Wisconsin 53051
Common Stock       Strong Quest Limited Partnership.......................            35,861(11)        *
                   100 Heritage Reserve
                   Menomonee Falls, Wisconsin 53051
Common Stock       Strong Discovery Fund..................................           215,044(12)          1.9
                   100 Heritage Reserve
                   Menomonee Falls, Wisconsin 53051
Common Stock.....  William Marquard.......................................           701,500(13)          6.1
                   c/o BEA Associates
                   One Citicorp Center
                   153 East 53rd Street
                   New York, New York 10022
Common Stock.....  All directors and executive officers as a group (5
                   persons)...............................................           179,129              1.6

---------------

* Less than one per cent of shares outstanding.

 (1) The information with respect to Messrs. Marquard and Priest is based on the total number of securities sold by the Company directly to such persons. The Company has no knowledge whether such persons hold other securities of the Company. The information with respect to Messrs. Ferran, Smith, Adams, Francis and Zatpack, Inc., Harbour Investments, Ltd., Strong Special Investment Limited Partnership and Strong Capital Managment, Inc. is based upon filings with the Commission and/or information provided to the Company. Prior to the date hereof Seymour

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
     Marcus filed a Statement of Changes in Beneficial Ownership on Form 4 indicating a reduction in holdings from 490,362 shares of Common Stock to 331,682 shares of Common Stock. Consequently, he is no longer a 5% shareholder and does not appear in the table.

 (2) Includes 36,000 shares subject to currently exercisable stock options and 8,000 shares issuable upon conversion of November Debentures. The November Debentures are held jointly with Mr. Ferran's spouse and does not include 120,000 shares subject to options exercisable in November 1996.

 (3) Includes 20,000 shares subject to currently exercisable stock options and does not include 60,000 shares subject to options exercisable in November 1996.

 (4) Includes 20,000 shares issuable upon conversion of the November Debentures.

 (5) Includes 4,000 shares issuable upon conversion of the November Debentures and 600 shares issuable upon exercise of November Redeemable Warrants.

 (6) Mr. Skelly is a director of the Company.

 (7) Includes 607,859 shares issuable upon conversion of the Zatpack Note, including interest accruing thereon through June 30, 1996.

 (8) Includes 300,000 shares issuable upon conversion of the November Debentures, 246,154 shares issuable upon conversion of August Debentures and 36,880 shares issuable upon exercise of August Redeemable Warrants. See footnote 10 below.

 (9) Includes 300,000 shares issuable upon conversion of the November Debentures. See footnote 10 below.

(10) Strong Capital Management, Inc. ("SCMI") has and Richard Strong, a principal of SCMI, may be deemed to have, beneficial ownership of 3,375,697 shares. Includes all shares beneficially owned by Harbour Investments Ltd ("Harbour") of which SCMI is the advisor and all shares beneficially owned by Strong Special Investment Limited Partnership, Strong Quest Limited Partnership and Strong Discovery Fund, entities advised by SCMI. The information with respect to Mr. Strong and SCMI is based upon a Schedule 13-G dated April 26, 1996 filed by such persons and other information provided to the Company.

(11) Includes 30,769 shares issuable upon conversion of August Debentures and 4,610 shares issuable upon exercise of the August Redeemable Warrants. See footnote 10 above.

(12) Includes 184,615 shares issuable upon conversion of August Debentures and 27,660 shares issuable upon exercise of the August Redeemable Warrants. See footnote 10 above.

(13) Includes 360,000 shares issuable upon conversion of the November
     Debentures.

     Although the Company's Banks have filed a Schedule 13-G with the Commission with respect to the 699,696 shares underlying the Bank Warrants, which shares constitute approximately 6.3% of the issued and outstanding Common Stock, the Banks disclaim in such filing that they constitute a "group," as such term is defined under the Exchange Act.

                            SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of September 30, 1996 by each Selling Securityholder, as adjusted to reflect the sale by each Selling Securityholder of the Common Stock, including the Underlying Shares, offered hereby. The table assumes that (i) all Convertible Securities are exercised or converted, as the case may be; (ii) holders of August Debentures who elected to have interest paid in Common Stock receive such interest through the maturity of the August Debentures and (iii) all shares of Common Stock offered hereby, including the Underlying Shares, are sold. Except as set forth in the footnotes to the table or the footnotes to the table under "Principal Shareholders", the Company believes that each Selling Securityholder has sole voting power and investment power with respect to the shares of Common Stock included herein.

                                                 BEFORE OFFERING        NUMBER OF       AFTER OFFERING
                                             ------------------------    SHARES     ----------------------
                   NAME                        AMOUNT       PERCENT    BEING SOLD    AMOUNT      PERCENT
-------------------------------------------  -----------  -----------  -----------  ---------  -----------
Rosendo Ferran,
  President, Chief Executive Officer and
Director...................................       65,904       *             9,200(1)    56,704      *
Joseph F. Limongelli.......................       37,500       *            30,000(2)     7,500      *
Zatpack, Inc...............................    1,107,859         9.9     1,181,737(3)         0          0
The Chase Manhattan Corporation............      299,870         2.6       299,870(4)         0          0
The Bank of New York.......................      199,913         1.8       199,913(5)         0          0
Israel Discount Bank.......................      199,913         1.8       199,913(6)         0          0
William W. Priest..........................      540,500         4.8       540,500(7)         0          0
HKS & Co., Inc.............................      309,350         2.8       309,350(8)         0          0
William A. Marquard........................      701,500         6.1       701,500(9)         0          0
Matthew and Melinda Stepanski Investment
Trust Fund.................................      115,000         1.0       115,000 10)         0          0
Chateau Holding Co. Limited................      368,000         3.2       368,000 11)         0     --
Harbour Investments, Ltd...................    1,846,461        15.6     1,527,361 12)   319,100        2.9
Kenneth J. Gimbel..........................      108,264         1.0       108,264 13)         0          0
Strong Special Investment Limited
Partnership................................      575,000         5.0       575,000 14)         0          0
Jane and Anthony Stepanski.................      182,500         1.6       172,500 15)    10,000      *
Michael Rainisch...........................       41,890       *            26,890 16)    15,000      *
Ilene Rainisch.............................       39,490       *            31,490 17)     8,000      *
R. H. Francis, Director....................       23,000       *            23,000 18)         0          0
Peter and Carol Ann J. Daniels.............        9,200       *             9,200 19)         0          0
Alan J. Smith, Director....................        4,600       *             4,600 20)         0          0
Strong Quest Limited Partnership...........       50,764       *            50,764 21)         0          0
Strong Discovery Fund......................      304,583         2.7       304,583 22)         0          0
James and Linda C. Youmans.................       60,917       *            60,917 23)         0          0
John B. Hurford............................       35,379       *            35,379 24)         0          0
St. John & Wayne...........................       15,229       *            15,229 25)         0          0
Bernard Selz...............................      152,292         1.3       152,292 26)         0          0
Katherine M. Bristor.......................       17,690       *            17,690 27)         0          0
Hemant K. Shah and Varsha H. Shah..........       71,069       *            71,069 28)         0          0
Varsha H. Shah c/f Sachin H. Shah..........       15,229       *            15,229 29)         0          0
Varsha H. Shah c/f Sumeet H. Shah..........       15,229       *            15,229 30)         0          0
Kahn Consulting, Inc.......................       *            *            25,397          0       *

                                                   (Footnotes on following page)

(Footnotes for preceding page)

---------------

* Less than one percent of shares outstanding.

 (1) Includes 8,000 shares of Common Stock issuable upon conversion of Debentures.

 (2) Includes 30,000 shares of Common Stock issuable upon exercise of Options at a weighted average exercise price of $2.77 per share.

 (3) Includes 681,737 shares issuable upon conversion of the Zatpack Note, including interest accruing thereon through maturity on December 1, 1997. Amount owned before offering reflects interest accrued through June 30, 1996.

 (4) Includes 299,870 shares of Common Stock issuable upon exercise of Bank Warrants at a weighted average exercise price of $2.05 per share. These shares are held through The Chase Manhattan Bank, N.A., a subsidiary of The Chase Manhattan Corporation.

 (5) Includes 199,913 shares of Common Stock issuable upon exercise of Bank Warrants at a weighted average exercise price of $2.05 per share.

 (6) Includes 199,913 shares of Common Stock issuable upon exercise of Bank Warrants at a weighted average exercise price of $2.05 per share.

 (7) Includes 220,000 shares of Common Stock issuable upon conversion of Debentures.

 (8) Includes 104,000 shares of Common Stock issuable upon conversion of Debentures.

 (9) Includes 360,000 shares of Common Stock issuable upon conversion of Debentures.

(10) Includes 100,000 shares of Common Stock issuable upon conversion of Debentures. Anthony Stepanski is trustee of the trust.

(11) Includes 320,000 shares of Common Stock issuable upon conversion of Debentures.

(12) Includes 546,154 shares of Common Stock issuable upon conversion of Debentures, 119,385 shares issuable in payment of interest on August Debentures and 36,880 shares issuable upon exercise of Redeemable Warrants.

(13) Includes 80,769 shares issuable upon conversion of Debentures, 14,903 shares issuable in payments of interest on August Debentures and 4,610 shares issuable upon exercise of Redeemable Warrants.

(14) Includes 300,000 shares of Common Stock issuable upon conversion of Debentures.

(15) Includes 150,000 shares of Common Stock issuable upon conversion of Debentures. Does not include 5,000 shares owned by the daughter of Anthony Stepanski or 5,000 shares held directly by Mr. Stepanski. Columns labelled Before Offering and After Offering reflect such shares.

(16) Includes 23,385 shares of Common Stock issuable upon conversion of Debentures, and 2,305 shares issuable upon exercise of Redeemable Warrants.

(17) Includes 27,385 shares of Common Stock issuable upon conversion of Debentures, and 2,305 shares issuable upon exercise of Redeemable Warrants.

(18) Includes 20,000 shares of Common Stock issuable upon conversion of Debentures.

(19) Includes 8,000 shares of Common Stock issuable upon conversion of Debentures.

(20) Includes 4,000 shares of Common Stock issuable upon conversion of Debentures and 600 shares of Common Stock issuable upon exercise of Redeemable Warrants.

(21) Includes 30,769 shares issuable upon conversion of Debentures, 14,903 shares issuable in payment of interest on August Debentures and 4,610 shares issuable upon exercise of Redeemable Warrants.

                                                   (Footnotes on following page)

(Footnotes for preceding page)
(22) Includes 184,615 shares issuable upon conversion of Debentures, 89,539 shares issuable in payment of interest on August Debentures and 27,660 shares issuable upon exercise of Redeemable Warrants.

(23) Includes 36,923 shares issuable upon conversion of Debentures, 17,908 shares issuable in payment of interest on August Debentures and 5,532 shares issuable upon exercise of Redeemable Warrants.

(24) Includes 30,769 shares issuable upon conversion of Debentures and 4,610 shares issuable upon exercise of Redeemable Warrants.

(25) Includes 9,231 shares issuable upon conversion of Debentures, 4,477 shares issuable in payment of interest on August Debentures and 1,383 shares issuable upon exercise of Redeemable Warrants.

(26) Includes 92,308 shares issuable upon conversion of Debentures, 44,769 shares issuable in payment of interest on August Debentures and 13,830 shares issuable upon exercise of Redeemable Warrants.

(27) Includes 15,385 shares issuable upon conversion of Debentures and 2,305 shares issuable upon exercise of Redeemable Warrants.

(28) Includes 43,077 shares issuable upon conversion of Debentures, 20,892 shares issuable in payment of interest on August Debentures and 6,454 shares issuable upon exercise of Redeemable Warrants.

(29) Includes 9,231 shares issuable upon conversion of Debentures, 4,477 shares issuable in payment of interest on August Debentures and 1,383 shares issuable upon exercise of Redeemable Warrants.

(30) Includes 9,231 shares issuable upon conversion of Debentures, 4,477 shares issuable in payment of interest on August Debentures and 1,383 shares issuable upon exercise of Redeemable Warrants.

                              PLAN OF DISTRIBUTION

     The Underlying Shares offered hereby initially are being offered by the Company for issuance to the Selling Securityholders upon exercise or conversion, as the case may be, of the Convertible Securities. The Company will receive all of the proceeds derived from such issuance.

     In addition, all shares of Common Stock offered hereby (including the Underlying Shares, upon the issuance thereof) are being offered directly by the Selling Securityholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders. The Selling Securityholders may sell such shares from time to time, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the Exchange, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Securityholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Securityholders, and any such pledgee institution may similarly offer, sell and effect transactions in such shares. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders (or their pledgees).

     In order to comply with the securities laws of certain states, the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Securityholders.

     The Selling Securityholders and intermediaries through whom the shares offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act with respect to such securities.

     Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market-making activities with respect to the securities for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of securities of the Company by the Selling Securityholders.

     The Company has agreed to pay all fees and expenses incident to the registration of the Common Stock offered hereby, except fees and expenses of counsel or other professionals or advisors, if any, to the Selling Securityholders.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, of which 9,582,354 shares are issued and outstanding as of June 30, 1996, including 474,603 treasury shares. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders. All shares of Common Stock have equal rights and are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably upon liquidation in the assets available for distribution to shareholders. The Common Stock is not subject to call or assessment, has no preemptive conversion or cumulative voting rights and is not subject to redemption. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will, upon issuance and sale, be, fully paid and non-assessable with no personal liability attached to the ownership thereof.

DEBENTURES

     The Debentures are unsecured subordinated obligations of the Company and will mature on July 18, 2000, with respect to the July Debentures, on November 29, 2000, with respect to the November Debentures, and on August 6, 2001, with respect to the August Debentures (collectively, the "Due Date"). The Debentures bear interest at the rate of 10% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year through the Due Date, commencing October 1, 1995, with respect to the July Debentures, on January 1, 1996, with respect to the November Debentures, and October 1, 1996, with respect to the August Debentures. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Debentures were issued in the Private Offerings. As of the date of this Prospectus, $7,160,000 principal amount of Debentures are outstanding, which are convertible into an aggregate of 2,733,232 Underlying Shares (not including an aggregate of 346,154 shares of Common Stock issuable in payment of interest on August Debentures through the Due Date thereof).

  Redemption

     The Debentures will be subject to redemption, in whole or in part, at the option of the Company at any time commencing July 18, 1996, with respect to the July Debentures, on November 29, 1996, with respect to the November Debentures, and on August 6, 1997, with respect to the August Debentures, at a redemption price of 105% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date.

     If less than all the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Company on a pro rata basis, provided that no Debentures of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Debentures or portions of them called for redemption.

  Conversion

     Each Debenture is convertible, at the option of the holder, into Underlying Shares at a conversion price of $2.00 per share, with respect to the July Debentures, $2.50 per share, with respect to the November Debentures, and $3.25 per share with respect to the August Debentures, subject to adjustment in certain circumstances, during the period commencing from the date of issuance and ending on the Due Date.

     The Debentures will be automatically converted into Common Stock in the event that, following the first anniversary (July 18, 1996, November 29, 1996 and August 6, 1997 with respect to the July Debentures, the November Debentures and the August Debentures, respectively) of their issuance, the closing price of the Common Stock on the Exchange exceeds $2.00 per share, with respect to the July Debentures, $2.50 per share, with respect to the November Debentures, and $3.25 per share, with respect to the August Debentures (the "Threshold"), for each of the 20 consecutive trading days following such one year anniversary and prior to conversion. In such event, the Company is required to provide written notice to the Debenture holder of the effective date of the automatic conversion.

     The closing price of the Common Stock exceeded the Threshold for the 20 trading days immediately following the first anniversary of the issuance of the July Debentures. Accordingly, the July Debentures were converted into Common Stock effective August 19, 1996, and interest ceased to accrue thereon after such date. In September 1996 the Company notified the holders of the July Debentures of the conversion of their instruments. As of the date of this Prospectus, $3,080,000 principal amount of July Debentures have been physically presented to the Company for conversion into an aggregate of 1,540,000 shares of Common Stock.

     The exercise price, number of Underlying Shares issuable on conversion of the Debentures and the conversion Threshold are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

  Subordination

     The Debentures are be general, unsecured obligations of the Company, subordinated in right of payment to all indebtedness to banks and other institutional lenders ("Senior Debt") of the Company. The Debentures permit the Company to incur a limited amount of Senior Debt. See "The Private Offerings."

  Events of Default

     In general, the Debentures may be declared to be immediately due and payable if an Event of Default, as defined therein, occurs and is continuing. As of the date of this Prospectus, the Company does not have sufficient funds to repay the Debentures if an Event of Default were to occur.

REDEEMABLE WARRANTS

     No July Redeemable Warrants remain outstanding.

     Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $2.50 per share, with respect to the November Redeemable Warrants, and of $3.25 per share, with respect to the August Redeemable Warrants, subject to adjustment in certain circumstances, during the period commencing November 29, 1995, with respect to the November Redeemable Warrants, and commencing August 6, 1997, with respect to the August Redeemable Warrants and ending five years thereafter.

     The Redeemable Warrants (including the July Redeemable Warrants) were issued in the Private Offerings. As of the date of this Prospectus, 115,850 Redeemable Warrants are outstanding.

  Redemption

     The Redeemable Warrants are redeemable, at the option of the Company, at a price of $.01 per Redeemable Warrant at any time commencing November 29, 1996, with respect to the November Redeemable Warrants, and commencing August 6, 1997, with respect to the August Redeemable Warrants upon not less than 30 days' written notice, provided that the last sales price of the Common Stock following such one year anniversary equals or exceeds the Threshold for the 20 consecutive trading days ending on the third day prior to the notice of redemption to warrantholders. The warrantholders shall have the right to exercise the Redeemable Warrants until the close of business on the date fixed for redemption.

  Adjustment

     The exercise price, number of shares of Common Stock issuable on exercise of the Redeemable Warrants and the Threshold are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

  Exercise

     The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant Certificate representing the Redeemable Warrants on or prior to the expiration date at the offices of the Company, with the exercise form accompanying the Redeemable Warrant Certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check, payable to the Company) for the number of Redeemable Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

     See "The Private Offerings" for further information about the Redeemable Warrants and Debentures.

ZATPACK NOTE

     See "Business--Other Transactions--Agreements with Zatpack, Inc." for a description of the Zatpack Note.

BANK WARRANTS

     The Company has issued a total of 699,696 Bank Warrants in connection with the various amendments to the credit agreement with the Company's banks. The Bank Warrants entitle the holders thereof to purchase an aggregate of 699,696 Underlying Shares at an average weighted exercise price of $2.05 per share, subject to adjustment in certain circumstances, through July 30, 2006.

  Adjustment

     The exercise price and number of shares of Common Stock issuable on exercise of the Bank Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

  Exercise

     The Bank Warrants may be exercised upon surrender of the Bank Warrant Certificate representing the Bank Warrants on or prior to the expiration date at the offices of the Company, with the exercise form accompanying the Bank Warrant Certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check, payable to the Company) for the number of Bank Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

OPTIONS

     One former director of the Company owns Options to purchase an aggregate of 30,000 Underlying Shares at an average weighted exercise price of $2.77 per share, subject to adjustment in certain circumstances, at various dates through July 2001. All of the Options were issued pursuant to either the 1984 Stock Option Plan or the Consulting Agreement with Mr. Limongelli. See "Management-- Compensation of Directors Who Are Not Employees or Officers." The exercise price of each Option was not less than the fair market value of the Common Stock on the date such Option was granted.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

___________________________________INDEX TO FINANCIAL
STATEMENTS___________________________________

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Certified Public Accountants.........................................................        F-2

Consolidated Balance Sheets................................................................................        F-3

Consolidated Statements of Operations......................................................................        F-4

Consolidated Statements of Stockholders' Equity............................................................        F-5

Consolidated Statements of Cash Flows......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

__________________REPORT OF INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS__________________

                                                     605 Third Avenue
                                                     New York, New York
                                                     10580-0142
                                                     212 599-0100
                                                     Fax 212 379-4520
                                                                          [LOGO]
                                            GRANT THORNTON LLP
                                                     Accountants and
                                                     Management Consultants

                                                     The U.S. Member Firm of
                                                     Grant Thornton
                                                     International
Board of Directors
  Halsey Drug Co., Inc.

  We have audited the accompanying consolidated balance sheets of Halsey Drug Co., Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Halsey Drug Co., Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As more fully discussed in Note A, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred a loss of approximately $4,103,000 during the year ended December 31, 1995 and as of that date has a deficiency in working capital of approximately $7,393,000. In addition, the Company's current banking agreement expires on March 31, 1996 and the Company is currently not in compliance with the financial covenants of its banking agreement and its convertible subordinated debentures agreements. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these conditions are described in Note A. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

  As discussed in Note I, the financial statements for the year ended December 31, 1995 as previously reported have been restated in regards to the gain recognized on the sale of assets.

GRANT THORNTON LLP

New York, New York
March 29, 1996 (except for Note I as to which the date is September 25, 1996)

___________________________________CONSOLIDATED BALANCE
SHEETS___________________________________

                                                                                 December 31,       June 30,
(in thousands)                                                                            1994        1996
                                                                                        ---------  -----------
                                                                               1995
                                                                             ---------
                                                                                                   (unaudited)
CURRENT ASSETS
  Cash                                                                       $     353  $      28   $     111
  Accounts receivable--trade, net of allowances
    for doubtful accounts of $280 and $755
    in 1995 and 1994, respectively, and
    288 at June 30, 1996                                                         1,689      2,326       1,672
  Inventories                                                                    7,716      6,835       7,114
  Prepaid insurance and other current assets                                       656        496         653
  Deferred income taxes                                                                       296      --
                                                                             ---------  ---------  -----------
       Total current assets                                                     10,414      9,981       9,550

PROPERTY, PLANT AND EQUIPMENT, NET                                               7,394      8,561       6,900

OTHER ASSETS                                                                     1,054        734       1,392
                                                                             ---------  ---------  -----------
                                                                             $  18,862  $  19,276   $  17,842
                                                                             ---------  ---------  -----------
                                                                             ---------  ---------  -----------

CURRENT LIABILITIES
  Bank overdraft                                                             $     213  $     218   $     567
  Due to banks                                                                   3,395      4,850       3,395
  Current maturities of long-term debt                                             200                    200
  Convertible subordinated debentures                                            7,347                  7,388
  Department of Justice settlement                                               2,000      2,013       2,089
  Accounts payable                                                               2,546      4,414       3,401
  Accrued expenses                                                               1,867      1,823       2,654
  Advances from minority stockholders                                              206        418         206
  Income taxes payable                                                              33        196          28
  Deferred income                                                                             500
                                                                             ---------  ---------  -----------
       Total current liabilities                                                17,807     14,432      19,928

LONG-TERM DEBT                                                                   2,595      2,492       2,647

LITIGATION SETTLEMENT                                                                       3,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock - $.01 par value; authorized,
    20,000,000 shares; issued and outstanding,
    8,973,459 shares and 7,609,537 shares in 1995
    and 1994, respectively, 9,582,354 at June 30, 1996                              90         76          95
  Additional paid-in capital                                                    14,459     10,162      15,954
  Accumulated deficit                                                          (14,989)   (10,886)    (19,738)
                                                                             ---------  ---------  -----------
                                                                                  (440)      (648)     (3,689)
  Less treasury stock - at cost (500,000 shares in 1995)                        (1,100)                (1,044)
                                                                             ---------  ---------  -----------
                                                                                (1,540)      (648)     (4,733)
                                                                             ---------  ---------  -----------
                                                                             $  18,862  $  19,276   $  17,842
                                                                             ---------  ---------  -----------
                                                                             ---------  ---------  -----------

The accompanying notes are an integral part of these statements.

____________________________CONSOLIDATED STATEMENTS OF
OPERATIONS____________________________

                                                                                     Six Months Ended
   (in thousands, except per share data)          Year ended December 31,                June 30,
                                                1995        1994        1993         1996         1995
                                             ----------  ----------  ----------  ------------  ----------
                                                                                 (unaudited)   (unaudited)
Net sales                                     $  20,225   $  24,182     $36,024        $7,643  $   11,756
Cost of goods sold                               18,097      21,584      28,848         7,740       8,819
                                             ----------  ----------  ----------  ------------  ----------
    Gross profit                                  2,128       2,598       7,176           (97)      2,937
Research and development                            818         502       2,140           629         307
Selling, general and administrative
  expenses                                        6,098       7,128       8,796         3,144       2,981
Provision for regulatory settlement                                       5,935
                                             ----------  ----------  ----------  ------------  ----------
    (Loss) earnings from operations              (4,788)     (5,032)     (9,695)       (3,870)       (351)
Interest expense                                  1,307         735         631           879         433
Gain on sale of assets                            2,288                                             2,288
Provision for stockholders' litigation
  settlement                                                              3,000
                                             ----------  ----------  ----------  ------------  ----------
    (Loss) earnings before income taxes,
       minority interest
       and cumulative effect of accounting
       change                                    (3,807)     (5,767)    (13,326)       (4,749)      1,504
Provision (benefit) for income taxes                296                  (2,540)                      296
                                             ----------  ----------  ----------  ------------  ----------
    (Loss) before minority interest and
       cumulative
       effect of accounting change.........      (4,103)     (5,767)    (10,786)       (4,749)      1,208
Minority interest in net loss of
  subsidiaries                                                              150
                                             ----------  ----------  ----------  ------------  ----------
    (Loss) earnings before cumulative
       effect of accounting change               (4,103)     (5,767)    (10,636)       (4,749)      1,208
Cumulative effect of accounting change                                     (267)
                                             ----------  ----------  ----------  ------------  ----------
    NET (LOSS) EARNINGS                         $(4,103)    $(5,767)   $(10,903)      $(4,749)     $1,208
                                             ----------  ----------  ----------  ------------  ----------
                                             ----------  ----------  ----------  ------------  ----------
(Loss) earnings per common share
  (Loss) earnings before cumulative effect
    of accounting change                          $(.52)      $(.80)     $(1.53)        $(.47)       $.15
  Cumulative effect of accounting change                                   (.04)
    Net (loss) earnings                           $(.52)      $(.80)     $(1.57)        $(.47)       $.15
Average number of outstanding shares         7,886,101   7,173,908   6,954,713   10,179,172    7,884,986

The accompanying notes are an integral part of these statements.

____________________CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
EQUITY____________________

                  Years ended December 31, 1995, 1994 and 1993
                 and six months ended June 30, 1996 (unaudited)
                                 (in thousands)

                                                Common Stock,                      Retained       Treasury stock,
                                               $.01 par value       Additional     earnings           at cost
                                           -----------------------    paid-in    (accumulated   --------------------
                                             Shares      Amount       capital      deficit)      Shares     Amount      Total
                                           ----------  -----------  -----------  -------------  ---------  ---------  ---------
Balance at January 1, 1992                  6,795,217   $      68    $   8,186    $     5,784                         $  14,038
Exercise of stock options                     314,320           3          781                                              784
Net loss                                                                              (10,903)                          (10,903)
                                           ----------         ---   -----------  -------------  ---------  ---------  ---------
Balance at December 31, 1993                7,109,537          71        8,967         (5,119)                            3,919
Issuance of common stock                      500,000           5          995                                            1,000
Issuance of warrants to banks                                              200                                              200
Net loss                                                                               (5,767)                           (5,767)
                                           ----------         ---   -----------  -------------  ---------  ---------  ---------
Balance at December 31, 1994                7,609,537          76       10,162        (10,886)                             (648)
Issuance of common stock                      500,000           5          791                                              796
Issuance of common stock in connection
  with litigation settlement                  824,742           8        2,992                                            3,000
Repurchase of common stock                                                                        500,000  $  (1,100)    (1,100)
Issuance of warrants with convertible
  subordinated debentures                                                  416                                              416
Exercise of stock options                      39,180           1           98                                               99
Net loss                                                                               (4,103)                           (4,103)
                                           ----------         ---   -----------  -------------  ---------  ---------  ---------
Balance at December 31, 1995
(unaudited)                                 8,973,459   $      90    $  14,459    $   (14,989)    500,000  $  (1,100) $  (1,540)
Net earnings (loss) for the six months
  ended June 30, 1996                                                                  (4,749)                           (4,749)
Issuance of shares as settlement               49,166                      228                    (25,397)        56        284
Exercise of stock options                      35,329                      113                                              113
Exercise of warrants                          524,400           5        1,154                                            1,159
                                           ----------         ---   -----------  -------------  ---------  ---------  ---------
BALANCE AT JUNE 30, 1996 (UNAUDITED)        9,582,354   $      95    $  15,954    $   (19,738)    474,603  $  (1,044) $  (4,733)
                                           ----------         ---   -----------  -------------  ---------  ---------  ---------
                                           ----------         ---   -----------  -------------  ---------  ---------  ---------

The accompanying notes are an integral part of this statement.

____________________________CONSOLIDATED STATEMENTS OF
CASHFLOWS____________________________

                                                                                             Six Months Ended June
(in thousands)                                                 Year ended December 31,                30,
                                                             1995       1994       1993        1996         1995
                                                           ---------  ---------  ---------  -----------  -----------
                                                                                            (Unaudited)  (Unaudited)
Cash flows from operating activities
  Net (loss) earnings                                      $  (4,103) $  (5,767) $ (10,903)  $  (4,749)   $   1,208
                                                           ---------  ---------  ---------  -----------  -----------
  Adjustments to reconcile net loss to net
    Cash (used in) provided by operating activities
    Depreciation and amortization                              1,956      2,350      2,104       1,193          799
    Provision for losses on accounts receivable                             271        365
    Gain on sale of assets                                    (2,288)       (92)                             (2,288)
    Accrued Department of Justice interest                        77        100                     89           31
    Deferred income taxes                                        296                  (667)                     296
    Minority interest in net loss of subsidiaries                                     (150)
    Settlement of product recall                                                      (985)
    Department of Justice settlement                                                 2,060
    Provision for stockholders' litigation settlement                                3,000
    Changes in assets and liabilities
      Accounts receivable                                        637          2      4,374          17          723
      Inventories                                               (881)     2,389      4,085         602         (219)
      Income taxes receivable                                               660       (660)     --           --
      Prepaid insurance and other current assets                (160)       134        (25)          3          (41)
      Accounts payable                                        (1,868)      (912)    (1,126)        855       (1,332)
      Accrued expenses                                            44        528        859         787           94
      Income taxes payable                                      (163)       (83)    (1,157)         (5)        (169)
                                                           ---------  ---------  ---------  -----------  -----------
    Total adjustments                                         (2,350)     5,347     12,077       3,541       (2,106)
                                                           ---------  ---------  ---------  -----------  -----------
    Net cash (used in) provided by operating activities       (6,453)      (420)     1,174      (1,208)        (898)
                                                           ---------  ---------  ---------  -----------  -----------
Cash flows from investing activities
  Capital expenditures                                          (536)      (216)    (1,688)       (360)        (180)
  Decrease (increase) in other assets                            116       (169)       (75)       (574)
  Net proceeds from sale of assets                             1,889        125
  Deferred income                                                           500                               2,000
                                                           ---------  ---------  ---------  -----------  -----------
    Net cash provided by (used in) investing activities        1,469        240     (1,763)       (934)       1,820
                                                           ---------  ---------  ---------  -----------  -----------
Cash flows from financing activities
  (Decrease) increase in notes payable                        (1,192)      (489)        28                   (1,044)
  Proceeds from issuance of common stock                         796      1,000                  1,556
  Payments to Department of Justice                              (90)       (86)       (61)        (10)         (80)
  Bank overdraft                                                  (5)      (224)      (486)        354          424
  Repurchase of common stock                                  (1,100)
  Payments to minority stockholders                             (212)       (25)
  Advances from former minority shareholder                   --         --         --          --             (212)
  Proceeds from issuance of converted subordination
    debentures                                                 7,740
  Proceeds from exercise of stock options                         99                   784
  Increase in other assets                                      (727)
                                                           ---------  ---------  ---------  -----------  -----------
    Net cash (used in) provided by financing activities        5,309        176        450       1,900         (912)
                                                           ---------  ---------  ---------  -----------  -----------
    NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                           325         (4)      (139)        242           10
Cash and cash equivalents at beginning of year or period          28         32        171         353           28
                                                           ---------  ---------  ---------  -----------  -----------
Cash and cash equivalents at end of year or period         $     353  $      28  $      32         111           38
                                                           ---------  ---------  ---------  -----------  -----------
                                                           ---------  ---------  ---------  -----------  -----------

Supplemental disclosures of noncash activities:

1. The valuation of the warrants issued in 1995, $416,000, with the convertible subordinated debentures is included in additional paid-in capital.

2. The issuance in 1995 of 824,742 shares of the Company's common stock is valued at $3,000,000 in connection with the litigation settlement.

3. The valuation of the warrants issued in 1994, $200,000, to its banks, is included in additional paid-in capital.

The accompanying notes are an integral part of these statements.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

   A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1.
    Principles of Consolidation and Basis of Presentation

    The consolidated financial statements include 100% of the accounts of the Company and its wholly-owned subsidiaries, Blue Cross Products Co., Inc., Houba, Inc., Halsey Pharmaceuticals, Inc., and Indiana Fine Chemicals Corporation, The Medi-Gum Corporation, its 51%-owned subsidiaries, H.R. Cenci Laboratories, Inc. and Cenci Powder Products, Inc. The Medi-Gum Corporation and Halsey Pharmaceuticals have not commenced operations. All material intercompany accounts and transactions have been eliminated.

    As of December 31, 1995, the Company has a working capital deficiency of approximately $7,393,000, has an accumulated deficit of approximately $14,989,000, has incurred a loss of approximately $4,103,000 during the year ended December 31, 1995, and is not in compliance with its financial covenants pursuant to its banking agreement and its convertible subordinated debenture agreements. In addition the Company's credit agreement with its banks expires March 31, 1996. These factors and the Food and Drug Administration ("FDA") and other matters as discussed in Note M, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relative to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. Management's plans with respect to those conditions include seeking alternative sources of financing. In this regard, the Company (a) is reviewing several unsolicited expressions of interest from prospective joint venture partners and investors,
(b) plans to refinance or extend the maturity date of the Company's bank debt, and (c) has sold the rights to one of its products to a major vendor and has received a commitment for future production of such product (Note I). There can be no assurance that management can obtain alternative sources of financing.

2.
    Inventories

    Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

3.
    Property, Plant and Equipment

    Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis. The estimated lives used in determining depreciation and amortization are:

Buildings                     25 years
Machinery and equipment       5-10 years
Leasehold improvements        5-10 years

    Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

4.
    Income Taxes

    The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), as of January 1, 1993. The standards for SFAS No. 109 require that the Company utilize an asset and liability approach for financial accounting and reporting for income taxes. The primary objectives of accounting for income taxes under SFAS No. 109 are to (a) recognize the amount of tax payable for the current year and (b) recognize the amount of deferred tax liability or asset based on management's assessment of the tax consequences of events that have been reflected in the Company's financial statements or tax returns. The cumulative effect of this change was to increase the 1993 net loss by $267,000.

5.
    Loss Per Share

    The computation of loss per share of Common Stock is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable upon exercise of stock options and warrants. Fully diluted earnings per share is considered equal to primary earnings per share for all years presented as the effect of other potentially dilutive securities would be antidilutive.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

6.
    Statement of Cash Flows

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company paid income taxes for the years ended December 31, 1995, 1994 and 1993 of $201,000, $39,000 and $199,000,
respectively, and interest of $786,000, $504,000 and $406,000, respectively.

7.
    Costs in Excess of Net Assets Acquired

    The Company amortizes its costs in excess of net assets acquired on a straight-line basis over a five-year period. Amounts paid in excess of net assets acquired of $1,127,000, net of accumulated amortization of $932,000 and $707,000 in 1995 and 1994, respectively, are included in other assets in the accompanying consolidated financial statements. On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment by comparing the carrying value to the undiscounted cash flows of the related assets.

8.
    Use of Estimates in Consolidated Financial Statements

    In preparing consolidated financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

9.
    Reclassifications

    Certain reclassifications have been made to the 1994 and 1993 presentation to conform to the 1995 presentation.

10.
    Accounting Pronouncements Not Yet Adopted

    Adoption of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," is required for fiscal years beginning after December 15, 1995. The standards for SFAS No. 121 require that the Company recognize and measure impairment losses of long-lived assets and certain identifiable intangibles and value long-lived assets to be disposed of. The primary objectives under SFAS No. 121 are to: (a) recognize an impairment loss of an asset whenever events or changes in circumstances indicate that its carrying amount may not be recoverable and (b) if planning to dispose of long-lived assets or certain identifiable intangibles, such assets have been reflected in the Company's consolidated balance sheet at the net asset value less cost to sell. The Company has adopted SFAS No. 121 effective January 1, 1996. The adoption of SFAS No. 121 had no effect on the Company's Consolidated Financial Statements.

    Adoption of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," is required for fiscal years beginning after December 15, 1995 and allows for a choice of the method of accounting used for stock-based compensation. Entities may use the "intrinsic value" method currently based on APB No. 25 or the new "fair value" method contained in SFAS No. 123. The Company intends to implement SFAS No. 123 in fiscal 1996 by continuing to account for stock-based compensation under APB No.
25. As required by SFAS No. 123, the pro forma effects on net income and earnings per share will be determined as if the fair value-based method had been applied and disclosed in the notes to the consolidated financial statements.

11.
    Interim Financial Information

    The financial information presented as of March 31, 1996, for the three months ended March 31, 1996 and 1995, are unaudited. In the opinion of management, this unaudited financial information contains all adjustments (which consist of normal recurring accrual adjustments) necessary for a fair presentation for the interim periods presented. The results for the interim periods are not necessarily indicative of results expected for the full year.

NOTE B - FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities. For the Company, financial instruments consist principally of cash and cash equivalents, subordinated promissory notes and long-term debt.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

    The following methods and assumptions are used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

1.
    Cash and Cash Equivalents

    The carrying amount reasonably approximates fair value because of the short maturity of those instruments.

2.
    Long-term Debt and Convertible Subordinated Debentures

    The carrying amount of long-term receivables and fair value of the above financial instruments are as follows:

                                                                    December 31,
                                                 --------------------------------------------------
                                                           1995                      1994
                                                 ------------------------  ------------------------
                                                  CARRYING    FAIR VALUE    Carrying    Fair value
                                                   AMOUNT       AMOUNT       amount       amount
                                                 -----------  -----------  -----------  -----------
                                                                   (in thousands)
Cash and cash equivalents                         $     353    $     353    $      28    $      28
Long-term debt                                        6,190        6,190        7,342        7,342
Convertible subordinated debentures                   7,347        7,347

NOTE C - INVENTORIES

   Inventories consist of the following:

                                                                         December 31,        June 30,
                                                                     --------------------  -------------
                                                                       1995       1994         1996
                                                                     ---------  ---------  -------------
                                                                        (in thousands)      (unaudited)
Finished goods                                                       $   2,491  $   1,990    $   1,996
Work-in-process                                                          1,398      1,301        1,747
Raw materials                                                            3,827      3,544        3,371
                                                                     ---------  ---------  -------------
                                                                     $   7,716  $   6,835    $   7,114
                                                                     ---------  ---------  -------------
                                                                     ---------  ---------  -------------

NOTE D - PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are summarized as follows:

                                                                                       December 31,
                                                                                   --------------------
                                                                                     1995       1994
                                                                                   ---------  ---------
                                                                                      (in thousands)
Machinery and equipment                                                            $  11,247  $  10,989
Leasehold improvements                                                                 5,756      5,656
Building                                                                               1,203      1,203
Land                                                                                     265        265
                                                                                   ---------  ---------
                                                                                      18,471     18,113
Less accumulated depreciation and amortization                                        11,077      9,552
                                                                                   ---------  ---------
                                                                                   $   7,394  $   8,561
                                                                                   ---------  ---------
                                                                                   ---------  ---------

NOTE E - DEBT

a.
    Line of Credit

    In December 1992, the Company entered into a credit agreement providing for borrowings of up to $7,000,000 at the prime rate plus an initial margin of 1/2%, originally maturing in December 1994. Upon certain conditions, as defined in the agreement, the margin rate increases by 2%. Borrowings under the line were available for working capital purposes based upon a percentage of the parent company's eligible accounts receivable and are collateralized by such accounts receivable. The agreement contains certain financial covenants, including minimum interest

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited) coverage and working capital ratios, tangible net worth, limitations on capital expenditures, and maximum debt-to-equity ratios. As of December 31, 1995, the Company was not in compliance with the above covenants.

    In 1994, the Company and its banks amended the credit agreement to include the stock of certain subsidiaries, the accounts receivable of Houba, Inc., and the parent company's inventory and equipment as additional collateral, to increase the initial margin rate to 2% (10.5% at December 31, 1995), to restrict certain payments made by the Company, to require payment to be made by the Company to the banks of any income tax refunds received by the Company, to extend the maturity date to August 31, 1995, and to agree in principal to modify the financial covenants at a later date. In addition, if the outstanding borrowings were not repaid by August 30, 1995, the Company was required to pay $102,000, which represented 3% of the then outstanding principal due to the banks. Such amount was accrued in 1995 and partially paid in 1996.

    As consideration for the above amendments and the Company's continued borrowings in excess of the borrowing formula, the Company has issued to the banks stock warrants, expiring December 31, 1999, to purchase up to 699,696 shares of the Company's common stock at exercise prices ranging from $1.98 to $2.07 per share (subject to the antidilution provisions of the credit agreement, as amended). The fair value of the warrants, $200,000, as determined by the Company's Board of Directors, was recorded by the Company in 1994 as additional paid-in capital and a discount to bank debt which was fully amortized through the maturity date, August 31, 1995.

    In addition, the Company and its banks amended the credit agreement as a result of the Company having consummated private offerings of its securities on July 18, 1995 and November 29, 1995. As consideration for waiving any breach or default under the credit agreement as a result of these private offerings, the Banks received approximately $600,000 of the proceeds as payment for interest, fees, expenses and principal and an extension of the warrant exercise period to July 17, 2000. In addition, the exercise prices of all warrants for 699,696 shares of the Company's common stock have been adjusted for antidilution to prices ranging from $1.98 to $2.07.

b.
    Convertible Subordinated Promissory Note

    Pursuant to the Zatpack, Inc. ("Zatpack") agreement (Note N), the Company issued a convertible subordinated promissory note dated December 1, 1994, to Zatpack, for the cancellation of trade payables and advances by Zuellig Group N.A., Inc. ("Zuellig") to the Company's subsidiaries, in the amount of $1,292,000, bearing interest at 8% per annum, compounded annually, due December 1, 1997. The outstanding principal, plus all accrued and unpaid interest, $1,395,000 at December 31, 1995, can be converted, at the option of Zatpack, into the Company's common stock at the rate of one share of common stock for every $2.50 of principal and interest being converted (the $2.50 is subject to the antidilution provisions of the promissory note). The note is subordinated to the bank debt.

c.
    Subordinated Promissory Notes

    On March 21, 1995 (see Note I), the Company satisfied certain accounts payable by issuing a subordinated promissory note to Mallinckrodt Chemical Acquisition, Inc. ("Mallinckrodt") for $1,200,000, bearing interest at 8% per annum, with interest and principal payable at the earlier of: (i) receipt by Mallinckrodt of all necessary authorizations from the FDA or (ii) September 21, 1997. The note is collateralized by substantially all of the assets of the Company and is subordinated to future bank indebtedness of up to $8,000,000. The $1,200,000 note represents the deferral of payment by the Company of a portion of its trade accounts payable due to an affiliate of Mallinckrodt.

    On July 14, 1995, the Company borrowed from and issued a $200,000 subordinated promissory note to Mallinckrodt, bearing interest at 8% per annum, with principal and interest payable June 30, 1996. The principal and interest is payable, at the option of Mallinckrodt, in the form of cash or a credit to the Company's accounts receivable due from Mallinckrodt on June 30, 1996.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

    Borrowings under long-term debt are as follows:

                                                                                         December 31,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                        (in thousands)
Convertible subordinated promissory note                                             $   1,395  $   1,292
Subordinated promissory notes                                                            1,400      1,200
                                                                                     ---------  ---------
                                                                                         2,795      2,492
Less; current maturities of long-term debt                                                (200)     -
                                                                                     ---------  ---------
                                                                                     $   2,595  $   2,492
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE F - CONVERTIBLE SUBORDINATED DEBENTURES

   On July 18, 1995, the Company issued 408 units, at $10,000 per unit, in a private placement of its securities ("July Private Placement"). Each unit consists of: (i) a 10% convertible subordinated debenture due July 18, 2000 in the principal amount of $10,000, interest payable quarterly, and convertible into shares of the Company's common stock at a conversion price of $2.00 per share, subject to dilution, and (ii) 750 redeemable common stock purchase warrants ("warrants"). Each warrant entitles the holder to purchase one share of common stock for $2.00, subject to adjustment during the five-year period commencing July 18, 1995. The warrants are redeemable by the Company at a price of $.01 per warrant at any time commencing July 18, 1996, provided that at July 18, 1996, the fair market value of the Company's common stock equals or exceeds $2.00 per share for the 20 consecutive trading days ending on the third day prior to the notice of redemption to the holders of the warrants.

    On November 29, 1995, the Company issued 366 units, at $10,000 per unit, in a private placement of its securities ("November Private Placement"). Each unit consists of (i) a 10% convertible subordinated debenture due November 29, 2000 in the principal amount of $10,000, interest payable quarterly, and convertible into shares of the common stock at a conversion price of $2.50 per share, subject to dilution, and (ii) 600 redeemable common stock purchase warrants. The terms and conditions of the warrants issued in connection with the November Private Placement are similar to those issued in the July Private Placement, except that the exercise price of the warrants issued in the November Private Placement is $2.50 per share.

    The Company received net proceeds from the July and November Private Placements of $7,013,000, net of issuance costs of $727,000, and allocated the market value of the warrants, as determined by the Company's Board of Directors, $416,000, to additional paid-in capital with a corresponding adjustment to debt discount. The net proceeds from such issuances have been or will be used for the following purposes: repurchase of 500,000 shares of the Company's common stock, registration of the underlying shares pursuant to the Private Placements, the purchase of equipment, research and development costs and for working capital. In addition, the Company was required to use $950,000 of the net proceeds to repay a portion of its bank debt. At December 31, 1995, the Company was in default of its convertible subordinated debentures agreements as a result of its default with its banking agreement, and accordingly, the convertible subordinated debentures are currently due.

NOTE G - ACCRUED EXPENSES

   Accrued expenses are summarized as follows:

                                                                                         December 31,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                        (in thousands)
Payroll related                                                                      $     850  $   1,039
Professional fees                                                                          120         74
Interest                                                                                   337        251
Other                                                                                      560        459
                                                                                     ---------  ---------
                                                                                     $   1,867  $   1,823
                                                                                     ---------  ---------
                                                                                     ---------  ---------

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

NOTE H - INCOME TAXES

    The benefit for income taxes for the year ended December 31, 1993 is composed of the following (in thousands):

Current - Federal                                                                                $  (1,606)
Deferred - Federal, state and local                                                                   (934)
                                                                                                 ---------
                                                                                                 $  (2,540)
                                                                                                 ---------
                                                                                                 ---------

    Deferred income tax (benefits) provisions, resulting from differences between accounting for financial statement purposes and tax purposes, were as follows for the year ended December 31, 1993 (in thousands):

Depreciation                                                                                     $      50
Provision for stockholders' litigation settlement                                                   (1,260)
Pension expense                                                                                       (116)
Provision for product recall                                                                           417
Provision for doubtful accounts                                                                       (172)
Inventory reserve                                                                                     (168)
                                                                                                 ---------
    Deferred benefit before net operating loss carrybacks                                           (1,249)
Limitation of net operating loss carrybacks                                                            315
                                                                                                 ---------
                                                                                                 $    (934)
                                                                                                 ---------
                                                                                                 ---------

    The actual income tax (benefit) expense varies from the Federal statutory rate applied to consolidated operations as follows:

                                                          Year ended December 31,
                                    --------------------------------------------------------------------
                                            1995                   1994                    1993
                                    --------------------  ----------------------  ----------------------
                                     AMOUNT        %        Amount         %        Amount         %
                                    ---------  ---------  -----------  ---------  -----------  ---------
                                                               (in thousands)
Federal statutory rate              $  (1,295)     (34.0)%  $  (1,961)     (34.0)%  $  (4,497)     (34.0)%
Gain on sale of assets                    546       14.3
LOSS OF WHICH NO TAX BENEFIT WAS
  PROVIDED                                280        7.4       1,223        21.2
Losses of subsidiaries with no tax
  benefit                                 240        6.3         479         8.3         472         3.5
Goodwill amortization                      77        2.0          77         1.3          77          .7
Department of Justice settlement                                                         850         6.4
Change in valuation allowance             296        7.8
Other                                     152        4.0         182         3.2         558         4.2
                                    ---------  ---------  -----------  ---------  -----------  ---------
Actual (benefit) tax expense        $     296        2.8   $   -           -       $  (2,540)      (19.2)%
                                    ---------  ---------  -----------  ---------  -----------  ---------
                                    ---------  ---------  -----------  ---------  -----------  ---------

    The Company has net operating loss carryforwards aggregating approximately $6,613,000, expiring during the years 2009 through 2010. In addition, certain of the Company's subsidiaries file separate Federal income tax returns and have separate net operating loss carryforwards aggregating approximately $4,783,000, expiring during the years 1998 through 2010.

    The Company's tax loss carryforwards could be limited by Section 382 of the Internal Revenue Code with respect to the amount utilizable each year. This limitation would reduce the Company's ability to utilize net operating loss carryforwards included above. The amount of the limitation has not been quantified by the Company.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

    The components of the Company's deferred tax assets (liabilities), pursuant to SFAS No. 109, are summarized as follows:

                                                                                         December 31,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                        (in thousands)
Deferred tax assets
  Net operating loss carryforwards                                                   $   4,792  $   3,543
  Allowance for doubtful accounts                                                          117        318
  Research and development tax credit                                                      212
  Reserve for inventory                                                                     65         92
  Litigation settlement                                                                             1,260
  Other                                                                                     36         44
                                                                                     ---------  ---------
       Gross deferred tax assets                                                         5,222      5,257
                                                                                     ---------  ---------
Deferred tax liabilities
  Depreciation                                                                            (771)      (517)
  Other                                                                                   (165)       (17)
                                                                                     ---------  ---------
                                                                                          (936)      (534)
                                                                                     ---------  ---------
       Net deferred tax assets before valuation allowance                                4,286      4,723
Valuation allowance                                                                     (4,286)    (4,427)
                                                                                     ---------  ---------
       Net deferred tax assets                                                       $   -      $     296
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    SFAS No. 109, requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The valuation allowance at December 31, 1995 primarily pertains to uncertainties with respect to future utilization of net operating loss carryforwards.

NOTE I - SALE OF ASSETS

    (a) On March 21, 1995, the Company sold its Abbreviated New Drug Application ("ANDA") for 5mg Oxycodone HCL/325mg Acetaminophen Tablets ("Tablets") and certain equipment used in the production of the Tablets for up to $5.4 million to Mallinckrodt. The Company received $500,000 of the proceeds in July 1994, which has been recorded as deferred income on the Company's 1994 consolidated balance sheet. Mallinckrodt also paid the Company $2,000,000 on March 21, 1995 and the remainder will be payable as follows: (i) $1,000,000 upon the Company receiving general clearance from the FDA for unrestricted operations at its Brooklyn facility and written notice from the FDA that it is in compliance with certain provisions of the consent degree dated June 29, 1993 (such $1,000,000 will be recorded by the Company when general clearance is obtained from the FDA) and (ii) $1,900,000 at the earlier of (a) Mallinckrodt receiving certain authorizations from the FDA or (b) September 21, 1997 ("Deferred Payments"). Mallinckrodt also agreed to defer $1,200,000 of the Company's trade debt due to an affiliate of Mallinckrodt (Note E).

    In connection with the agreement, the Company agreed to manufacture Tablets for Mallinckrodt for a period of three years through March 31, 1998 and Mallinckrodt agreed to order a minimum number of Tablets from the Company for two years ending March 21, 1997. The Company and Mallinckrodt entered into a noncompetition agreement pursuant to which the Company agreed not to compete with Mallinckrodt and its affiliates with respect to the Tablets ANDA until March 21, 2000. If, prior to the time it is possible for Mallinckrodt to commence production under the Tablets ANDA or any new Tablets ANDA at its own facility, and the Company ceases or is forced to cease or substantially curtail production under the Tablets ANDA, as a consequence of (i) any action or communication by the FDA or any other regulatory or governmental authority or
(ii) any financial or other business difficulty, then Mallinckrodt has the right to cancel payment of any yet unpaid portion of the Deferred Payment ($1.9 million) and shall further have the right to a full refund of any portion of the Deferred Payment already made to the Company.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

    In addition, the Company issued to Mallinckrodt an option to purchase the ANDA for acetaminophen/oxycodone capsules at an exercise price equal to 3/4 of annual net capsule revenue, as defined. Upon exercise of the option, the Company and Mallinckrodt would enter into agreements pursuant to which the Company would
(i) manufacture acetaminophen/oxycodone capsules for Mallinckrodt for a period of time and (ii) be prohibited from competing with Mallinckrodt and its affiliates with respect to the production of such capsules.

    In connection with the filing of a Registration Statement with the Securities and Exchange Commission, the Company has revised the gain recorded on the sale of assets to Mallinckrodt and will not recognize the Deferred Payment until the earlier of (a) Mallinckrodt receiving certain authorizations from the FDA or (b) March 31, 1998. The effect of the adjustments on the accompanying financial statements is as follows (In thousands, except per share amounts):

As of December 31, 1995:

                                                                                       AS PREVIOUSLY
                                                                                         REPORTED     AS RESTATED
                                                                                       -------------  -----------
Net loss                                                                                $    (2,203)   $  (4,103)
Net loss per common share                                                                      (.28)        (.52)
Long Term Receivable                                                                          1,900       --
Accumulated deficit                                                                         (13,089)     (14,989)

As of June 30, 1995 (Unaudited):

                                                                                       AS PREVIOUSLY
                                                                                         REPORTED     AS RESTATED
                                                                                       -------------  -----------
Net earnings                                                                            $     3,108    $   1,208
Net earnings per common share                                                                   .39          .15

NOTE J - PENSION EXPENSE

   The Company maintains the following two pension plans:

1.
    Management Pension Plan

    The Company maintains a defined benefit pension plan covering substantially all nonunion employees.

    Historically, the Company's funding policy for the management pension plan (the "Plan"), had been to contribute amounts equal to its liability as determined under the Employee Retirement Income Security Act of 1974 ("ERISA"). Under this funding policy, contributions would be sufficient to maintain plan assets in excess of the projected benefit obligation. As of December 31, 1995, the Company has not funded its 1994 ERISA obligation of approximately $116,000 and the remaining balance of its 1993 and 1992 ERISA obligations of approximately $191,000. Failure to timely fund these obligations may result in the termination of the Plan and/or other monetary penalties. During 1993, the Company (i) amended the Plan to reduce employee benefits, (ii) terminated certain employees sooner than expected, and (iii) reduced the discount rate used to determine the projected benefit obligations, all of which did not have a material effect on the Company's 1993 consolidated results of operations.

    Planned Company contributions over the next several years are expected to improve the funded status of the Plan. The Plan's assets are diversified in stocks, bonds, mutual funds and short-term and other investments.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

    Net pension cost for the Plan consists of the following:

                                                                                          December 31,
                                                                              -------------------------------------
                                                                                 1995         1994         1993
                                                                                 -----        -----        -----
                                                                                         (in thousands)
Normal service cost                                                            $      49    $      50    $      45
Interest cost                                                                         25           27           38
Actual return on plan assets                                                         (19)         (18)         (36)
Net amortization and deferral                                                         (9)         (10)         (10)
                                                                                     ---          ---          ---
    Net pension cost                                                           $      46    $      49    $      37
                                                                                     ---          ---          ---
                                                                                     ---          ---          ---

    The reconciliation of the funded status of the Plan to the amount reported in the Company's balance sheet is as follows:

                                                                                         Year ended December
                                                                                                 31,
                                                                                         --------------------
                                                                                           1995       1994
                                                                                         ---------  ---------
                                                                                            (in thousands)
Actuarial present value of benefit obligations at November 30, 1995 and 1994
  Estimated present value of vested benefits                                             $     405  $     307
  Estimated present value of nonvested benefits                                                 44         36
                                                                                         ---------  ---------
       Accumulated benefit obligation                                                          449        343
       Value of future pay increases                                                            22         17
                                                                                         ---------  ---------
       Projected benefit obligation                                                            471        360
Estimated market value of Plan assets at November 30, 1995 and 1994                            456        402
                                                                                         ---------  ---------
       (Deficiency) excess of Plan assets over projected benefit obligation                    (15)        42
Unrecognized net gain                                                                           33         23
Unrecognized net asset at December 1, 1987 being amortized over 24 years                        (9)        (9)
                                                                                         ---------  ---------
                                                                                         $       9  $      56
                                                                                         ---------  ---------
                                                                                         ---------  ---------

    The assumptions used as of November 30, 1995 and 1994 in determining pension expense and funded status shown above were as follows:

                                                                                            1995         1994
                                                                                            -----        -----
Discount rate                                                                                  7.00%        7.00%
Rate of salary progression                                                                     4.00         4.00
Long-term rate of return on assets                                                             7.00         7.00

2.
    Employees' Pension Plan

    The Company contributed approximately $450,000, $462,000 and $515,000 in 1995, 1994 and 1993, respectively, to a multiemployer pension plan for employees covered by collective bargaining agreements. This plan is not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over the total of the pension plan's net assets is not available from the plan's administrator.

    The Multiemployer Pension Plan Amendments Act of 1980 (the "Act") significantly increased the pension responsibilities of participating employers. Under the provision of the Act, if the plans terminate or the Company withdraws, the Company could be subject to a "withdrawal liability."

NOTE K - STOCK OPTION PLAN

    In September 1995, the stockholders of the Company approved the adoption of a stock option and restricted stock purchase plan (the "1995 Option Plan"). The 1995 Option Plan replaces the Company's existing stock option

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited) plan which expired in January 1994. The 1995 Option Plan provides for the granting of (i) nonqualified options to purchase the Company's common stock at not less than the fair market value on the date of the option grant, (ii) incentive stock options to purchase the Company's common stock at not less than the fair market value on the date of the option grant and (iii) rights to purchase the Company's common stock on a "Restricted Stock" basis, as defined, at not less than the fair market value on the date the right is granted. The total number of shares which may be sold pursuant to options and rights granted under the 1995 Option Plan is 1,000,000. No option can be granted under the 1995 Option Plan after May, 2005 and no option can be outstanding for more than ten years after its grant.

    A summary of activity of all options is as follows:

                                                                     December 31,
                                                    ----------------------------------------------
                                                         1995            1994            1993
                                                    --------------  --------------  --------------
Outstanding at beginning of year                         222,150         413,881         794,857
Granted                                                  471,600          10,000          66,000
Cancelled                                                (54,070)       (201,731)       (132,656)
Exercised                                                (39,180)                       (314,320)
                                                    --------------  --------------  --------------
Outstanding at end of year                               600,500         222,150         413,881
                                                    --------------  --------------  --------------
                                                    --------------  --------------  --------------
Shares exercisable                                       183,900         144,742         239,610
                                                    --------------  --------------  --------------
                                                    --------------  --------------  --------------
Option prices per share
  Granted                                           $1.94 - $3.19   $2.00           $4.00 - $6.25
  Cancelled                                          2.50 -  6.25    2.01 -  6.25    2.14 -  6.25
  Exercised                                         2.50                             2.01 -  5.50
  Exercisable                                        2.50 -  6.25    2.50 -  6.25    2.01 -  6.25

NOTE L - COMMITMENTS

   The Company occupies plant and office facilities under noncancellable operating leases which expired in December 1995. On October 31, 1994, the Company entered into a new operating lease for the plant and office facilities covering the period from January 1, 1996 to December 31, 2005. These new operating leases provide for scheduled base rent increases over the term of the lease, however, the total amount of the base rent payments will be charged to operations using the straight-line method over the term of the lease. The leases provide for payment of real estate taxes based upon a percentage of the annual increase. The Company's subsidiaries, 51% H.R. Cenci Laboratories, Inc. ("Labs") and Cenci Powder Products, Inc. ("Cenci"), lease plant and office facilities on a month-to-month basis from an officer of the subsidiaries. Rent expense relating to these leases amounted to approximately $86,000, $99,000 and $91,000 in 1995, 1994 and 1993, respectively. In addition, the Company rents certain equipment under operating leases, generally for terms of four years. Total rent expense for the years ended December 31, 1995, 1994 and 1993 was approximately $659,000, $582,000 and $502,000, respectively.

    The approximate minimum rental commitments under these operating leases are as follows:

Twelve months ending December 31,        (in thousands)
    1996                                    $     884
    1997                                          928
    1998                                          975
    1999                                        1,023
    2000                                        1,075
    2001 and thereafter                         6,234
                                         ---------------
Total minimum payments required             $  11,119
                                         ---------------
                                         ---------------

    On January 1, 1993, the Company entered into an employment agreement with an officer having an initial term of five years. On July 1, 1994, the Company entered into an employment agreement with another officer having an initial term of three years. These employment agreements contain change in control provisions that would entitle each officer to receive certain severance benefits if there is a change in control in the Company, as

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited) defined, and a termination of employment. The maximum contingent liability as of December 31, 1995 under these agreements is approximately $1,027,000.

NOTE M - CONTINGENCIES

   The Company currently is a defendant in several lawsuits involving product liability and other claims. The Company's insurance carriers have assumed the defense for all product liability and other actions involving the Company. None of the lawsuits is brought as a class action. The ultimate outcome of these lawsuits cannot be determined at this time, and accordingly, no adjustment has been made to the consolidated financial statements.

    In April and May of 1990, the FDA conducted a pre-approval inspection of the Company's facilities, certain pending approval applications and its manufacturing procedures. The FDA issued "Inspectional Observations" and made further investigations of the Company's recordkeeping practices and the accuracy of certain records maintained by the Company during the research and development stage for a single drug entity not being marketed by the Company. On July 29, 1991, the Company received a Federal grand jury subpoena for documents relating to approved and unapproved ANDAs for various products and other documents relating to the Company's operations.

    The Company received a letter dated October 25, 1991 from the FDA advising that the FDA, under its fraud policy, had undertaken a validity assessment with respect to the Company's ANDAs, including four pending ANDAs and various ANDA supplements, pursuant to which all reviews are suspended. The Company voluntarily undertook an internal audit and retained an outside consultant to review pending and various filed and approved ANDAs. As part of that process, the Company withdrew its ANDAs for the drug product, fenoprofen calcium.

    On June 29, 1993, the Company entered into a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA that resulted from the FDA's investigation. Under the terms of the consent decree, the Company was enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Company's facilities until the Company established, to the satisfaction of the FDA, that the methods used in, and the facilities and controls to be used for, manufacturing, processing, packing, labeling and holding any drug are established, operated and administered in conformity with the Federal Food, Drug and Cosmetic Act and the FDA's Current Good Manufacturing Practice regulations. As part of satisfying the foregoing requirements, the Company is required to validate the manufacturing processes for each solid dosage drug product prior to manufacturing and shipping the drug product, except that the Company is permitted under the terms of the consent decree to manufacture and ship from its facilities six identified drug products at its own risk provided that: (i) at least twice per month, the Company's independent expert certifies that each batch of drug product upon validation will have been manufactured in accordance with the FDA Regulations and the formulation described in the drug products approved NDA ("New Drug Application") or ANDA, until such time as validation is completed for these products; and (ii) for any batches of these products that have already been manufactured, such certification will include certification by a company representative with personal knowledge of the records relating to such drug that they are accurate and complete and a certification signed by an independent expert that he has personally reviewed the records provided and that in his professional opinion, the foregoing requirement concerning validation has been met. The Company commenced shipments of five of the six solid dosage products under the foregoing certification process. After review by the Company and its consultants of one of the Company's six core products, a hydrocone bitartrate 5mg and acetaminophen 500mg tablet, discrepancies were discovered with some of the data in the Company's ANDA. This resulted in a voluntary recall of this product and the withdrawal of the ANDA. For the fiscal years ended December 31, 1995, 1994 and 1993, the remaining five products accounted for approximately 61%, 63% and 49% of the total sales of the Company, respectively.

    During 1992, the Company understood that the Department of Justice ("DOJ") was continuing to conduct an ongoing criminal investigation into the Company's ANDAs, and related manufacturing and recordkeeping practices. In March of 1993, the Company received a second Federal grand jury subpoena for documents relating to two specific products and any other products manufactured by the Company for which improper records may have been kept. As a result of the government's investigation, the Company discovered certain product adulterations and recordkeeping problems with five products manufactured at the Company's Brooklyn plant. As a result of the above, for certain products, the Company indefinitely ceased production, initiated a product recall and recorded a charge to operations of approximately $5,935,000 for the year ended December 31, 1993, consisting of

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited) inventory write-offs ($2,925,000), a recall of products sold ($950,000) and the DOJ settlement of $2,060,000, as discussed below. Included in 1993 net sales are sales of discontinued products of approximately $4,806,000.

    On June 21, 1993, the Company entered into a plea agreement with the DOJ to resolve the government's investigation. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of a single drug product shipped in interstate commerce and related recordkeeping violations. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000 beginning September 15, 1993. Accordingly, the Company has recorded a provision of $2,060,000 (net of imputed interest). As of June 30, 1996, the Company has only paid two quarterly installments and additional partial payments of $100,000. The plea agreement stipulates that if the Company does not make timely payments, the entire fine becomes due and payable. As a result, the entire DOJ settlement has been reclassified as a current liability in the 1995 and 1994 consolidated balance sheets. At the present time, no action has been initiated by the DOJ to require immediate payment of the entire amount. Should the DOJ require immediate payment, it could result in a material adverse impact on the financial condition of the Company.

    On March 31, 1993, and April 1, 1993, five lawsuits were filed by shareholders against the Company and three or more of the Company's directors. Each of the actions alleged that the Company and its directors made misleading statements and omissions relating to the prospects of the Company's business and products, including products under development, as well as relating to the status of the Department of Justice and FDA investigations. Each of the actions purported to be brought on behalf of a class of the Company's shareholders. Also, on May 20, 1993 and October 14, 1993, two separate shareholders derivative lawsuits were filed against the Company and three or more of the Company's directors. Each of these lawsuits alleged that the Company and its directors concealed certain government investigations by the FDA and the Department of Justice. These actions also alleged that the directors breached their fiduciary duty in connection with their dispositions of their share of the Company's common stock on the basis of material information which was not publicly known. In June 1994, the plaintiffs of the five lawsuits and the two shareholder-derivative lawsuits and the Company agreed to a settlement of these lawsuits. The Company agreed to pay to the plaintiffs $1,000,000 in cash, which has been paid by the Company's insurance carrier and, at the Company's option, either (i) the issuance of shares of the Company's common stock having a value, as of the date of distribution, of $3,000,000 or (ii) the payment by the Company of $3,000,000 in cash or (iii) any combination of issuance of shares or payment of cash by the Company having a combined value as of the date of distribution of $3,000,000. In November 1995, the Company satisfied the remainder of its settlement obligation by issuing 824,742 shares of its common stock valued at $3,000,000 or $3.6375 per share.

    On November 12, 1993, the Securities and Exchange Commission ("SEC") requested that the Company provide to the SEC, on a voluntary basis, information and documents regarding the ingredients and filings relating to the following drugs: quinidine gluconate, propylthiourical, acetaminophen and codeine phosphate, metronidazole, quinidine sulfate, and hydraliazine hydrochloride. The SEC advised the Company that the inquiry relates to public information disseminated by the Company and trading in the Company's securities during the period August 1987 through July 1993. The Company is cooperating with the SEC and has made available various documents. These documents relate to the testing, formulations and sale of these drugs which were maintained by the Company at the offices of its counsel in Maryland. In April 1994, the SEC requested additional documentation regarding these matters. The Company has complied with the additional request. On July 5, 1994, the Company made a formal submission to the SEC and outlined the parameters of a proposed settlement. An additional submission was made on January 31, 1995 to bring additional information to the SEC. In May 1995, a formal Order of Investigation was issued by the SEC covering the foregoing matters. In June 1995, additional documents were submitted. Officers and directors of the Company have also testified before the SEC. On October 24, 1995, the SEC staff informed the Company that it would recommend that the Commission authorize the institution of an administrative proceeding pursuant to Section 21C of the Securities Exchange Act of 1934 (the "Exchange Act") against the Company. Specifically the staff indicated it would seek an Order after filing a complaint requiring the Company to cease and desist from violating Section 17(a) of the Securities Act and Sections 10(b) and 13(a) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. The proposed action would allege that the Company's December 31, 1990 and December 31, 1991 Annual Reports on Form 10-K and March 31, 1991, June 30, 1991, September 30, 1991, March 31, 1992, June 30, 1992 and September 30, 1992 quarterly reports on

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited) Form 10-Q were materially false and misleading. The SEC staff proposal conforms in large part to the settlement proposal submitted by the Company.

    A lawsuit has been filed by the minority shareholders of H.R. Cenci Laboratories, Inc. and Cenci Powder Products, Inc. against the Company and several of the officers of the Company. The lawsuit alleges that the Company has breached several representations made during the course of negotiations leading to the Company's purchase of 51% of the stock of H.R. Cenci Laboratories, Inc. This action seeks unspecified compensatory damages, as well as punitive damages, rescission, specific performance, reformation and a declaration as to what amount, if any, is owed to plaintiff. Because of the early stage of this action, it is not possible at this time to predict with reasonable certainty the ultimate outcome of this matter and, accordingly, no provision has been made for any potential costs relating to this matter.

                            ------------------------

                                  (unaudited)

    The Company was named a defendant in a complaint by the Company's labor union funds which seeks sums, approximately $272,000, allegedly owed to these funds under the Company's collective bargaining agreement. In April 1996, the Company and the labor union funds agreed to settle the action which obligates the Company to remain current on its obligations and to pay portions of the alleged arrearages in installments. The Company has paid the alleged arrearages under the stipulation, but is not current on its obligations as of the date of this filing.

    In April 1996, the Company received two complaints, seeking unspecified damages, captioned Golovatskaya v. Halsey Drug Co., 96 Civ. 0662 and Petrakova
v. Halsey Drug, 96 Civ. 0660, both filed in the United States District Court for the Eastern District of New York, alleging employment discrimination and harassment against the Company. The Company has answered each of the complaints and denied the material allegations asserted against it. No discovery has taken place and the Company is unable to predict with reasonable certainty the outcome of these actions.

    On August 14, 1996, the staff forwarded an Offer of Settlement to the Company's counsel which embodies the terms of the SEC staff proposal, and requires the Company to "Cease and desist from committing or causing any violation and any future violation" the Securities law. If the Offer of Settlement is approved by the Commission, the Company will not be required to pay any additional fines.

NOTE N - SALE OF COMMON STOCK

   On March 30, 1995, the Company entered into an agreement with Zatpack which provides for the purchase of 500,000 shares of common stock of the Company by Zatpack, with registration rights, in consideration of $1,000,000. The $1,000,000 consideration consists of the cancellation of indebtedness (incurred by the Company's subsidiaries for the purchase of raw materials delivered from affiliates of Zuellig) and shares of Indiana Fine Chemicals Corporation. As a result of the above transaction, the Company owns 100% of Indiana Fine Chemical Corporation (prior to the above transaction, the Company owned 70% of Indiana Fine Chemical Corporation). In addition, the Company issued a convertible promissory note to Zatpack, dated December 1, 1994 (Note E). Zatpack has acquired the above assets from Zuellig and its subsidiaries.

    On October 27, 1994, the Company sold 500,000 shares of its common stock in exchange for $1,000,000 from Ranbaxy Pharmaceuticals, Inc. ("Ranbaxy"). In connection with these shares, Ranbaxy had the right to have its shares of the Company's common stock registered under the Securities Act of 1993. In July 1995, the Company repurchased the 500,000 shares from Ranbaxy for $1,100,000.

NOTE O - SIGNIFICANT CUSTOMERS AND SUPPLIERS

   The Company sells its products to a large number of customers who are primarily drug distributors, drug store chains and wholesalers and are not concentrated in any specific region. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. During 1995, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 25% and 11% of total sales, respectively. During 1994, the Company had net sales to three customers in excess of 10% of total sales, each aggregating 12% of total sales. During 1993, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 12% of total sales. Balances due from these customers were approximately 25% and 7% of total accounts receivable at December 31, 1995 and 1994, respectively. The loss of any of these customers could have a material adverse effect on the Company.

________________________NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS________________________

    December 31, 1995, 1994 and 1993 and June 30, 1996 and 1995 (unaudited)

    During 1995, the Company purchased approximately $2,741,000 of its raw materials from Mallinckrodt and amounts due this supplier represented approximately 29.7% of accounts payable as of December 31, 1995. The federal drug application process requires specification of raw materials suppliers. If raw materials from a supplier specified in a drug application were to become unavailable on commercially acceptable credit terms, FDA supplemental approval of any new supplier would be required. In view of the FDA consent decree and the suspension of review of the Company's ANDA by the FDA, the Company would be unable to obtain FDA supplemental approval at the Brooklyn plant for a new supplier except in very limited circumstances. The Drug Enforcement Administration limits the quantity of the Company's inventories of certain raw materials used in the production of controlled substances based on historical sales data. These limitations could increase the likelihood of raw material shortages and of manufacturing delays in the event the Company was required to find new suppliers of these raw materials. There can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms, which could have a material adverse effect on the Company.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN IS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                   -----------
Available Information............................           2
Prospectus Summary...............................           3
Risk Factors.....................................           6
The Private Offerings............................          12
Use of Proceeds..................................          14
Dilution.........................................          14
Capitalization...................................          15
Stock Price and Dividend Policy..................          16
Selected Financial Data..........................          17
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          18
Business.........................................          25
Legal Proceedings................................          36
Management.......................................          41
Certain Transactions.............................          47
Principal Shareholders...........................          49
Selling Securityholders..........................          51
Plan of Distribution.............................          54
Description of Securities........................          55
Legal Matters....................................          58
Experts..........................................          58
Index to Financial Statements....................         F-1

                                7,197,066 SHARES

                                       OF
                                  COMMON STOCK

                             HALSEY DRUG CO., INC.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------